================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             NEW VALLEY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                               6211                      13-5482050
(State or other Jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)      Identification No.)

                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131
                                 (305) 579-8000
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                RICHARD J. LAMPEN
                            EXECUTIVE VICE PRESIDENT
                             NEW VALLEY CORPORATION
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131
                                 (305) 579-8000
       (Name, Address, Including Zip Code, and Telephone Number, Including
                         Area Code or Agent For Service)

                                    COPY TO:
                             MARK L. WEISSLER, ESQ.
                       MILBANK, TWEED, HADLEY & MCCLOY LLP
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration of the earlier effective registration statement for the same offering. [ ]

         If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                           -------------------------

                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                     PROPOSED             PROPOSED
                                                AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                TO BE            OFFERING PRICE         AGGREGATE          REGISTRATION
        TO BE REGISTERED(1)                   REGISTERED              PER UNIT         OFFERING PRICE            FEE
----------------------------------------------------------------------------------------------------------------------------
Common Shares, $.01 par value              18,482,629 (2)             $12.50             $231,032,863(3)       $64,228
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the maximum number of common shares, par value $.01 per share, of the Company (the "Common Shares") issuable to holders of outstanding warrants to purchase Common Shares (the "Warrants").

(2) Based on 18,482,629, the maximum number of Common Shares to be received upon the exercise of all outstanding Warrants.

(3) Pursuant to Rules 457(g) of the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the sum of (i) the product of 18,482,629, the maximum number of Common Shares that will be received upon the exercise of all outstanding Warrants, and
         (ii) $12.50, the stated exercise price of the Warrants, subject to adjustments.

LEGEND FOR RED HERRING

[The information in this prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]


                                   PROSPECTUS

                    SUBJECT TO COMPLETION, DATED JUNE 2, 1999

                             NEW VALLEY CORPORATION

                                 ---------------

                            18,482,629 COMMON SHARES

                                 ---------------

         This is a prospectus filed with the Securities and Exchange Commission covering up to 18,482,629 Common Shares to be issued on the exercise of Warrants issued by the Company to its stockholders under a plan of recapitalization. Each Warrant entitles the holder to purchase one Common Share at an exercise price of $12.50, subject to adjustments. The Warrants are exercisable for a period of five years from the effective date of the registration statement of which this prospectus is a part.

         YOU SHOULD CONSIDER THE RISKS ASSOCIATED WITH INVESTING IN THE COMPANY. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                 ---------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------
                                  JUNE _, 1999

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES WHERE THE OFFER IS NOT PERMITTED.


                                TABLE OF CONTENTS

       SUMMARY..................................................................     1
       RISK FACTORS.............................................................     2
       DISCLAIMER REGARDING FORWARD-LOOKING
        STATEMENTS..............................................................     3
       USE OF PROCEEDS..........................................................     4
       DILUTION.................................................................     4
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
        FINANCIAL INFORMATION...................................................     5
       SELECTED FINANCIAL DATA..................................................     9
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS.....................................    11
       BUSINESS.................................................................    21
       MANAGEMENT...............................................................    27
       DESCRIPTION OF CAPITAL STOCK.............................................    34
       PLAN OF DISTRIBUTION.....................................................    35
       LEGAL MATTERS............................................................    37
       EXPERTS..................................................................    37
       INDEX TO FINANCIAL STATEMENTS............................................   F-1

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. You should read the entire document carefully.

THE COMPANY

         The Company is engaged:

         - through its subsidiary Ladenburg Thalmann & Co. Inc. in the investment banking and brokerage business;

         - through its subsidiary BrookeMil Ltd. in real estate development in Russia;

         - through its New Valley Realty division in the ownership and management of commercial real estate in the United States; and

         - in the acquisition of operating companies.

         The mailing address of the principal executive offices of the Company is 100 S.E. Second Street, Miami, Florida 33131, and its telephone number at that address is (305) 579-8000.

PLAN OF RECAPITALIZATION

         The Company consummated the plan of recapitalization on June _, 1999, following approval by the Company's stockholders. Pursuant to the plan of recapitalization:

         - each $15.00 Class A Increasing Rate Cumulative Senior
           Preferred Share ($100 liquidation), $.01 par value, was reclassified into 20 Common Shares and one Warrant,

         - each $3.00 Class B Cumulative Convertible Preferred Share, $.10 par value, was reclassified into 1/3 of a Common Share and five Warrants, and

         - each outstanding Common Share was reclassified into 1/10 of a Common Share and 3/10 of a Warrant.

THE COMMON SHARES

         This prospectus covers up to 18,482,629 Common Shares, par value $.01 per share, of the Company to be issued on exercise of Warrants issued by the Company to its stockholders under the plan of recapitalization. The Common Shares are quoted on the OTC Electronic Bulletin Board, a National Association of Securities Dealers sponsored inter-dealer automated quotation system, under the symbols NVYL.


DESCRIPTION OF THE WARRANTS

         The Warrants have an exercise price of $12.50 per share subject to adjustments in certain circumstances. They may be exercised for a period of five years from the effective date of the registration statement covering the underlying Common Shares, of which this prospectus forms a part. The Company may redeem the warrants at $0.01 per warrant at any time after June _, 2002, the third anniversary of the recapitalization, if the Common Shares trade for a specified period above $12.50 per share.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         Generally, holders of Warrants will not recognize gain or loss on the exercise of Warrants for Common Shares.

                                  RISK FACTORS

THE COMPANY HAS EXPERIENCED CONTINUING LOSSES; IT HAS HIGH LEVERAGE AND A FIXED CHARGE COVERAGE DEFICIT.

         The Company has experienced losses from continuing operations for the last four years. The Company had outstanding debt in the amount of $57.5 million as of March 31, 1999 and a margin loan payable of $4.0 million, and its earnings have been inadequate to cover fixed charges for the four most recent years. The Company's ability to make required payments on its debt will depend on its ability to generate cash sufficient for such purposes. Similarly, the Company's future operating performance and ability to make planned expenditures will depend on future economic conditions and financial, business and other factors which may be beyond its control. There is a risk that the Company will not be able to generate enough funds to repay its debt. If the Company cannot service its fixed charges, it would significantly harm the Company.

THE COMPANY IS SUBJECT TO RISKS RELATING TO THE INDUSTRIES IN WHICH IT OPERATES.

         Each of the Company's operating businesses, Ladenburg, BrookeMil and New Valley Realty division, and its interests in Western Realty Ducat Development LLC and Western Realty Repin LLC, are subject to substantial risks.

         The Securities Industry. Ladenburg is subject to uncertainties endemic to the securities industry. These include the volatility of domestic and international financial, bond and stock markets, as demonstrated by recent disruptions in the financial markets, extensive governmental regulation, litigation, intense competition and substantial fluctuations in the volume and price level of securities. Ladenburg also depends on the solvency of various counterparties. As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. Ladenburg is much smaller and has much less capital than many firms in the industry.

         Risks of Real Estate Joint Ventures and Construction Projects. The Company has a significant joint venture. The ownership and voting interests in this joint venture are held equally by the Company and another party, and the Company must seek the approval of the other party for actions regarding the joint venture. Since the other party's interests may differ from those of the Company, a deadlock could arise that might impair the ability of the joint venture to function. Such a deadlock could significantly harm the joint venture. The joint venture also may make it more difficult for the Company to forge alliances in Russia with other entities.

         The Company plans to pursue a variety of real estate construction projects. Construction projects are subject to special risks including potential increase in costs, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental or third party consents.

         Risks Relating to Operations in Russia. The Company has significant real estate development operations in Russia. These operations are subject to a high level of risk. In its on-going transition from a centrally-controlled economy under communist rule, Russia has experienced dramatic political, social and economic upheaval. There is a risk that further reforms necessary to complete this transition will not occur. The Russian economy suffers from significant inflation, declining industrial production, rising unemployment and underemployment, and an unstable currency. In addition, BrookeMil and Western Realty Ducat may be harmed by:

         - political or diplomatic developments;

         - regional tensions;

         - currency repatriation restrictions;

         - foreign exchange fluctuations;

         - an undeveloped system of commercial laws, including laws on real estate title and mortgages, and a relatively untested judicial system;

         - an evolving tax system subject to constant changes which may be applied retroactively; and

         - other legal developments and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in laws relating to foreign ownership.

         The uncertainties in Russia may impair BrookeMil's and Western Realty Ducat's ability to complete planned financing and investing activities. The development of certain Russian properties will require significant amounts of debt and other financing. In acquiring its interest in the Kremlin sites, BrookeMil agreed with the City of Moscow to invest an additional $6.0 million in 1999 (which has been funded) and $22 million in 2000 in the development of the property. The Company is actively pursuing various financing alternatives on behalf of Western Realty Ducat and BrookeMil. However, given the recent economic turmoil in Russia, there is a risk that financing will not be available on acceptable terms. Failure to obtain sufficient capital for the projects would force Western Realty Ducat and BrookeMil to curtail or delay their projects.

THE COMPANY'S MANAGEMENT DOES NOT DEVOTE ITS FULL TIME TO THE COMPANY'S AFFAIRS.

         The Company is dependent upon the services of Bennett S. LeBow, the Chairman of the Board and Chief Executive Officer of the Company. The loss to the Company of Mr. LeBow could harm the Company. In addition, management divides its time between the Company and Brooke and, consequently, does not spend its full time on the Company's business.

BROOKE CONTROLS A MAJORITY OF THE COMPANY'S SHARES.

         As a result of the recapitalization and assuming that no warrant holder exercises its warrants, Brooke's ownership of the outstanding Common Shares increased from 42.3% to 55.1% and its total voting power from 42% to 55.1%. As holder of the absolute majority of the Common Shares, Brooke is able to elect all of the Company's directors and control the management of the Company. Also, the increase in Brooke's ownership of Common Shares makes it impossible for a third party to acquire control of the Company without the consent of Brooke and therefore may discourage third parties from seeking to acquire the Company. A third party would have to negotiate any such transaction with Brooke, and the interests of Brooke may be different from the interests of other Company stockholders. This may depress the price of the Common Shares.

THE COMPANY ENGAGES IN SUBSTANTIAL RELATED PARTY TRANSACTIONS.

         The Company has had substantial dealings with its controlling stockholder and its affiliates, certain members of management and certain directors. The Company may continue to have such dealings in the future. While the Company believes these arrangements and transactions are fair to and in the best interest of the Company, they were not negotiated at arms length.

THE VALUE OF AND MARKET FOR COMMON SHARES IS UNCERTAIN.

         The Company has recently completed a plan of recapitalization that made far-reaching changes in the Company's capital structure. At this time, it is unclear how the Common Shares will be valued after the recapitalization. Moreover, while the Company will seek to have the Common Shares quoted on the Nasdaq SmallCap Market, or if possible the Nasdaq National Market System, there is a risk that the Company will not be able to satisfy applicable listing requirements. Even if the Common Shares are quoted, the liquidity of their trading market is uncertain. The potential future issuance of the Common Shares on exercise of the Warrants, which would increase the number of Common Shares by more than 76%, may depress the price of the Common Shares. The Company has not declared a dividend on the Common Shares since 1984, and does not currently intend to pay such dividends in the foreseeable future.


                              DISCLAIMER REGARDING
                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC, in our annual reports to stockholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no duty to update publicly any of them in light of new information or future events.

         Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to those factors described in "RISK FACTORS" of this prospectus.

                                 USE OF PROCEEDS

         The aggregate net proceeds from the issuance and sale of the Common Shares on exercise of all of the outstanding Warrants will be approximately $231,032,863. These proceeds will be used for general corporate purposes.


                                    DILUTION

         Our pro forma net tangible book value as of March 31, 1999, giving effect to the recapitalization as if it had occurred on such date, was $104,062,000 or $4.46 per share. Net tangible book value is defined as the book value of all the assets of the Company, less all liabilities and intangible assets. Without taking into account any changes in net tangible book value after March 31, 1999, other than to give effect to the exercise of all outstanding Warrants and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company's Common Shares as of March 31, 1999 would have been approximately $335,094,863 or $8.02 per share. The following table gives effect to the exercise of all outstanding Warrants at an exercise price of $12.50 per Warrant. The table illustrates the immediate increase in net tangible book value of $3.56 per share to the Company's existing stockholders and an immediate dilution of $4.48 per share to new investors.

                  Pro forma net tangible book value per share as of March 31, 1999
                      (giving effect to the recapitalization)                                               $  4.46
                  Increase in net tangible book value per share attributable to exercise of Warrants           3.56
                                                                                                            -------

                  Pro forma net tangible book value per share as of March 31, 1999
                      giving effect to the recapitalization and the exercise of the Warrants                $  8.02
                  Immediate dilution per share to new investors                                                4.48
                                                                                                            -------

                  Exercise price per Warrant                                                                $ 12.50
                                                                                                            =======

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1998 and the three months ended March 31, 1999 have been prepared giving effect to the recapitalization which occurred on June __, 1999 and the Company's sale of its four office buildings in Troy, Michigan and Bernards Township, New Jersey which occurred on September 28, 1998, and the Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999 has been prepared giving effect to the recapitalization. The pro forma financial information should be read in conjunction with the information set forth under "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Introduction - Plan of Recapitalization," "BUSINESS --New Valley Realty Division -- Sale of Properties" and the Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

         Since there has not be a change in the equity ownership of the Company of greater than 50% as a result of the recapitalization, the recapitalization will not be subject to purchase accounting. Consequently, the pro forma information does not reflect any adjustment to the carrying value of assets and liabilities of the Company based on the fair market value as of the date of the recapitalization.

         The Pro Forma Condensed Consolidated Statements of Operations were prepared as if the recapitalization and the sale of the office buildings had occurred at the beginning of the period presented. The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1999 was prepared as if the recapitalization had occurred on March 31, 1999.

         The pro forma expenses do not reflect non-recurring costs directly attributed to the plan of recapitalization which were expensed upon consummation of the recapitalization. The pro forma financial information does not purport to show the results, which would actually have occurred had such transactions been completed as of the date and for the period presented or which may occur in the future.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                 FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                                                          -----------------------------------------------------
                                                                                                PRO FORMA
                                                                                               ADJUSTMENTS
                                                                                             ---------------
                                                                            HISTORICAL       RECAPITALIZATION        PRO FORMA
                                                                            ----------       ----------------       ----------
Revenues:
     Principal transactions, net..................................        $       4,776                             $     4,776
     Commissions..................................................               11,126                                  11,126
     Corporate finance fees.......................................                1,438                                   1,438
     Gain on sale of investments, net.............................                  499                                     499
     Loss in joint venture........................................               (1,503)                                 (1,503)
     Real estate leasing..........................................                2,230                                   2,230
     Computer sales and service...................................                  251                                     251
     Interest and dividends.......................................                1,261                                   1,261
     Other income.................................................                2,692                                   2,692
                                                                          -------------                             -----------
         Total revenues...........................................               22,770                                  22,770
                                                                          -------------                             -----------
Costs and expenses:
     Selling, general and administrative .........................               26,592                                  26,592
     Interest.....................................................                2,325                                   2,325
                                                                          -------------                             -----------
         Total costs and expenses.................................               28,917                                  28,917
                                                                          -------------                             -----------
Loss from continuing operations before income taxes
     and minority interests.......................................               (6,147)                                 (6,147)
Income tax provision..............................................                   15                                      15
Minority interests in loss from continuing operations
     of consolidated subsidiaries.................................                  480                                     480
                                                                          -------------                             -----------
Loss from continuing operations                                                  (5,682)                                 (5,682)
Discontinued operations:
     Gain on disposal of discontinued operations..................                4,100                                   4,100
                                                                          -------------                             -----------
     Income from discontinued operations..........................                4,100                                   4,100
                                                                          -------------                             -----------
Net loss .........................................................               (1,582)                                 (1,582)
Dividend requirements on Preferred Shares.........................              (22,219)       $    22,219 (a)               --
                                                                          -------------        -----------          -----------
Net loss applicable to Common Shares..............................        $     (23,801)       $    22,219 (a)      $    (1,582)
                                                                          =============        ===========          ===========
Loss per Common Share (basic and diluted):
     Continuing operations........................................        $       (2.92)                            $      (.25)
     Discontinued operations......................................                  .43                                     .18
                                                                          -------------                             -----------
     Net loss per Common Share....................................        $       (2.49)                            $     (0.07)
                                                                          =============                             ===========
Number of shares used in computation..............................            9,577,624         13,739,637 (a)       23,317,261
                                                                          =============        ===========          ===========


----------

(a) To adjust for the conversion of outstanding Preferred Shares and Common Shares to new Common Shares and Warrants.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                        FOR THE YEAR ENDED DECEMBER 31, 1998
                                                   ----------------------------------------------------------------------------
                                                                                PRO FORMA ADJUSTMENTS
                                                                     ---------------------------------------
                                                                     SALE OF OFFICE
                                                    HISTORICAL            BUILDINGS         RECAPITALIZATION         PRO FORMA
                                                    ----------       --------------         ----------------         ---------
Revenues:
  Principal transactions, net .............        $    11,430                                                     $     11,430
  Commissions .............................             28,284                                                           28,284
  Corporate finance fees ..................             14,733                                                           14,733
  Gain on sale of investments, net ........             11,768                                                           11,768
  Loss in joint venture ...................             (4,976)                  --                                      (4,976)
  Real estate leasing .....................             20,577         $    (10,222)(a)                                  10,355
  Gain on sale of real estate .............              4,682               (4,682)                                         --
  Computer sales and service ..............                794                                                              794
  Interest and dividends ..................              8,808                  (71)(a)                                   8,737
  Other income ............................              5,987                   --                                       5,987
                                                   -----------         ------------                                ------------
      Total revenues ......................            102,087              (14,975)                                     87,112
                                                   -----------         ------------                                ------------
Costs and expenses:
  Selling, general and administrative .....            110,375               (4,914)(a)                                 105,461
  Interest ................................             13,939               (5,494)(a)                                   8,445
  Provision for loss on long-term
     investments ..........................              3,185                   --                                       3,185
                                                   -----------         ------------                                ------------
      Total costs and expenses ............            127,499              (10,408)                                    117,091
                                                   -----------         ------------                                ------------
Loss from continuing operations before
  income taxes and minority interests .....            (25,412)              (4,567)                                    (29,979)
Income tax provision ......................                  6                                                                6
Minority interests in loss from
  continuing operations of consolidated
     subsidiaries .........................              2,089                   --                                       2,089
                                                   -----------         ------------                                ------------
Loss from continuing operations ...........            (23,329)              (4,567)                                    (27,896)
Discontinued operations:
  Gain on disposal of discontinued
     operations ...........................              7,740                   --                                       7,740
                                                   -----------         ------------                                ------------
     Income from discontinued
       operations .........................              7,740                   --                                       7,740
                                                    ----------         ------------                                ------------
Net loss ..................................            (15,589)              (4,567)                                    (20,156)
Dividend requirements on preferred
  shares ..................................             80,964                   --          $     80,964(b)                 --
                                                   -----------         ------------          ------------          ------------
Net loss applicable to Common Shares ......        $   (96,553)        $     (4,567)         $     80,964(b)       $    (20,156)
                                                   ===========         ============          ============          ============
Loss per Common Share (basic and
  diluted):
  Continuing operations ...................        $    (10.89)                                                    $      (1.19)
  Discontinued operations .................                .81                                                              .33
                                                   -----------                                                     ------------
  Net loss per Common Share ...............        $    (10.08)                                                    $      (0.86)
                                                   ===========                                                     ============
Number of shares used in computation ......          9,577,624                                 13,739,637(b)         23,317,261
                                                   ===========                               ============          ============

----------

(a)      To eliminate the operations of the office buildings.
(b) To adjust for the conversion of outstanding Preferred Shares and Common Shares to new Common Shares and Warrants.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                                               MARCH 31, 1999
                                                                             --------------------------------------------------
                                                                                                 PRO FORMA
                                                                                                ADJUSTMENTS
                                                                                              ----------------
                                                                             HISTORICAL       RECAPITALIZATION        PRO FORMA
                                                                             ----------       ----------------        ---------
                                ASSETS
Current assets:
     Cash and cash equivalents....................................           $   10,312                              $   10,312
     Investment securities available for sale.....................               36,563                                  36,563
     Trading securities owned.....................................                6,562                                   6,562
     Restricted assets............................................                1,192                                   1,192
     Receivable from clearing brokers.............................               12,575                                  12,575
     Other current assets.........................................                3,647                                   3,647
                                                                             ----------                              ----------
              Total current assets................................               70,851                                  70,851
                                                                             ----------                              ----------

Investment in real estate, net....................................               83,049                                  83,049
Furniture and equipment, net......................................               10,393                                  10,393
Restricted assets.................................................                8,909                                   8,909
Long-term investments, net........................................               11,726                                  11,726
Investment in joint venture.......................................               63,690                                  63,690
Other assets .....................................................                6,020                                   6,020
                                                                             ----------                              ----------
              Total assets........................................           $  254,638                              $  254,638
                                                                             ----------                              ----------

                     LIABILITIES AND STOCKHOLDERS'
                          EQUITY (DEFICIENCY)
Current liabilities:
     Margin loan payable..........................................           $    4,044                              $    4,044
     Current portion of notes payable and other
         long-term obligations....................................                2,708                                   2,708
     Accounts payable and accrued liabilities.....................               26,863        $       600  (a)          27,463
     Prepetition claims and restructuring accruals................               12,340                                  12,340
     Income taxes.................................................               18,361                                  18,361
     Securities sold, not yet purchased...........................                2,659                                   2,659
                                                                             ----------        -----------           ----------
              Total current liabilities...........................               66,975                600               67,575
                                                                             ----------        -----------           ----------

Notes payable                                                                    54,801                                  54,801
Other long-term obligations.......................................               28,200                                  28,200
Redeemable preferred shares.......................................              332,198           (332,198) (b)              --
Commitment and contingencies......................................
Stockholders' equity (deficiency):
     Cumulative preferred shares; liquidation preference of
         $69,769 and $0; dividends in arrears $172,905 and $0                       279               (279) (b)              --
     Common Shares, $.01 par value; 850,000 ,000 and
         100,000,000 shares authorized; 9,577,624 and
         23,317,261 shares outstanding............................                   96                137  (b)             233
     Additional paid-in capital...................................              534,568            331,740  (a), (b)    866,308
     Accumulated deficit..........................................             (759,598)                               (759,598)
     Unearned compensation on stock options.......................                 (148)                                   (148)
     Accumulated other comprehensive income.......................               (2,733)                                 (2,733)
                                                                             ----------        -----------           ----------
              Total stockholders' equity (deficiency).............             (227,536)          (331,598)             104,062
                                                                             ----------        -----------           ----------
         Total liabilities and stockholders'
              equity (deficiency).................................           $  254,638                              $  254,638
                                                                             ==========                              ==========


----------
(a)      To record costs associated with the plan of recapitalization.
(b)      To record the plan of recapitalization.

                            SELECTED FINANCIAL DATA

         The selected financial data presented in the following table for and as of the end of each of the three-month periods ended March 31, 1999 and 1998 and each year in the five-year period ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from the financial statements of the Company. Balance Sheets at December 31, 1998 and 1997, and the related Statements of Operations, Statements of Changes in Stockholders' Deficiency and Statements of Cash Flows for each of the three fiscal years ended December 31, 1998, 1997 and 1996 and related notes, appear elsewhere in this prospectus. The financial data for each of the three-month periods ended March 31, 1999 and 1998 are derived from unaudited financial statements of the Company and include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1999. The historical data presented in the following table does not reflect the effects of the recapitalization.

                                                         THREE MONTHS ENDED
                                                              MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                        -------------------  ------------------------------------------------------
                                                          1999       1998      1998       1997       1996      1995         1994
                                                        ---------  --------  ---------  ---------  --------  ----------  ----------
                                                                         (In thousands, except per share amounts)
OPERATING RESULTS:
Total revenues .......................................  $  22,770  $ 33,840  $ 102,087  $ 114,568  $130,865  $   67,730  $   10,381
Total costs and expenses(a) ..........................     28,917    34,260    127,499    139,989   149,454      66,064      26,146
                                                        ---------  --------  ---------  ---------  --------  ----------  ----------
(Loss) income from continuing operations before
income ...............................................     (6,147)     (420)   (25,412)   (25,421)  (18,589)      1,666     (15,765)
  taxes, minority interests, and extraordinary items
Income tax provision (benefit) .......................         15         6          6        186       300         292        (500)
Minority interests in loss from continuing
operations of consolidated subsidiaries ...............       480       583      2,089      1,347     4,241          --          --
                                                        ---------  --------  ---------  ---------  --------  ----------  ----------
(Loss) income from continuing operations before
  extraordinary items ................................     (5,682)      157    (23,329)   (24,260)  (14,648)      1,374     (15,265)
Income from discontinued operations ..................      4,100        --      7,740      3,687     7,158      16,873   1,135,706
                                                        ---------  --------  ---------  ---------  --------  ----------  ----------
(Loss) income before extraordinary items .............     (1,582)      157    (15,589)   (20,573)   (7,490)     18,247   1,120,441
Extraordinary items(b) ...............................         --        --         --         --        --          --    (110,500)
                                                        ---------  --------  ---------  ---------  --------  ----------  ----------
Net (loss) income ....................................     (1,582)      157    (15,589)   (20,573)   (7,490)     18,247   1,009,941
Dividend requirements on preferred shares(c) .........    (22,219)  (18,832)   (80,964)   (68,475)  (61,949)    (72,303)    (80,037)
Excess of carrying value of redeemable preferred
shares over  cost of shares purchased ................         --        --         --         --     4,279      40,342          --
                                                        ---------  --------  ---------  ---------  --------  ----------  ----------
Net (loss) income applicable to Common Shares ........  $ (23,801) $(18,675) $ (96,553) $ (89,048) $(65,160) $  (13,714) $  929,904
                                                        =========  ========  =========  =========  ========  ==========  ==========
Per common and equivalent share(f):
Basic:
  Loss from continuing operations before extraordinary
   items .............................................  $   (2.92) $  (1.95) $  (10.89) $   (9.68) $  (7.55) $  (3.20)   $   (10.12)
  Discontinued operations ............................        .43        --        .81        .38       .75      1.77        120.63
  Extraordinary items ................................         --        --         --         --        --        --        (11.74)
  Net (loss) income ..................................      (2.49)    (1.95)    (10.08)     (9.30)    (6.80)    (1.43)        98.77
Diluted:
  Loss from continuing operations before extraordinary
   items .............................................  $   (2.92) $  (1.95) $  (10.89) $   (9.68) $  (7.55) $  (3.20)   $    (9.00)
  Discontinued operations ............................        .43        --        .81        .38       .75      1.77        107.36
  Extraordinary items ................................         --        --         --         --        --        --        (10.45)
  Net (loss) income ..................................      (2.49)    (1.95)    (10.08)     (9.30)    (6.80)    (1.43)        87.91
Dividends declared(c) ................................         --        --         --         --        --        --            --
Book value ...........................................  $  (23.75)           $  (21.44) $  (13.61) $  (7.55) $  (3.18)   $    (4.01)
BALANCE SHEET DATA:
Total assets .........................................  $ 254,638            $ 272,722  $ 441,391  $406,540  $385,822    $1,069,891
Long-term obligations ................................     54,801               54,801    185,024   170,223    11,967        36,177
Prepetition claims(d) ................................     12,340               12,364     12,611    15,526    33,392       619,833
Redeemable preferred shares(e) .......................    322,198              316,202    258,638   210,571   226,396       317,798
Stockholders' deficiency .............................   (227,536)            (205,312)  (130,399)  (72,364)  (30,461)      (38,444)
Working capital (deficiency) .........................      3,876                7,870     (6,986)   85,610   155,565       284,849

-----------

(a) Includes reorganization (benefit) expense of $(9,706), $(2,044) and $22,734 in 1996, 1995, 1994, respectively.
(b)      Represents extraordinary loss on the extinguishment of debt in 1994.
(c) The dividend requirements on preferred share amounts for the three months ended March 31, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994 include $260, $202, $891, $692, $417,
         $521 and $4,847, respectively, accrued on the Class A Senior Preferred Shares to reflect the effective dividend yield over the life of such securities. All preferred dividends, whether or not declared, are reflected as a deduction in arriving at income (loss) applicable to Common Shares. No dividends on Preferred Shares were declared in 1999, 1998 and 1997. Dividends of $40 per share in 1996 and $50 per share in both 1995 and 1994 were declared on the Class A Senior Preferred Shares.
(d) Represents prepetition claims against the Company in its bankruptcy case. See Note 17 to the Consolidated Financial Statements and "BUSINESS -- Legal Proceedings."

(e) Includes cumulative preferred dividends on the redeemable Class A Senior Preferred Shares of $234,581, $176,161, $219,068, $163,302,
         $117,117, $121,893 and $176,761 at March 31, 1999 and 1998 and
         December 31, 1998, 1997, 1996, 1995 and 1994, respectively. See Note
         13 to the Consolidated Financial Statements.
(f) All per share data have been restated to reflect the one-for-20 reverse stock split completed on July 29, 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INTRODUCTION

         The following discussion assesses the results of operations, capital resources and liquidity of the Company and its consolidated subsidiaries. It should be read in conjunction with the Selected Financial Data and the Consolidated Financial Statements, Unaudited Interim Condensed Consolidated Financial Statements and the related notes included elsewhere in this document. The operating results of the periods presented were not significantly affected by inflation. The consolidated financial statements include the accounts of Ladenburg, BrookeMil, Thinking Machines and other subsidiaries.

         The Company's financial statements have been affected by its complete redeployment of its assets since it emerged from bankruptcy in January 1995. These redeployment transactions include:

         - the sale of the money transfer business in January 1995 (booked in 1994) and the messaging service business in October 1995. These operations, which generated virtually all of the Company's revenues before 1995, are treated as discontinued in the Company's financial statements,

         -   the acquisition of the broker-dealer business in May 1995,

         - the purchase of the Company's U.S. office buildings and shopping centers in January 1996 and the sale of the office buildings in September 1998,

         -   the acquisition of BrookeMil in January 1997,

         - the formation in February 1998 of the Western Realty Ducat joint venture, to which the Company contributed a significant portion of BrookeMil's operations and which is accounted for on the equity method, and

         - the formation in June 1998 of the Western Realty Repin joint venture to provide financing to BrookeMil.

         The Company's Investment in RJR Nabisco. The Company expensed $100 in 1997 and $11,724 in 1996 relating to its investment in the common stock of RJR Nabisco Holdings Corp. Under a December 27, 1995 agreement between the Company and Brooke, the Company agreed to reimburse Brooke for certain reasonable out-of-pocket expenses in connection with RJR Nabisco. The Company paid Brooke a total of $17 in 1997 and $2,370 in 1996.

         On February 29, 1996, the Company entered into a total return equity swap transaction with an unaffiliated financial institution relating to 1,000,000 shares of RJR Nabisco common stock. The size of the swap was reduced to 750,000 shares of RJR Nabisco common stock as of August 13, 1996. During the third quarter of 1996, the swap was terminated when the Company reduced its holdings of RJR Nabisco common stock, and the Company recognized a loss on the swap of $7,305 for the year ended December 31, 1996.

         Class A Senior Preferred Shares. During 1996, the Company repurchased 72,104 Class A Senior Preferred Shares for an aggregate consideration of $10,530. The Company declared and paid cash dividends on the Class A Senior Preferred Shares of $40 per share in 1996.

         Reincorporation. On July 29, 1996, the Company reincorporated from New York to Delaware and effected a one-for 20 reverse stock split of the Common Shares. All per share data has been restated to retroactively reflect the reverse stock split, and a total of $1,820 was reclassified from the Company's Common Shares account to the additional paid-in capital account.

         Plan of Recapitalization. The Company consummated the plan of recapitalization on June _, 1999, following approval by the Company's stockholders. Pursuant to the plan of recapitalization:

         - each $15.00 Class A Increasing Rate Cumulative Senior Preferred Share ($100 liquidation), $.01 par value, was reclassified into 20 Common Shares and one Warrant,

         - each $3.00 Class B Cumulative Convertible Preferred Share, $.10 par value, was reclassified into 1/3 of a Common Share and five Warrants, and

         - each outstanding Common Share was reclassified into 1/10 of a Common Share and 3/10 of a Warrant.

         The plan of recapitalization will have a significant effect on the Company's financial position and results of operations. As a result of the recapitalization, on a pro forma basis at March 31, 1999, the carrying value and dividend arrearages of $332,198 of redeemable preferred stock were eliminated, changing a stockholders' deficiency of $227,536 into stockholders' equity of $104,062. Furthermore, the recapitalization resulted in the elimination of the existing redeemable preferred shares of the Company and the on-going dividend accruals thereon, as well as the redemption obligation for the Series A Preferred Shares in January 2003. Also as a result of the recapitalization, the number of outstanding Common Shares more than doubled, and additional Common Shares were reserved for issuance upon exercise of the Warrants. In addition, Brooke increased its ownership of the outstanding Common Shares from 42.3% to 55.1%, and its total voting power from 42% to 55.1%.

         New Accounting Pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This new standard is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising disclosure requirements and increasing the comparability of earnings per share data on an international basis. Prior years' earnings per share have been restated to conform with this standard.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The statement, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Where applicable, earlier periods have been restated to conform to the standards established by SFAS No. 130. The adoption of SFAS 130 did not have a material impact on the Company's financial statements.

         For transactions entered into beginning in 1998, the Company has adopted and is reporting under SOP 97-2, "Software Revenue Recognition." The adoption of SOP 97-2 did not have a material impact on the Company's financial statements.

         In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under SOP 98-1, the carrying value of software developed or obtained for internal use is assessed based on an analysis of estimated future cash flows on an undiscounted basis and before interest charges. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1998. The Company believes that adoption of SOP 98-1 will not have a material impact on its financial statements.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting by public business enterprises of information about operating segments. The Company has adopted SFAS No. 131 and has restated its financial statements to conform to the pronouncement in the fourth quarter of 1998.

         In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. The Company has not yet determined the impact of adoption of SFAS 133 on its earnings or statements of financial position.

         Year 2000 Costs. The "Year 2000 issue" relates to computer programs that were written using two digits rather than four digits to define the applicable year. If the Company's or its subsidiaries' computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruption to operations, including an inability to process transactions or engage in similar normal business activities.

         The Company and BrookeMil. Both the Company and BrookeMil use personal computers for all transactions. All such computers and related systems and software are less than three years old and are Year 2000 compliant. As a result, the Company believes the Company and BrookeMil are Year 2000 compliant.

         It is unclear whether the Russian government and other organizations that provide significant infrastructure services have addressed the Year 2000 problem sufficiently to mitigate potential substantial disruption of these infrastructure services. The substantial disruption of these services would have an adverse affect on the operations of BrookeMil and Western Realty Ducat. Furthermore, the current financial crisis could affect the ability of the Russian government and other organizations to fund Year 2000 compliance programs.

         Ladenburg. Ladenburg has recently completed a plan to address Year 2000 compliance. Ladenburg's plan addresses external interfaces with third party computer systems necessary in the broker-dealer industry. It also addresses internal operations software necessary to continue operations on a daily basis. Ladenburg anticipates that all phases of its Year 2000 plan except for the contingency planning phase will be complete by July 1999 and will cost approximately $650. The cost is inclusive of hardware and software upgrades and replacements as well as consulting. Ladenburg anticipates that the remaining costs will be incurred by July 1999. Ladenburg completed its contingency planning phase in May 1999.

         External Service Providers. The modifications for Year 2000 compliance by the Company and its subsidiaries are proceeding according to plan and are expected to be completed by 1999. However, the failure of the Company's service providers to resolve their own processing issues in a timely manner could result in material financial risk. The most significant outside service provider is Ladenburg's clearing agent. Ladenburg has been informed by its clearing agent that it has initiated an extensive effort to ensure that it is Year 2000 compliant. Ladenburg has been informed by its clearing agent that it completed the remediation process in July 1998 and anticipates completion of internal testing of its Year 2000 compliant software in June 1999. The clearing agent has informed Ladenburg that it will conduct system-wide testing of its Year 2000 software throughout 1999.

         Although the Company and its subsidiaries are in the process of confirming that their service providers are adequately addressing Year 2000 issues, there remains a risk that interaction with service providers will impair the Company's or its subsidiaries' services.

RESULTS OF OPERATIONS

         For the years ended December 31, 1998, 1997 and 1996, and the three months ended March 31, 1999 and 1998, results of continuing operations of the Company's primary operating units were as follows. The operations of BrookeMil are included in the real estate operations, while the Company's interest in the Western Realty Ducat joint venture, which is accounted for on the equity method, is included in corporate and other activity.


                                                                             THREE MONTHS ENDED
                                                                                MARCH 31, 1999          YEAR ENDED DECEMBER 31,
                                                                             -------------------    ------------------------------
                                                                               1999       1998        1998        1997        1996
                                                                             --------   --------    --------   --------   --------
Broker-dealer:
  Revenues ............................................................      $ 19,030   $ 19,425    $ 66,569   $ 56,197   $ 71,960
  Expenses ............................................................        19,005     20,649      72,744     66,155     72,305
                                                                             --------   --------    --------   --------   --------
  Operating income (loss) before taxes and minority interests .........      $     25   $ (1,224)   $ (6,175)  $ (9,958)  $   (345)
                                                                             ========   ========    ========   ========   ========

Real estate:
  Revenues ............................................................      $  2,323   $  7,776    $ 25,259   $ 27,067   $ 23,559
  Expenses ............................................................         3,548      7,796      25,451     34,894     24,304
                                                                             --------   --------    --------   --------   --------
  Operating loss before taxes and minority interests ..................      $ (1,225)  $    (20)   $   (192)  $ (7,827)  $   (745)
                                                                             ========   ========    ========   ========   ========

Computer software:
  Revenues ............................................................      $    251   $    413    $    794   $  3,947   $ 15,017
  Expenses ............................................................         1,852      1,662       6,924     12,103     30,099
                                                                             --------   --------    --------   --------   --------
  Operating loss before taxes and minority interests ..................      $ (1,601)  $ (1,249)   $ (6,130)  $ (8,156)  $(15,082)
                                                                             ========   ========    ========   ========   ========

Corporate and other:
  Revenues ............................................................      $  1,166   $  6,226    $  9,465   $ 27,357   $ 20,329
  Expenses ............................................................         4,512      4,153      22,380     26,837     22,746
                                                                             --------   --------    --------   --------   --------
  Operating (loss) income before taxes and minority interests .........      $ (3,346)  $  2,073    $(12,915)  $    520   $ (2,417)
                                                                             ========   ========    ========   ========   ========


THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED 1998

         Consolidated total revenues were $22,770 for the three months ended March 31, 1999 versus $33,840 for the same period last year. The decrease in revenues of $11,070 is attributable primarily to the $5,453 decrease in revenues from the real estate operations as a result of the sale of the U.S. office buildings in September 1998 and the contribution of Ducat Place II to Western Realty Ducat in February 1998. Revenues were also lower as a result of decreased gains on investments of $4,158 in 1999.

         Ladenburg's revenues for the first quarter of 1999 decreased $395 as compared to revenues for the first quarter of 1998. Ladenburg's expenses for the first quarter of 1999 decreased $1,644 as compared to expenses for the first quarter of 1998 due primarily to a decrease in administrative overhead.

         Revenues from the real estate operations for the first quarter of 1999 decreased $5,453 primarily due to the sale of the office buildings in September 1998 and the contribution of Ducat Place II to Western Realty Ducat in February 1998. Expenses of the real estate operations decreased $4,248 in the 1999 period due primarily to the sale of the office buildings. In the first quarter of 1999, BrookeMil incurred expenses of $1,391, which were related to the acquisition of the Kremlin Sites. A foreign currency loss of $236, which resulted from the devaluation of rubles held in an escrow account, was included in BrookeMil's expenses for the first quarter of 1999. The Company anticipates that the currency loss will be offset by lower future expenditures in the development of the Kremlin sites. During 1999, BrookeMil also incurred interest expense associated with the Repin loan of $978.

         Thinking Machines had revenues of $251 for the three months ended March 31, 1999. Direct costs of these revenues were $90 for the period. Operating expenses of Thinking Machines consisted of primarily selling, general and administrative of $684 and research and development of $1,000 for the three months ended March 31, 1999. Thinking Machines had revenues of $413 for the three months ended March 31, 1998. Direct costs of these revenues were $185 for the period. Operating expenses of Thinking Machines consisted of selling, general and administrative of $661 and research and development of $816 for the three months ended March 31, 1998.

         For the first quarter of 1999, the Company's revenues of $1,165 related to corporate and other activities primarily consisted of net gains on investments of $499 and interest and dividend income of $492 as compared to net gains on investments of $5,596 and interest and dividends income of $596 for the same period in the prior year. Corporate revenues in 1999 were offset by $1,503 of loss in joint venture.

         Corporate and other expenses of $4,511 for the first quarter of 1999 consisted primarily of employee compensation and benefits of $2,280 and expenses of a certain non-significant consolidated subsidiary of $493. Corporate and other expenses for the first quarter of 1998 of $4,153 consisted primarily of employee compensation and benefits of $1,849 and expenses associated with a 50.1% consolidated subsidiary of $613.

         Income tax for the first quarter of 1999 was $15 versus $6 for the first quarter of 1998 due to state tax expense. The effective tax rate does not bear a customary relationship with pre-tax accounting income principally as a consequence of the change in the valuation allowance relating to deferred tax assets.

FISCAL 1998 COMPARED TO FISCAL 1997

         Consolidated total revenues for 1998 were $102,087 as compared with $114,568 for 1997. The decrease in revenues of $12,481 is primarily attributable to the decrease in corporate and other revenues and revenues at Thinking Machines offset by an increase in revenues at Ladenburg. The decrease in corporate and other revenues was a result of a decline in gains on investments of $8,033 and a loss in Western Realty Ducat of $4,976. During 1998, Ladenburg experienced an increase in commissions offset by a decline in principal transactions as compared to the prior year. The decrease in Thinking Machines' revenues was due to the termination of its parallel processing computer sales and service business commencing in the fourth quarter of 1996.

         Ladenburg's revenues for 1998 consisted of commissions of $28,284, principal transactions of $11,276, corporate finance fees of $14,673, syndicate and underwriting income of $2,834 and other income of $9,502. Ladenburg's revenues for 1997 consisted of principal transactions of $17,115, commissions of $16,727, corporate finance fees of $11,971, syndicate and underwriting income of $3,269, and other income of $7,115. Expenses of Ladenburg for 1998 consisted of employee compensation and benefits of $47,845 and other expenses of $24,899. Expenses of Ladenburg for 1997 consisted of employee compensation and benefits of $42,495 and other expenses of $23,660.

         Revenues from the real estate operations in 1998 decreased $1,808 primarily due to lower fourth quarter revenues as a result of the sale of the office buildings in September 1998 and the contribution of Ducat Place II to Western Realty Ducat offset by the $4,682 gain on the sale of the office buildings. Expenses of the real estate operations decreased $9,443 due primarily to the absence of significant expenses associated with Ducat Place II and Ducat Place III resulting from the contribution of the properties to Western

Realty Ducat and the sale of the office buildings. A foreign currency loss of $1,860, which resulted from the devaluation of rubles held in an escrow account, was included in BrookeMil's expenses for 1998. The currency loss will be offset by lower future expenditures in the development of the Kremlin sites.

         Thinking Machines' revenues in 1998 resulted from software and maintenance revenue of $680 and service and other revenues of $114. To date, Thinking Machines has had only minimal revenues from the sale or leasing of such software and services. Thinking Machines is developing and marketing a data mining software product. Thinking Machines' revenues in 1997 resulted from parallel processing computer sales and service of $3,386, software and maintenance revenue of $241, service revenues of $109, interest income of $94 and other income of $117. Operating expenses of Thinking Machines in 1998 consisted of cost of sales of $821, selling, general and administrative of $2,571, research and development of $3,444 and interest expense of $88. Operating expenses of Thinking Machines in 1997 consisted of cost of sales of $3,463 ($2,309 of which related to the parallel processing computer division), selling, general and administrative of $5,206 and research and development of $3,434.

         For 1998, the Company's revenues of $9,465 related to corporate and other activities consisted primarily of net gains on investments of $11,767 and interest and dividends income of $2,199, offset by the $4,976 loss in the Western Realty Ducat joint venture. During 1998, the principal component of net gains on investments were $4,770 from the liquidation of long-term investments and $6,997 from the liquidation of portfolio holdings. For 1997, the Company's revenues of $27,357 related to corporate and other activities consisted primarily of net gains on investments of $19,800 and interest and dividends income of $3,252. During 1997, the principal component of net gain on investments consisted of $7,570 and $11,392 from sales of RJR Nabisco and Milestone Scientific Inc. equity, respectively.

         Corporate and other expenses of $22,380 for 1998 consisted primarily of employee compensation and benefits of $8,937, a provision for loss on a long-term investment of $3,185, expenses of certain non-significant subsidiaries of $3,719 and interest expense of $366. Corporate and other expenses of $26,837 for 1997 consisted primarily of a provision for loss on a long-term investment of $3,796, employee compensation and benefits of $9,495 and interest expense of $1,640.

         Income tax expense for 1998 was $6 compared to $186 in 1997. Income tax expense for 1998 and 1997 related to state income taxes at Ladenburg and $107 of Russian profits tax at BrookeMil in 1997.

         The Company recorded a gain on disposal of discontinued operations of $7,740 in 1998 related to the settlement of a lawsuit originally initiated by the Company's former Western Union telegraph business. The Company received an additional $4,100 in the first quarter of 1999 from the settlement of a similar lawsuit and will recognize $4,100 of income from discontinued operations for the three months ended March 31, 1999. During 1997, the Company recorded a gain on disposal of discontinued operations of $3,687 related to reversals in estimates of certain pre-petition claims under Chapter 11 and restructuring accruals which resulted from the Company's former money transfer business. The amounts reversed were accrued in prior years upon the commencement of purported claims against the Company in bankruptcy court. The Company's accounting policy is to evaluate the remaining restructuring accruals on a quarterly basis and adjust liabilities as claims are settled or dismissed by the bankruptcy court.

THE YEAR 1997 COMPARED TO 1996

         Consolidated total revenues for 1997 were $114,568 as compared with $130,865 for 1996. The decrease in revenues of $16,297 is attributable primarily to the decrease in revenues of Ladenburg and Thinking Machines. The decrease in Ladenburg's revenues resulted from a decline in net principal transactions of $11,231 and a decline of $4,532 in other Ladenburg revenues. During 1997, Ladenburg experienced a decline in syndicate and underwriting activity, commission income and net profits as compared to the prior year. The decrease in Thinking Machines' revenues was due to the termination of its parallel processing computer sales and service business commencing in the fourth quarter of 1996.

         Ladenburg's revenues for 1997 consisted of principal transactions of $17,115, commissions of $16,727, corporate finance fees of $11,971, syndicate and underwriting income of $3,269, and other income of $7,115. Expenses of Ladenburg for 1997 consisted of employee compensation and benefits of $42,495 and other expenses of $23,660. For 1996, Ladenburg's revenues consisted of principal transactions of $28,344, commissions of $17,755, corporate finance fees of $10,230, syndicate and underwriting income of $7,104 and other income of $8,527. Expenses of Ladenburg in 1996 consisted of employee compensation and benefits of $48,613 and other expenses of $23,692.

         Revenues from the real estate operations in 1997 increased $3,508 due primarily to $3,490 in revenues of BrookeMil from February 1, 1997, the date of acquisition. Expenses of the real estate operations increased $10,590 due primarily to $11,448 in expenses of BrookeMil from the date of acquisition.

         Thinking Machines' revenues in 1997 resulted from parallel processing computer sales and service of $3,386, software and maintenance revenue of $241, service revenues of $109, interest income of $117 and other income of $94. Thinking Machines' revenues in 1996 resulted from parallel processing computer sales and service of $15,017. Operating expenses of Thinking Machines in 1997 consisted of cost of sales of $3,463, $2,309 of which related to the parallel processing computer division, selling, general and administrative of $5,206 and research and development of $3,434. Operating expenses of Thinking Machines in 1996 consisted of $21,239 of costs associated with the parallel processing computer division, selling, general and administrative of $5,984 and research and development of $2,876. In 1996, Thinking Machines wrote down certain assets, principally inventory, associated with its parallel processing computer sales and service division to their net realizable value and recorded a charge of $6,200 for these reserves.

         For 1997, the Company's revenues of $27,357 for corporate and other activities consisted primarily of net gains on investments of $19,800 and interest and dividends income of $3,252. The Company's revenues for corporate and other activities of $20,329 for 1996 consisted primarily of $12,001 of interest and dividends income, gain on termination of various service agreements with First Financial of $1,285 and net gain on investments of $2,528. During 1997, the principal component of net gain on investments consisted of $7,570 from sales of RJR Nabisco equity and $11,392 from sales of Milestone Scientific Inc. equity. During 1996, the net gain on investments consisted of the gain on the sale of the investment in a Brazilian airplane manufacturer of $4,285, the liquidation of two limited partnerships for a gain of $4,201, and the net realized gain on sales of investment securities held for sale of $1,347, net of the loss on the RJR Nabisco swap of $7,305.

         Corporate and other expenses of $26,837 for 1997 consisted primarily of a provision for loss on a long-term investment of $3,796, employee compensation and benefits of $9,495 and interest expense of $1,640. Corporate and other expenses for 1996 of $22,746 consisted primarily of expenses related to the RJR Nabisco investment of $11,724, employee compensation and benefits of $7,262, and interest expense of $4,116, net of $9,706 in reversals of restructuring accruals. The reversal of restructuring accruals related primarily to the settlement of certain lease obligations, which were prepetition claims. The Company did not reverse any restructuring accruals from continuing operations in 1997; however, reversals of $3,687 of accruals related to prepetition claims filed relating to the Company's former money transfer business were recorded as income from discontinued operations in 1997.

         Income tax expense for 1997 was $186 compared to $300 in 1996. Income tax expense for 1997 and 1996 related to state income taxes at Ladenburg in 1997 and 1996 and $107 of Russian profits tax at BrookeMil in 1997.

         During the fourth quarter of 1996, the Company settled a receivable claim originally begun by Western Union Telegraph Company for a gain of $6,374 and reduced certain liabilities related to Western Union retirees by $784. The Company recorded the gain on settlement and liability reduction as a gain on disposal of discontinued operations of $7,158. During 1997, the Company recorded a gain on disposal of discontinued operations of $3,687 related to reversals in estimates of certain prepetition claims under Chapter 11 and restructuring accruals which resulted from the Company's former money transfer business.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's net working capital decreased to $3,876 at March 31, 1999 from $7,870 at December 31, 1998 primarily as a result of a $5,418 decline in the market value of the Company's investments held for sale.

         The Company's working capital increased by $14,856 for the year ended December 31, 1998 and decreased by $92,596 and $69,955 for the years ended December 31, 1997 and 1996, respectively.

         The Company's working capital increased to $7,870 at December 31, 1998 from a working capital deficit at $6,986 at December 31, 1997 as a result primarily of the sale of the office buildings, liquidations of various long-term investments and the contribution of Ducat Place II and Ducat Place III and the liabilities associated therewith to Western Realty Ducat. The amount was offset by changes in the Company's unrealized loss on marketable securities.

         The Company's working capital decreased by $92,596 from $85,610 at December 31, 1996 to a deficit of $6,986 at December 31, 1997 as a result primarily of the purchase of BrookeMil and net purchases of long-term investments of $15,384 offset by the net sale of long-term investments of $2,807.

         At December 31, 1996, the Company's net working capital was $85,610 and had decreased by $69,955 from $155,565 at December 31, 1995 as the result primarily of the payment of preferred dividends of $41,419, the repurchase of redeemable preferred stock of $10,530 and the purchase of and additions to the office buildings and shopping centers of $24,496. These items were offset by net liquidations of investments of $15,241.

         During the first quarter 1999, the Company's cash and cash equivalents decreased from $16,444 to $10,312 due primarily to net purchases of $6,411 of marketable securities and long-term investments and a decrease in the Company's margin loans payable of $9,044. The amounts were offset by the incurrence of the Western Realty Repin loan of $4,473.

         During 1998, the Company's cash and cash equivalents increased from $11,606 to $16,444 due primarily to the sale of the office buildings and liquidations of long-term investments offset by capital expenditures of $21,835 and purchases of long-term investments of $13,590.

         During 1997, the Company's cash and cash equivalents decreased from $57,282 to $11,606 due primarily to the purchase of BrookeMil and net purchases of long-term investments offset by the net sale of long-term investments of $2,807.

         During 1996, the Company's cash flows came primarily from the sale of its investments of $178,380 and the release of restricted assets of $29,159. These funds were used principally to repay margin loan financing of $75,119, to pay preferred dividends of $41,419, for purchase of and additions to the office buildings and shopping centers of $24,496, and to fund operations ($22,699).

         Cash provided from operating activities for the three months ended March 31, 1999 was $8,744 as compared to cash used for operating activities of $2,722 from the prior year. The difference is due primarily to a decrease of $9,986 in receivables from clearing brokers in 1999 and the $446 decrease in Ladenburg's net trading securities owned for the 1999 period versus an $1,967 increase for the 1998 period. The amount was offset by a decrease in net income of $1,739.

         Cash used for operating activities for the year ended December 31, 1998 increased to $13,957 compared to $249 for the prior year. The difference is due primarily to a net decrease in Ladenburg's net trading securities of $8,665, a decrease in accounts payable and accrued liabilities of $2,144 and gains on the sale of the office buildings and other long-term investments of $9,452 in 1998. These amounts were offset by cash provided from discontinued operations of $7,740 and a decrease in the Company's loss from continuing operations of $931.

         Cash used for operating activities for the year ended December 31, 1997 decreased to $249 compared to $22,699 for the year ended December 31, 1996. The difference is due primarily to the $19,708 increase in non-cash charges in 1997, consisting of increased depreciation and amortization of $4,657, provision for losses on long-term investments of $2,795, reversals of restructuring accruals of $9,706 and non-cash stock compensation expense of $2,550, and increases in net working capital items of $12,354 in 1997, offset by an increase in net loss of $13,083.

         Cash flows used for investing activities for the three months ended March 31, 1999 were $10,269 compared to cash flows provided from investing activities of $4,148 for the three months ended March 31, 1998. The difference is primarily attributable to the $6,411 used to acquire marketable securities and long-term investments in 1999 compared to net sales of investments of $7,166.

         Cash flows provided from investing activities for the year ended December 31, 1998 were $104,213 compared to cash flows used for investing activities of $21,110 for the year ended December 31, 1997. The difference is attributable primarily to the sale of the office buildings for $111,292 in 1998, the net liquidation of long-term investments in 1998 of $12,305 and $20,014 used to acquire the BrookeMil stock in the 1997 period. The amount is offset by capital expenditures in 1998 of $18,236 compared with $10,777 in 1997 and greater net sales of investments in the 1997 period.

         Cash flows used for investing activities for the year ended December 31, 1997 were $21,110 compared with cash flows provided from investing activities of $165,856 for the year ended December 31, 1996. The difference resulted from changes in net purchases and sales of investment securities of $132,547, purchases and liquidations of long-term investments of $30,818, restricted assets of $26,029 and acquisitions of businesses in 1997 of $21,929. The above-mentioned items were offset by net purchases of real estate of $25,760.

         The capital expenditures for the three months ended March 31, 1999 related principally to the development of the Kremlin Sites ($1,608). BrookeMil also held $3,525, in restricted cash, at March 31, 1999, which is restricted for future investment in the Kremlin

Sites. In connection with the acquisition of its interest in one of the Kremlin Sites, BrookeMil has agreed with the City of Moscow to invest an additional $6,000 in 1999 (which has been funded) and $22,000 in 2000 in the development of the property.

         The capital expenditures for the year ended December 31, 1998 related principally to the development of the Kremlin sites ($18,013). BrookeMil also held $252 in cash at December 31, 1998, which was restricted for future investment in the Kremlin sites. In acquiring its interest in one of the Kremlin sites, BrookeMil agreed with the City of Moscow to invest an additional $6,000 in 1999 and $22,000 in 2000 in the development of the property. BrookeMil funded $4,800 of this amount in the first quarter of 1999.

         In June 1998, the Company and Apollo organized Western Realty Repin to make a $25,000 participating loan to BrookeMil. The proceeds from the loan will be used by BrookeMil for the acquisition and preliminary development of the Kremlin sites. Through March 31, 1999, Western Realty Repin had advanced $25,000 (of which $18,773 has been funded by Apollo) to BrookeMil. The loan, which bears no fixed interest, is payable only out of distributions, if made, by the entities owning the Kremlin sites. Distributions will be applied first to pay the principal of the loan and then as contingent participating interest on the loan. Rights of payment on the loan are subordinate to the rights of all other creditors. BrookeMil used a portion of the proceeds to reimburse the Company for certain expenditures on the Kremlin sites.

         In May 1999, Western Realty Ducat purchased the remaining 48% of the one Kremlin site that BrookeMil does not currently own and the land lease rights for the property. Western Realty Ducat will transfer the shares to BrookeMil, which funded the purchase.

         The development of Ducat Place III and the Kremlin sites will require significant amounts of debt and other financing. The Company is actively pursuing various financing alternatives on behalf of Western Realty Ducat and BrookeMil. However, given the recent economic turmoil in Russia, there is a risk that such financing will not be available on acceptable terms. Failure to obtain sufficient capital for the projects would force Western Realty Ducat and BrookeMil to curtail or limit the planned development of Ducat Place III and the Kremlin sites.

         On September 28, 1998, the Company completed a sale of the office buildings to institutional investors for an aggregate purchase price of $112,400 before closing adjustments and expenses. The Company received approximately $13,000 in cash from the transaction before closing adjustments and expenses. The office buildings were subject to approximately $99,000 of mortgage financing, which was retired at closing. The Company recorded a gain of $4,682 associated with the sale of the office buildings. The Company may seek to dispose of other U.S. real estate holdings in the future.

         In September 1998, the Company made a $2,000 loan due December 31, 1999 to its 73%-owned subsidiary Thinking Machines and acquired warrants to purchase additional shares in a rights offering. In 1999, the Company lent Thinking Machines an additional $1,848. The amount bears interest at 15% per annum.

         On June 1, 1999, Thinking Machines sold all assets of its Darwin(R) software and services business, which comprise substantially all of its assets, to Oracle Corporation. The purchase price was $4,700 in cash at the closing of the sale and up to an additional $20,300, payable in cash on January 31 in each of the years 2001 through 2003, based on sales by Oracle of Darwin product above specified sales targets. At the closing of the Oracle sale, $ 4,136 of the loans, including interest, were repaid by Thinking Machines and the Company offered to purchase all of Thinking Machines' outstanding preferred stock for $1,950.

         In September 1998, the Company made a one-year $950 loan to BGLS, an affiliate of the Company, bearing interest at 14% per annum.At March 31, 1999, the amount outstanding, including interest, on the BGLS loan was $1,019.

         Cash flows used for financing activities increased to $4,607 for the three months ended March 31, 1999 from $3,133 for the three months ended March 31, 1998 due primarily to the $9,044 net payment on the Company's margin loan offset by the borrowing of a $4,473 participating loan from Western Realty Repin.

         Cash flows used for financing activities increased to $85,418 for the year ended December 31, 1998 compared to $24,317 in the 1997 period. The difference consisted of the retirement of notes payable associated with the sale of the office buildings offset by the fundings of the Repin loan in the 1998 period and the payment of $42,746 of net notes payable in the 1997 period offset by an increase in margin loan payable of $13,012.

         Cash flows used in financing activities decreased to $24,317 for the year ended December 31, 1997 from $137,617 for the prior year. The difference was attributable primarily to the payment of preferred dividends in 1996 of $41,419, repurchases of Class A

Senior Preferred Shares in 1996 of $10,530 and changes in the margin loan payable. The amount was offset by payment of long-term liabilities of $52,190.

         Of the $55,000 purchase price for the BrookeMil shares acquired by the Company on January 31, 1997, the Company paid $21,500 in cash at the closing and executed a note in the principal amount of $33,500 to Brooke (Overseas) for the balance. The note, which was collateralized by the BrookeMil shares, was paid during 1997. The source of funds used by the Company for the acquisition, including the payment of the note, was general working capital including cash and cash equivalents and proceeds from the sale of investment securities available for sale.

         When the Company bought the BrookeMil shares, certain liabilities aggregating approximately $40,000 remained liabilities of BrookeMil after the closing. These liabilities included the $20,400 construction loan owed to Vneshtorgbank. In addition, the liabilities of BrookeMil at the time of purchase included approximately $13,800 of rents and related payments prepaid by tenants in Ducat Place II for periods generally ranging from 15 to 18 months.

         In August 1997, BrookeMil refinanced all amounts due under the construction loan with borrowings under a new credit facility with the Russian bank SBS-Agro. The new credit facility bears interest at 16% per year, matures no later than August 2002 with principal payments commencing after the first year, and is collateralized by a mortgage on Ducat Place II and guaranteed by the Company. At March 31, 1999, borrowings under the new credit agreement totaled $18,846.

         Of the $72,500 aggregate purchase price for the shopping centers acquired by the Company on January 11, 1996 from various limited partnerships, the Company paid $12,500 in cash at the closing. Under loan and security agreements, the Company executed eight promissory notes in the aggregate principal amount of $60,000 to the applicable selling partnership for the balance of the purchase price. Each note has a term of approximately five years and bears interest at the rate of 8% per annum for the first two and one-half years and 9% for the remainder of the term. There is no amortization of principal except out of payments made to obtain the release of mortgages from the property and to the extent net operating income from the shopping centers is available as provided in the loan and security agreements. On December 6, 1996, the Company sold a portion of one of the shopping centers for $1,750, and on November 10, 1997 the Company sold the Marathon shopping center for $5,400. At March 31, 1999, the aggregate principal amount of the promissory notes was $54,801.

         Under agreements entered into after January 11, 1996, the closing date of the shopping center purchase, income from the shopping centers is paid to a trustee bank. Under these agreements, certain payments, including regular payments of principal and interest on existing senior mortgages to lenders to the partnerships on the Richland, Washington property and interest on the shopping center notes, are to be made before the Company receives income for such period from the shopping centers. In addition, under the shopping center notes, if the net operating income from the shopping centers does not cover the interest payments, the interest rate is reduced to a rate per annum not less than 6%. The interest otherwise payable will be deferred until the earlier of the date on which sufficient net operating income is available and the maturity date. The Company has also agreed to use any net income from the shopping centers it receives in excess of a specified return on its cash investment in the shopping centers to pay down principal on the shopping center notes.

         The shopping centers are subject to underlying mortgages in favor of senior lenders and second mortgages in favor of the selling partnerships. The shopping center notes are non-recourse against the Company, except for misappropriations of insurance and certain other proceeds, failures to apply rent and other income to required maintenance and taxes, environmental liabilities and certain other matters.

         The Company expects that its available working capital will be sufficient to fund its currently anticipated cash requirements for 1999 and currently anticipated cash requirements of its operating businesses, investments, commitments, and payments of principal and interest on its outstanding indebtedness.

Market Risk

         Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates, equity and commodity prices, changes in the implied volatility of interest rate, foreign exchange rate, equity and commodity prices and also changes in the credit ratings of either the issuer or its related country of origin. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of the Company's market risk management procedures extends beyond derivatives to include all market risk sensitive financial instruments.

         Current and proposed underwriting, corporate finance, merchant banking and other commitments are subject to due diligence reviews by Ladenburg's senior management, as well as professionals in the appropriate business and support units involved. Credit risk related to various financing activities is reduced by the industry practice of obtaining and maintaining collateral. The Company monitors its exposure to counterparty risk through the use of credit exposure information, the monitoring of collateral values and the establishment of credit limits.

Equity Price Risk

         Ladenburg maintained inventories of trading securities at March 31, 1999 with fair values of $6,562 in long positions and $2,659 in short positions. Ladenburg performed an entity-wide analysis of its financial instruments and assessed the related risk and materiality. Based on this analysis, in the opinion of management, the market risk associated with the Ladenburg's financial instruments at March 31, 1999 will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

         The Company held investment securities available for sale totaling $36,563 at March 31, 1999. Approximately 45% of these securities represent an investment in RJR Nabisco, which is a defendant in numerous tobacco products-related litigation, claims and proceedings. The effect of an adverse lawsuit against RJR Nabisco could have a significant effect on the value of the Company's investment.

         The Company also holds long-term investments in limited partnerships and limited liability companies. The Company's investments in limited partnerships are illiquid, and the ultimate realization of these investments is subject to the performance of the underlying partnership and its management by general partners.

Foreign Market Risk

         BrookeMil's and Western Realty Ducat's operations are conducted in Russia. During 1998, the economy of the Russian Federation entered a period of economic instability. The impact includes, but is not limited to, a steep decline in prices of domestic debt and equity securities, a severe devaluation of the currency, a moratorium on foreign debt repayments, an increasing rate of inflation and increasing rates on government and corporate borrowings. The return to economic stability is dependent to a large extent on the effectiveness of the fiscal measures taken by government and other actions beyond the control of companies operating in the Russian Federation. The operations of BrookeMil and Western Realty Ducat may be significantly affected by these factors for the foreseeable future.

         Russian taxation is subject to varying interpretations and constant changes. Furthermore, the interpretation of tax legislation by tax authorities as applied to the transactions and activity of BrookeMil and Western Realty Ducat may not coincide with that of management. As a result, transactions may be challenged by tax authorities and BrookeMil and Western Realty Ducat may be assessed additional taxes, penalties and interest, which can be significant. Management regularly reviews the Company's taxation compliance with applicable legislation, laws and decrees and current interpretations and from time to time potential exposures are identified. At any point in time a number of open matters may exist; however, management believes that adequate provision has been made for all material liabilities. Tax years remain open to review by the authorities for six years.

                                    BUSINESS

         The Company was organized under the laws of New York in 1851. The principal executive office of the Company is located at 100 S.E. Second Street, Miami, Florida 33131, and the telephone number is (305) 579-8000.

         On January 18, 1995, the Company emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under its bankruptcy plan. The plan was confirmed on November 1, 1994, and the Company disposed of certain assets. On July 29, 1996, the Company reincorporated from New York to Delaware and effected a one-for-20 reverse stock split of the Common Shares. On June , 1999, the Company implemented its plan of recapitalization.

         The Company is engaged through Ladenburg in the investment banking and brokerage business, through BrookeMil in real estate development in Russia, through its New Valley Realty division in the ownership and management of commercial real estate in the United States, and in the acquisition of operating companies.

LADENBURG THALMANN & CO. INC.

         On May 31, 1995, the Company acquired all of the outstanding shares of common stock and other equity interests of Ladenburg for $25.8 million, net of cash acquired, subject to adjustment. Ladenburg is a full service broker-dealer, which has been a member of the New York Stock Exchange since 1876. Its specialties include investment banking, trading, research, market making, private client services, institutional sales and asset management.

         Ladenburg's investment banking area maintains relationships with businesses and provides them with research, advisory and investor relations support. Services include merger and acquisition consulting, management of and participation in underwriting of equity and debt financing, private debt and equity financing, and rendering appraisals, financial evaluations and fairness opinions. Ladenburg's listed securities, fixed income and over-the-counter trading areas trade a variety of financial instruments. Ladenburg's client services and institutional sales departments serve over 20,000 accounts worldwide and its asset management area provides investment management and financial planning services to numerous individuals and institutions.

         Ladenburg is a subsidiary of Ladenburg Thalmann Group Inc., which has other subsidiaries specializing in merchant banking, venture capital and investment banking activities on an international level. In July 1997, Ladenburg Thalmann International, a wholly-owned subsidiary of Ladenburg Group, together with Societe Generale, formed a fund for investment in public and private equity securities in Ukraine. The subsidiary's Kiev office serves as investment advisor to the fund.

BROOKEMIL LTD.

         On January 31, 1997, the Company entered into a purchase agreement with Brooke (Overseas), under which the Company acquired the BrookeMil shares. Brooke (Overseas) is a subsidiary of Brooke, the Company's controlling stockholder. The shares comprise 99.1% of the outstanding shares of BrookeMil, a real estate development company in Russia.

         The Company paid Brooke (Overseas) a purchase price of $55 million for the BrookeMil shares, consisting of $21.5 million in cash and a $33.5 million 9% note. The note, which was collateralized by the BrookeMil shares, was paid during 1997. The source of funds used by the Company for the acquisition, including the payment of the note, was general working capital including cash and cash equivalents and proceeds from the sale of investment securities available for sale. The amount of consideration paid by the Company was determined based on a number of factors including current valuations of the assets, future development plans, local real estate market conditions and prevailing economic and political conditions in Russia.

         The Company retained independent legal counsel and financial advisors to assist the Company in evaluating and negotiating the transaction, which was approved by a special committee of the independent directors of the Company. As required by the bankruptcy plan, the transaction was approved by not less than two-thirds of the entire Board of Directors, including the approval of at least one of the directors elected by the holders of the Preferred Shares, and a fairness opinion from an investment banking firm was obtained. The stockholders of the Company did not vote on the BrookeMil transaction or the acquisition of Ladenburg or the office buildings and shopping centers described below, as their approval was not required by applicable corporate law or the Company's constituent documents.

         BrookeMil is developing a three-phase complex on 2.2 acres of land in downtown Moscow, for which it has a 49-year lease. In 1993, the first phase of the project, Ducat Place I, a 46,500 sq. ft. Class-A office building, was successfully built and leased. On April 18, 1997, BrookeMil sold Ducat Place I to one of its tenants, Citibank, for approximately $7.5 million. This price had been reduced to reflect approximately $6.2 million of rent prepayments by Citibank. In 1997, BrookeMil completed construction of Ducat Place II, a premier 150,000 sq. ft. office building. Ducat Place II has been leased to a number of leading international companies including Motorola, Conoco, Lukoil-Arco and Morgan Stanley. Ducat Place II is one of the leading modern office buildings in Moscow due to its design and full range of amenities. The third phase, Ducat Place III, has been planned as a 450,000 sq. ft. office tower. The site of the proposed third phase of the project is currently used by Liggett-Ducat Ltd., an affiliate of Brooke and BGLS, as the site for its tobacco factory under a use agreement with BrookeMil, terminable by BrookeMil on 270 days' notice. In addition, the Company has the right to require Brooke (Overseas) and BGLS to repurchase this site for the then appraised fair market value, but in no event less than $13.6 million, during the period Liggett-Ducat Ltd. operates the factory on such site. Liggett-Ducat Ltd., which is constructing a new factory on the outskirts of Moscow currently scheduled to be operational by mid-1999, will vacate the site upon completion of the new factory.

         Under the BrookeMil purchase agreement, certain specified liabilities of BrookeMil aggregating approximately $40 million remained as liabilities of BrookeMil after the purchase of the BrookeMil shares. These liabilities included the $20.4 million construction loan. In addition, the liabilities of BrookeMil at the time of purchase included approximately $13.8 million of rents and related payments prepaid by tenants in Ducat Place II for periods generally ranging from 15 to 18 months.

         In August 1997, BrookeMil refinanced all amounts due under the construction loan with borrowings under a new credit facility with the Russian bank SBS-Agro. The new credit facility bears interest at 16% per year, matures no later than August 2002 with principal payments commencing after the first year, and is collateralized by a mortgage on Ducat Place II and guaranteed by the Company. At June 1, 1999, borrowings under the new credit agreement totaled $17.5 million.

         Western Realty Ducat. In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. organized Western Realty Ducat to make real estate and other investments in Russia. The Company agreed to contribute the real estate assets of BrookeMil, including Ducat Place II and the site for Ducat Place III, to Western Realty Ducat, and Apollo agreed to contribute up to $58.75 million, including the investment in Western Realty Repin discussed below. Through March 31, 1999, Apollo had funded $36.5 million of its investment in Western Realty Ducat.

         The ownership and voting interests in Western Realty Ducat are held equally by Apollo and the Company. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40 million), together with a 15% annual rate of return. The Company will then be entitled to a return of $20 million of BrookeMil-related expenses incurred and cash invested by the Company since March 1, 1997, together with a 15% annual rate of return. Subsequent distributions will be made 70% to the Company and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. Material corporate transactions by Western Realty Ducat will generally require the unanimous consent of the Board of Managers. Accordingly, the Company accounts for its non-controlling interest in Western Realty Ducat on the equity method.

         The Company, Brooke and their affiliates have other business relationships with affiliates of Apollo. On January 11, 1996, the Company acquired from an affiliate of Apollo eight shopping centers for $72.5 million. The Company and pension plans sponsored by BGLS have invested in investment partnerships managed by an affiliate of Apollo. Affiliates of Apollo have owned a substantial amount of debt securities of BGLS and hold warrants to purchase common stock of Brooke.

         Western Realty Ducat will seek additional real estate and other investments in Russia. Western Realty Ducat has made a $30 million participating loan to, payable out of a 30% profits interest in, a company organized by Brooke (Overseas) which holds Brooke (Overseas)'s interest in Liggett-Ducat Ltd. and the new factory being constructed by Liggett-Ducat Ltd. on the outskirts of Moscow.

         Western Realty Repin. In June 1998, the Company and Apollo organized Western Realty Repin to make a loan to BrookeMil. The proceeds of the loan will be used by BrookeMil for the acquisition and preliminary development of the Kremlin sites, two adjoining sites totaling 10.25 acres located on the Sofiskaya Embankment of the Moscow River. The sites are directly across the river from the Kremlin and have views of the Kremlin walls, towers and nearby church domes. BrookeMil is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin sites. BrookeMil owned 95.2% of one site and 52% of the other site at March 31, 1999. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment of $18.75 million, together with a 20% annual rate of return, and the Company will then be entitled to a return of its investment of $6.25 million, together with a 20% annual rate of return. Subsequent distributions will be made 50% to the Company and 50% to Apollo. Western Realty Repin will be managed by a board of managers consisting of an equal number of representatives chosen by Apollo and the Company. Material corporate transactions by Western Realty Repin will generally require the unanimous consent of the board of managers.

         Through March 31, 1999, Western Realty Repin had advanced $25 million, of which $18.8 million was funded by Apollo, under the Repin loan. This loan is classified in other long-term obligations on the March 31, 1999 consolidated balance sheet included in the Consolidated Financial Statements appearing elsewhere in this prospectus. The loan bears no fixed interest and is payable only out of distributions by the entities owning the Kremlin sites to BrookeMil. Such distributions must be applied first to pay the principal of the loan and then as contingent participating interest on the loan. Any rights of payment on the loan are subordinate to the rights of all other creditors of BrookeMil. BrookeMil used a portion of the proceeds of the loan to reimburse the Company for certain expenditures on the Kremlin sites previously incurred. The loan is due and payable upon the dissolution of BrookeMil and is collateralized by a pledge of the Company's shares of BrookeMil.

         In May 1999, Western Realty Ducat purchased the remaining 48% of the one Kremlin site that BrookeMil does not currently own and the land lease rights for the property. Western Realty Ducat will transfer the shares to BrookeMil, which funded the purchase.

         As of March 31, 1999, BrookeMil had invested $19.6 million in the Kremlin sites and held approximately $3.5 million in cash, which was restricted for future investment. In acquiring its interest in one of the Kremlin sites, BrookeMil agreed with the City of Moscow to invest an additional $6.0 million in 1999 (which has been funded) and $22 million in 2000 in the development of the property.

NEW VALLEY REALTY DIVISION

         Acquisition of Office Buildings and Shopping Centers. In January 1996, the Company acquired the office buildings and shopping centers for an aggregate purchase price of $183.9 million, consisting of $23.9 million in cash and $160 million in non-recourse mortgage financing provided by the sellers. The office buildings and shopping centers have been operated through the Company's New Valley Realty division. On September 28, 1998, the Company sold the office buildings.

         The office buildings consisted of two adjacent commercial office buildings in Troy, Michigan and two adjacent commercial office buildings in Bernards Township, New Jersey. The Company acquired the office buildings in Michigan from Belle Mead of Michigan, Inc. and the office buildings in New Jersey from Jared Associates, L.P., for an aggregate purchase price of $111.4 million. Each seller was an affiliate of Bellemead Development Corporation, which was indirectly wholly-owned by The Chubb Corporation. The purchase price for the office buildings was $23.5 million for the 700 Tower Drive property, located in Troy, Michigan; $28.1 million for the 800 Tower Drive property, located in Troy, Michigan; $48.3 million for the Westgate I property, located in Bernards Township, New Jersey; and $11.4 million for the Westgate II property, located in Bernards Township, New Jersey. The two Michigan buildings were constructed in 1987 and the two New Jersey buildings were constructed in 1991. The gross square footage of the office buildings ranged from approximately 50,300 square feet to approximately 244,000 square feet.

         The Company acquired a fee simple interest in each office building subject to certain rights of existing tenants, together with a fee simple interest in the land underlying three of the office buildings and a 98-year ground lease underlying one of the office buildings. Under the ground lease, Bellemead Michigan, as lessor, was entitled to receive rental payments of a fixed monthly amount and a specified portion of the income received from the 700 Tower Drive property. Space in the office buildings was leased to commercial tenants and the office buildings were fully occupied at the time of the sale.

         On January 11, 1996, the Company acquired the shopping centers for an aggregate purchase price of $72.5 million. Each seller was an affiliate of Apollo. The shopping centers are located in Marathon and Royal Palm Beach, Florida; Lincoln, Nebraska; Santa Fe, New Mexico; Milwaukee, Oregon; Richland and Marysville, Washington; and Charleston, West Virginia. The Company acquired a fee simple interest in each shopping center and the underlying land for each property. Space in the shopping center is leased to a variety of commercial tenants and, as of March 31, 1999, the aggregate occupancy of the shopping centers was approximately 94%. The shopping centers were constructed at various times during the period 1963-1988. The gross square footage of the shopping centers ranges from approximately 108,500 square feet to approximately 222,500 square feet.

         The purchase price paid for the shopping centers was as follows: $3.9 million for the Marathon Shopping Center property, located in Marathon, Florida; $9.8 million for the Village Royale Plaza Shopping Center property, located in Royal Palm Beach, Florida; $6 million for the University Place property, located in Lincoln, Nebraska; $9.6 million for the Coronado Shopping Center property, located in Santa Fe, New Mexico; $7.3 million for the Holly Farm Shopping Center property, located in Milwaukee, Oregon; $10.6 million for the Washington Plaza property, located in Richland, Washington; $12.4 million for the Marysville Towne Center property, located in Marysville, Washington; and $12.9 million for the Kanawha Mall property, located in Charleston, West Virginia. The properties are subject to underlying mortgages in favor of senior lenders and second mortgages in favor of the sellers.

         When it acquired the shopping centers, the Company engaged a property-management firm, whose principals were the former minority partners in the sellers that had previously operated the shopping centers, to act as the managing and leasing agent. Effective December 31, 1996, this firm's engagement was terminated, and Kravco Company was engaged as managing and leasing agent for the Kanawha Mall and Insignia Commercial Group, Inc. as managing and leasing agent for the remaining shopping centers.

         Sale of Properties. On November 10, 1997, the Company sold its Marathon, Florida shopping center for $5.4 million and recognized a gain of $1.2 million on the sale.

         On September 28, 1998, the Company sold the office buildings to institutional investors for an aggregate purchase price of $112.4 million and recognized a gain of $4.7 million on the sale. The Company received approximately $13.4 million in cash from the transaction before closing adjustments and expenses. The office buildings were subject to approximately $99 million of mortgage financing, which was retired at closing.

         The Company sold the office buildings in Michigan to PW/MS OP Sub I, LLC, a Delaware limited liability company, and the office buildings in New Jersey to OTR, an Ohio general partnership acting as the duly authorized nominee of The State Teachers Retirement System of Ohio. Before the closing of the sale, the Michigan purchaser assigned and delegated to the New Jersey purchaser its rights and obligations under the agreement pertaining to the purchase of the office buildings in New Jersey. The sale was negotiated on an arm's-length basis between the Company and the Michigan purchaser.

OTHER ACQUISITIONS AND INVESTMENTS

         Thinking Machines Corporation. Thinking Machines, the Company's 73% owned subsidiary, designed, developed, marketed and supported software offering prediction-based management solutions under the name LoyaltyStream(TM) for businesses such as financial services and telecommunications providers. This software was designed to help reduce customer attrition, control costs, more effectively cross-sell or bundle products or services and manage risks. Incorporated in LoyaltyStream was Darwin(R), a data mining software tool set with which a customer can analyze large amounts of its pre-existing data as well as external demographics data to predict behavior or outcomes. The customer can then send this information through systems integration to those divisions of the customer, which can use it to more effectively anticipate and solve business problems. To date, no material revenues have been recognized by Thinking Machines from the sale or licensing of such software and services.

         On June 1, 1999, Thinking Machines sold all assets of its Darwin(R) software and services business, which comprise substantially all of its assets, to Oracle Corporation. The purchase price was $4.7 million in cash at the closing of the sale and up to an additional $20.3 million, payable in cash on January 31 in each of the years 2001 through 2003, based on sales by Oracle of Darwin product above specified sales targets.

         In February 1996, a subsidiary of the Company made a $10.6 million investment and acquired a controlling interest in Thinking Machines when Thinking Machines emerged from bankruptcy. In December 1997, the Company acquired additional shares for $3.15 million in a rights offering, thus increasing its ownership to approximately 73% of the outstanding Thinking Machines shares. In September 1998, the Company made a $2 million loan due December 31, 1999 to Thinking Machines and acquired warrants to purchase additional shares in a rights offering. In 1999, the Company lent Thinking Machines an additional $1.8 million. The amount bore interest at 15% per annum. At the closing of the Oracle sale, $ 4.1 million of the loans were repaid by Thinking Machines and the Company offered to purchase all of Thinking Machines' outstanding preferred stock for $1.95 million.

         During the fourth quarter of 1996, Thinking Machines announced its intention to dispose of its parallel processing computer sales and service business. As a result, Thinking Machines wrote down certain assets, principally inventory, related to these operations to their net realizable value by $6.1 million. Thinking Machines sold its parallel processing software business on November 19, 1996 for $4.3 million and sold its remaining parallel processing service business in April 1997 for $2.4 million in cash and a percentage of certain future operating profits. During 1997 and 1998, Thinking Machines received profit participation payments totaling $1.2 million and $37,000, respectively.

         CDSI Holdings, Inc. At March 31, 1999, the Company owned approximately 48% of the outstanding shares of CDSI Holdings, Inc. (formerly known as PC411, Inc.), a development stage company, which completed an initial public offering with net proceeds of

$5.9 million in May 1997. CDSI is engaged in the marketing of an inventory control system for tobacco products through its subsidiary, Controlled Distribution Systems, Inc., and holds a minority interest in a business engaged in the delivery of an on-line electronic directory information service.

         Miscellaneous Investments. As of March 31, 1999, long-term investments consisted primarily of investments in limited partnerships of $11.7 million. The Company determined that an other than temporary impairment in the value of its investment in a joint venture had occurred and wrote down this investment to zero in 1997 with a charge to operations of $3.8 million.

         The Company has invested $3.5 million in various Internet-related businesses. These investments include a minority interest in JFAX.COM, Inc., an Internet-based messaging and communications services provider to individuals and businesses, which has filed a registration statement with the SEC in connection with a proposed public offering. The Company also holds a minority interest in Ant 21, LLC, which is engaged in the online music industry and operates under the domain name www.atomicpop.com.

         The Company may acquire additional operating businesses through merger, purchase of assets, stock acquisition or other means, or seek to acquire control of operating companies through one of such means.

BANKRUPTCY REORGANIZATION

         On November 15, 1991, an involuntary petition under the Bankruptcy Code was commenced against the Company. On March 31, 1993, the Company consented to the entry of an order for relief under the Bankruptcy Code.

         On November 1, 1994, the bankruptcy court entered an order confirming the Company's bankruptcy plan. In addition to providing for the sale of assets to First Financial, the plan provided for:

         - the satisfaction of allowed claims in full, in cash, including settlement of all issues relating to post-petition interest,

         - the discharge unless otherwise specifically provided of all pending lawsuits, prepetition indebtedness other than disputed claims, accrued interest and post-petition interest, and

         - the reinstatement of the Class A Senior Preferred Shares, the Class B Preferred Shares, the Common Shares, and all other equity security interests in the Company.

         The plan required the Company to pay a $50 per share cash dividend to the holders of the Class A Senior Preferred Shares and to make a tender offer to purchase up to 150,000 Class A Senior Preferred Shares at a price of $80 per share.

         When the bankruptcy plan became effective, the Company paid approximately $550 million on account of allowed prepetition claims and emerged from bankruptcy. At March 31, 1999, the Company's remaining accruals totaled approximately $12.3 million for unsettled prepetition claims and restructuring accruals.

DISCONTINUED OPERATIONS

         Under the bankruptcy plan, on November 15, 1994, the Company sold the assets and operations of its core business, the money transfer business, including the capital stock of its money transfer subsidiary and certain related assets, to First Financial. On January 13, 1995, it sold to First Financial all of the trademarks and tradenames used in the money transfer business, constituting the Western Union name and trademark. The aggregate purchase price was approximately $1,193 million, and included $893 million in cash and $300 million representing the assumption by First Financial of substantially all of the Company's obligations under the Western Union pension plan. The Company recognized a gain on this sale of approximately $1,056 million in 1994.

         The First Financial agreement required the Company to pay $7 million to terminate various service agreements with First Financial. The Company recognized a gain on the termination of these service agreements over approximately $1.3 million representing the excess over the amounts previously accrued under these agreements.

         Through October 1, 1995, the Company was engaged in the messaging services business through a wholly-owned subsidiary. On October 31, 1995, the Company sold substantially all of the assets exclusive of certain contracts and conveyed substantially all of the liabilities of the subsidiary to First Financial for $20 million, subject to certain adjustments. This transaction was effective as of October 1, 1995. The Company recognized a gain on this sale of approximately $13 million during the fourth quarter of 1995.

EMPLOYEES

         At March 31, 1999, the Company had approximately 448 full-time employees of which approximately 367 were employed by Ladenburg. The Company believes that relations with its employees are satisfactory.

PROPERTIES

         The Company's principal executive office is in Miami, Florida, where it shares offices with Brooke and various of their subsidiaries. The Company has entered into an expense sharing agreement for use of such office space. Ladenburg's principal offices are located in New York. Ladenburg leases approximately 74,000 square feet of office space under a lease that expires on June 30, 2015. The Company's operating and investment properties are described above.

LEGAL PROCEEDINGS

         On January 18, 1995, approximately $550 million of the approximately $620 million of prepetition claims were paid under the bankruptcy plan. Another $57 million of prepetition claims and restructuring accruals have been settled and paid or adjusted since January 18, 1995. The remaining prepetition claims may be subject to future adjustments depending on pending discussions with the various parties and the decisions of the bankruptcy court.

         On or about March 13, 1997, a stockholder derivative suit was filed in the Delaware Chancery Court against the Company, as a nominal defendant, its directors and Brooke. The suit alleges that the Company's purchase of the BrookeMil shares constituted a self-dealing transaction, which involved the payment of excessive consideration by the Company. The plaintiff seeks a declaration that the Company's directors breached their fiduciary duties, Brooke aided and abetted these breaches and these parties are therefore liable to the Company, and unspecified damages to be awarded to the Company. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations are without merit. Although there can be no assurances, the Company believes, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

         The Company is a defendant in various lawsuits and may be subject to unasserted claims primarily concerning its activities as a securities broker-dealer and its participation in public underwritings. These lawsuits involve claims for substantial or indeterminate amounts and are in varying stages of legal proceedings. In the opinion of the Company, after consultation with counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                                   MANAGEMENT
DIRECTORS

         The table below, together with accompanying text, presents certain information regarding all directors of the Company. Each director is a citizen of the United States of America.

                NAME AND ADDRESS                         AGE   PRINCIPAL OCCUPATION                         DIRECTOR SINCE
                ----------------                         ---   -----------------------------------          --------------
                Bennett S. LeBow                         61    Chairman of the Board and Chief               December 1987
                  New Valley Corporation                       Executive Officer of the Company
                  100 S.E. Second Street
                  Miami, FL 33131
                Howard M. Lorber                         50    President and Chief Operating                  January 1991
                  New Valley Corporation                       Officer of the Company
                  100 S.E. Second Street
                  Miami, FL 33131
                Richard J. Lampen                        45    Executive Vice President and                      July 1996
                  New Valley Corporation                       General Counsel of the Company
                  100 S.E. Second Street
                  Miami, FL 33131
                Arnold I. Burns                          69    Managing Director, Arnold and S.              November 1994
                  Arnhold and S. Bleichroeder, Inc.            Bleichroeder, Inc.
                  1345 Avenue of the Americas
                  New York, NY 10105
                Ronald J. Kramer                         40    Chairman and Chief Executive                  November 1994
                  Ladenburg Thalmann Group Inc.                Officer of Ladenburg Thalmann Group
                  1209 Orange Street                           Inc.
                  Wilmington, DE 19801
                Henry  C. Beinstein                      56    Executive Director, Schulte Roth &            November 1994
                  Schulte Roth & Zabel LLP                     Zabel LLP
                  900 Third Avenue
                  New York, NY 10022
                Barry W. Ridings                         47    Managing Director, BT Alex. Brown             November 1994
                  BT Alex. Brown Incorporated                  Incorporated
                  1290 Avenue of the Americas
                  New York, NY 10104

         Bennett S. LeBow has been Chairman of the Board of the Company since January 1988 and Chief Executive Officer thereof since November 1994 and currently holds various positions with the Company's subsidiaries. Since June 1990, Mr. LeBow has been the Chairman of the Board, President and Chief Executive Officer of Brooke, a New York Stock Exchange-listed holding company, and since October 1986 has been a director of Brooke. Since November 1990, he has been Chairman of the Board, President and Chief Executive Officer of BGLS, which directly or indirectly holds Brooke's equity interests in several private and public companies. Mr. LeBow has been a director of Liggett Group Inc., a manufacturer and seller of cigarettes, since June 1990. Liggett is a wholly-owned subsidiary of BGLS.

         Howard M. Lorber has been President and Chief Operating Officer of the Company since November 1994. Mr. Lorber has been Chairman of the Board and Chief Executive Officer of Hallman & Lorber Assoc., Inc., consultants and actuaries to qualified pension and profit sharing plans, and various of its affiliates since 1975. Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan's Famous, Inc., a chain of fast food restaurants; a consultant to Brooke and its subsidiaries since January 1994; a director and member of the Audit Committee of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; a director and member of the Audit Committee of Prime Hospitality Corp., a company doing business in the lodging industry, since May 1994; and a director of PLM International Inc., a leasing company, since January 1999.

         Richard J. Lampen has been the Executive Vice President and General Counsel of the Company since October 1995. Since July 1996, Mr. Lampen has served as Executive Vice President of Brooke and BGLS and since November 1998 as President and Chief Executive Officer of CDSI Holdings Inc., a marketer of an inventory control system in which the Company also has a controlling interest. Mr. Lampen has been a director of Thinking Machines, a developer and marketer of data mining and knowledge discovery software in which the Company has a controlling interest, since February 1996; a director of CDSI since January 1997; and a director of Panaco, Inc., an independent oil and gas exploration and production company, since February 1999. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec's Music, Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

         Arnold I. Burns has been a Managing Director at Arnhold and S. Bleichroeder, Inc., an investment bank, since February 1999. Mr. Burns was a partner of Proskauer Rose LLP, a New York-based law firm, from September 1988 to January 1999. Mr. Burns was Associate Attorney General of the United States in 1986 and Deputy Attorney General from 1986 to 1988.

         Ronald J. Kramer has been Chairman and Chief Executive Officer of Ladenburg Thalmann Group Inc. since June 1995 and Chairman of the Board and Chief Executive Officer of its subsidiary, a broker-dealer and investment bank, since December 1995 and an employee for more than the past five years. Ladenburg is a wholly-owned subsidiary of the Company. Mr. Kramer currently serves on the Boards of Directors of Griffon Corporation and Lakes Gaming, Inc.

    Henry C. Beinstein became the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, in August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and before joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand.

         Barry W. Ridings has been a Managing Director of BT Alex. Brown Incorporated, an investment banking firm, since March 1990. Mr. Ridings currently serves as a director of Siem Industries Inc., Noodle Kidoodle, Inc. and Furr's/Bishop's, Incorporated.

EXECUTIVE OFFICERS

         The table below, together with accompanying text, presents certain information regarding all executive officers of the Company. There are no family relationships among the executive officers of the Company. Each of the executive officers of the Company serves until the election and qualification of his successor or until his death, resignation or removal by the Board.


                                                                                           YEAR INDIVIDUAL
                                                                                              BECAME AN
                                                                                              EXECUTIVE
NAME                                                 AGE             POSITION                  OFFICER
----                                                 ---             --------              ---------------

Bennett S. LeBow...............................      61   Chairman of the Board and Chief        1988
                                                          Executive Officer

Howard M. Lorber...............................      50   President and Chief Operating          1994
                                                          Officer

Richard J. Lampen..............................      45   Executive Vice President and           1995
                                                          General Counsel

J. Bryant Kirkland III.........................      33   Vice President, Treasurer and          1998
                                                          Chief Financial Officer

Marc N. Bell...................................      38   Vice President, Associate              1998
                                                          General Counsel and Secretary

         Bennett S. LeBow has been Chairman of the Board of the Company since January 1988 and Chief Executive Officer thereof since November 1994 and currently holds various positions with the Company's subsidiaries. See "- Directors."

         Howard M. Lorber has been President and Chief Operating Officer of the Company since November 1994 and serves as a director of the Company. See "- Directors."

         Richard J. Lampen has been Executive Vice President and General Counsel of the Company since October 1995 and serves as a director of the Company. See "- Directors."

         J. Bryant Kirkland III has been Vice President, Treasurer and Chief Financial Officer of the Company since January 1998 and since November 1994 has served in various financial capacities with the Company and with Brooke and BGLS. Mr. Kirkland has served as Vice President and Chief Financial Officer of CDSI Holdings, Inc. since January 1998 and as a director of CDSI since November 1998. Before November 1994, Mr. Kirkland served as Director of Financial Planning and Control of Liggett.

         Marc N. Bell has been the Vice President of the Company since February 1998 and has served as Associate General Counsel and Secretary of the Company since November 1994. Since May 1994, Mr. Bell has served as General Counsel and Secretary of Brooke and BGLS and since January 1998 as Vice President. Before May 1994, Mr. Bell was with the law firm of Zuckerman, Spaeder, Taylor & Evans in Miami, Florida and from June 1991 to May 1993, with the law firm of Fischbein Badillo Wagner Harding in New York, New York.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding all persons known by the Company to own beneficially more than 5% of the Company's Common Shares (the only class of its voting securities) and Warrants as of June 1, 1999. The number of shares beneficially owned by each beneficial owner listed below is based upon the numbers reported by such owner in documents publicly filed with the SEC, publicly available information or information available to the Company. The number of shares and percentage of class include shares of which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The information set forth in the following table gives effect to the recapitalization.


                                        NUMBER                         NUMBER
                                          OF             PERCENTAGE       OF        PERCENTAGE
             NAME AND ADDRESS           SHARES            OF CLASS     WARRANTS      OF CLASS
        -------------------------       ------           ----------    --------     -----------

        Bennett S. LeBow             12,849,119(1)         55.1(2)     3,069,664        17.2%
        Brooke Group Ltd.
        BGLS Inc.                            --            --                 --          --
          100 S.E. Second Street
          Miami, FL 33131
        New Valley Holdings, Inc.
          204 Plaza Centre
          3505 Silverside Road
          Wilmington, DE 19810
        Canyon Capital
          Advisors LLC                       --            --                 --          --
        Mitchell R. Julis
        Joshua S. Friedman            1,142,360(3)          4.9%(4)       57,118           *
        R. Christian B. Evensen
          Suite 200
          9665 Wilshire Boulevard
          Beverly Hills, CA 90212

----------------

    * The percentage beneficially owned does not exceed 1% of the class.

(1) Based on Amendment No. 17 to Schedule 13D dated June __, 1999, filed jointly by Brooke, BGLS, New Valley Holdings Inc., a direct wholly-owned subsidiary of BGLS, and Bennett S. LeBow. According to the filing, BGLS exercises sole voting power and sole dispositive power, subject to the pledge described below, over 85,603 Common Shares and 1,260,349 Warrants and NV Holdings exercises sole voting power and sole dispositive power, subject to the pledge over 12,763,516 Common Shares and 1,809,315 Warrants. Each of BGLS and NV Holdings disclaims beneficial ownership of the shares beneficially owned by the other under Rule 13d-3 under the Exchange Act, or for any other purpose. Each of Brooke and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose. BGLS and NV Holdings have pledged their Company shares to secure certain notes issued by BGLS. The securities issued in the recapitalization are subject to the pledge and have been delivered to the trustee to perfect the lien. The indenture also provides for restrictions on certain affiliated transactions between the Company and Brooke, BGLS and their affiliates, as well as for certain restrictions on the use of future distributions received from the Company.
(2) Assuming exercise of the warrants held by the named individual and entities only, the percentage of class would be 60.3%. Assuming exercise of all outstanding warrants, the percentage of class would be 38.3%.
(3) Canyon Capital Advisors LLC is an investment advisor to various managed accounts. Capital Advisors LLC is owned in equal shares by entities controlled by Messrs. Julis, Friedman and Evensen. The named entity and individuals have reported that, as of March 5, 1999, the entity had sole power, and the individuals shared power, to vote or to direct the voting and to dispose or direct the disposition of 57, 118 Class A Senior
    Preferred Shares.
(4) Assuming exercise of the warrants held by the named individuals and entities only, the percentage of class would be 5.1%. Assuming exercise of all outstanding warrants, the percentage of class would be .7%.

         The following table sets forth, as of June 1, 1999, the beneficial ownership of the Company's Common Shares and Warrants by each of the Company's directors, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. The percentage of each class includes shares of which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. The information set forth in the following table gives effect to the recapitalization.

                                                                       NUMBER                    NUMBER
                                                                         OF      PERCENTAGE        OF         PERCENTAGE
               NAME AND ADDRESS              TITLE OF CLASS            SHARES     OF CLASS      WARRANTS       OF CLASS
            ----------------------      ------------------------       ------    ----------     --------      ----------

            Bennett S. LeBow(1)(4)....  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares                12,849,119   55.1%(7)      3,069,664         17.2%

            Howard M. Lorber(2)(4)....  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares                   752,703    3.2%(8)        328,112          1.8%

            Richard J. Lampen(4)......  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares

            Ronald J. Kramer(5).......  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares

            Arnold I. Burns(5)........  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares

            Henry C. Beinstein(3)(5)..  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares                    11,500      * (9)        172,500          1.0%

            Barry W. Ridings(5).......  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares

            Marc N. Bell(6)...........  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares

            J. Bryant Kirkland III(6).  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares

            All directors and
             executive officers as a
             group (9 persons)(1).....  Class A Senior Preferred
                                        Shares
                                        Class B Preferred Shares
                                        Common Shares                13,613,323   58.3%(10)     3,570,276         19.6%

--------------
          *   The percentage beneficially owned does not exceed 1% of the class.
         (1) Includes the BGLS shares and the NV Holding shares, as to which Mr. LeBow disclaims beneficial ownership. See footnote (1) to the preceding table.
         (2) Includes 32,666 Common Shares and 292,000 Warrants subject to employee stock options exercisable within 60 days of June 1, 1999.
         (3) Includes 833 Common Shares beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.
         (4) The named individual is a director and an executive officer of the Company.
         (5)  The named individual is a director of the Company.
         (6)  The named individual is an executive officer of the Company.
         (7) Assuming exercise of the warrants held by the named individual only, the percentage of class would be 60.3%. Assuming exercise of all outstanding warrants, the percentage of class would be 38.3%.
         (8) Assuming exercise of the warrants held by the named individual only, the percentage of class would be 4.6%. Assuming exercise of all outstanding warrants, the percentage of class would be 2.6%.
         (9) Assuming exercise of the warrants held by the named individual only, the percentage of class would be .8%. Assuming exercise of all outstanding warrants, the percentage of class would be .4%.
        (10) Assuming exercise of the warrants held by the group only, the percentage of class would be 63.8%. Assuming exercise of all outstanding warrants, the percentage of class would be 41.4%.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 1998, the Company's Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000.

                                                  SUMMARY COMPENSATION TABLE(1)

                                                                                              LONG-TERM COMPENSATION
                                                                                                    SECURITIES
                                                 ANNUAL COMPENSATION            RESTRICTED          UNDERLYING
                                                ---------------------             STOCK              OPTIONS
  NAME AND PRINCIPAL POSITION             YEAR    SALARY      BONUS              AWARD($)              (#)
---------------------------------         ----  ----------  ---------           ----------    ----------------------
Bennett S. LeBow....................      1998  $2,000,000         --                   --               --
  Chairman and Chief Executive            1997   2,000,000         --                   --               --
  Executive Officer                       1996   2,000,000         --                   --               --
Howard M. Lorber....................      1998   1,400,000   $250,000                   --               --
  President and Chief Operating           1997   1,400,000    976,544(2)                --               --
  Officer                                 1996   1,250,000    300,000           $4,356,000(3)      427,000(4)
Richard J. Lampen(5)................      1998     750,000    750,000                   --               --
  Executive Vice President and            1997     650,000         --                   --               --
  General Counsel                         1996     600,000    100,000                   --               --
Marc N. Bell(6).....................      1998     300,000    300,000                   --               --
  Vice President, Associate
  General Counsel and Secretary
J. Bryant Kirkland III(7)...........      1998     200,000    200,000                   --               --
  Vice President, Chief Financial
  Officer and Treasurer

----------

(1) The aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.
(2) Includes $476,544 paid to Mr. Lorber under the Company's obligation to reimburse him for taxes relating to the vesting of the 1996 restricted stock award. See "-- Employment Agreements."
(3) Represents an award of 36,000 Class A Senior Preferred Shares valued based on the closing price on the date of issuance. Subject to earlier vesting upon a change of control, the shares vest in six equal annual installments commencing on July 1, 1997. The shares are identical with all other Class A Senior Preferred Shares issued and outstanding as of July 1, 1996, including undeclared dividends of $3.776 million and declared dividends of $1.08 million. Dividends are payable on the shares provided that such payments will be deferred until the time of vesting. At December 31, 1998, the shares had a market value of $3.6 million without giving effect to any diminution in value attributable to the restrictions. As a result of the recapitalization, these shares were converted into 720,000 Common Shares and 36,000 Warrants.
(4) Represents options to purchase 330,000 Common Shares and 97,000 Class B Preferred Shares granted in 1996. As a result of the recapitalization, these options now relate to 65,333 Common Shares and 584,000 Warrants.
(5) The table reflects 100% of Mr. Lampen's salary and bonus, all of which are paid by the Company, and includes his salary and bonus from the Company and a bonus of $500,000 awarded by Brooke for 1998. Of Mr. Lampen's salary and bonus from the Company, 25% (or $250,000, $162,500 and $175,000 in 1998,
    1997 and 1996, respectively) and all of the 1998 bonus from Brooke have been or will be reimbursed to the Company by Brooke.
(6) In February 1998, Mr. Bell was appointed a Vice President of the Company. The table reflects 100% of Mr. Bell's salary and bonus, all of which are paid by Brooke. Of Mr. Bell's salary and bonus from Brooke, $200,000 has been or will be reimbursed to Brooke by New Valley.
(7) In January 1998, Mr. Kirkland was appointed a Vice President of the Company. The table reflects 100% of Mr. Kirkland's salary and bonus, all of which are paid by the Company, and includes his salary and bonus from the Company and a bonus of $133,333 awarded by Brooke for 1998. Of Mr. Kirkland's salary and bonus from the Company, 25% (or $66,666) and all of the 1998 bonus from Brooke have been or will be reimbursed to the Company by Brooke.


         The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 1998. The table includes options exercisable within 60 days of the date of this prospectus.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT                    OPTIONS AT
                                                          DECEMBER 31, 1998             DECEMBER 31, 1998
                                                   ----------------------------   ---------------------------
NAME                                               EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                   -----------    -------------   -----------   -------------
Howard M. Lorber
  Class B Preferred Shares..............             32,332(1)       64,668(3)    $ 158,427*     $ 316,873*
  Common Shares.........................            110,000(2)      220,000(4)           --             --

* Calculated using the closing price of $6.75 per Class B Preferred Share on December 31, 1998 less the option exercise price.

(1) As a result of the recapitalization these options now are exercisable for 10,777 Common Shares and 161,660 Warrants with the aggregate exercise price remaining the same.

(2) As a result of the recapitalization these options now are exercisable for 11,000 Common Shares and 33,000 Warrants with the aggregate exercise price remaining the same.

(3) As a result of the recapitalization these options now are exercisable for 21,556 Common Shares and 323,340 Warrants with the aggregate exercise price remaining the same.

(4) As a result of the recapitalization these options now are exercisable for 22,000 Common Shares and 66,000 Warrants with the aggregate exercise price remaining the same.

COMPENSATION OF DIRECTORS

         In 1998, each non-employee director of the Company received an annual fee of $35,000 for serving on the Board and a $1,000 fee for attending each meeting of the Board or a committee of the Board.

EMPLOYMENT AGREEMENTS

         Mr. LeBow is a party to an employment agreement with the Company dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement has an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before this date. As of January 1, 1999, Mr. LeBow's annual base salary was $2 million. After termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. After termination of his employment within two years of a change of control, he would receive a lump sum payment equal to 2.99 times his then current base salary. The bankruptcy plan provides that the annual compensation paid to Mr. LeBow for services rendered in his capacity as an officer or director of the Company may not exceed $2 million.

         Howard M. Lorber is a party to an employment agreement with the Company dated June 1, 1995. The agreement has an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 1999, Mr. Lorber's annual base salary was $1.65 million. The Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. In addition, the Board may award an annual bonus to Mr. Lorber at its sole discretion. The Board awarded Mr. Lorber a bonus of $250,000 for 1998. In January 1998, Mr. Lorber and the Company entered into an amendment to his employment agreement under which he is entitled to receive an additional annual bonus in an amount necessary to reimburse him, on an after-tax basis, for all applicable taxes incurred by him during the prior calendar year as a result of the grant to him, or vesting, of the 1996 award of 36,000 restricted Class A Senior Preferred Shares and options to acquire 330,000 Common Shares and 97,000 Class B Preferred Shares. In January 1998 Mr. Lorber received an additional bonus of $476,544, which Mr. Lorber and the Company have agreed will constitute full satisfaction of the Company's obligations under the amendment for 1997. After termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. After termination of his employment within two years of a change of control, he is entitled to receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.

         Richard J. Lampen is a party to an employment agreement with the Company dated September 22, 1995. The agreement has an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period before the termination date. As of January 1, 1999, his annual base salary was $750,000. In addition, the Board may award an annual bonus to Mr. Lampen at its sole discretion. The Board awarded Mr. Lampen a bonus of $250,000 for 1998 and Brooke awarded Mr. Lampen a bonus of $500,000 for 1998. The Board must review such base salary annually and may increase but not decrease it from time to time, in its sole discretion. After termination of his employment without cause, he will receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company does not currently have a compensation committee. The Board acts on compensation matters as a committee of the whole. Mr. LeBow has been Chairman of the Board of the Company since 1988 and Chief Executive Officer since November 1994,

Mr. Lorber was named President and Chief Operating Officer of the Company in November 1994, Mr. Kramer was named Chairman of the Board and Chief Executive Officer of Ladenburg Group, Inc. in June 1995 and Chairman of the Board and Chief Executive Officer of Ladenburg in December 1995, and Mr. Lampen was named Executive Vice President and General Counsel of the Company in October 1995.

         During 1998, Mr. LeBow was Chairman of the Board, President and Chief Executive Officer of Brooke and BGLS and a member of Brooke's compensation committee. During 1998, Mr. Lampen was Executive Vice President of Brooke and BGLS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Mr. Lorber, a director and executive officer of the Company, is a stockholder and registered representative of Aegis, a broker-dealer that has performed services for the Company and its affiliates since before January 1, 1996. Aegis received commissions and other income from the Company and its affiliates in the aggregate amount of approximately $317,000 during 1996, $522,000 during 1997, $128,000 during 1998 and $26,000 for the four months ended April 30, 1999. Aegis, in the ordinary course of its business, engages in brokerage activities with Ladenburg on customary terms. Mr. Lorber is also Chairman of the Board and Chief Executive Officer of Hallman & Lorber and its affiliates, and serves as a consultant to Brooke and BGLS and is a stockholder of Brooke.

         Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $136,000 during 1996, $133,000 during 1997, $128,000 during 1998 and $29,000 for the four months ended April 30, 1999, on various insurance policies issued for the Company and its affiliates.

         On December 18, 1996, the Company loaned BGLS $990,000 under a promissory note due January 31, 1997 bearing interest at 14%. On January 2, 1997, the Company loaned BGLS an additional $975,000 under another promissory note due January 31, 1997 bearing interest at 14%. Both loans including interest were repaid on January 31, 1997. In September 1998, the Company made a one-year $950,000 loan to BGLS which bears interest at 14%.

         On January 31, 1997, the Company entered into the BrookeMil purchase agreement with Brooke (Overseas), a wholly-owned subsidiary of Brooke, under which the Company acquired the BrookeMil shares. The Company paid Brooke (Overseas) a purchase price of $55 million, consisting of $21.5 million in cash and a $33.5 million 9% promissory note of the Company. The note has been paid in full. The amount of consideration paid by the Company was determined based on a number of factors including current valuations of the assets, future development plans, local real estate market conditions and prevailing economic and political conditions in Russia. The Company retained independent legal counsel and financial advisors to evaluate and negotiate the transaction, which was approved by a special committee of the independent directors of the Company. Under the terms of the bankruptcy plan, the transaction was approved by not less than two-thirds of the entire Board, including the approval of at least one of the directors elected by the holders of the Preferred Shares, and a fairness opinion from an investment banking firm was obtained. See "BUSINESS -- BrookeMil Ltd." and "-- Legal Proceedings" as well as Notes 3 and 10 to the Company's Consolidated Financial Statements for information concerning the transaction and a pending lawsuit relating to the Company's purchase of the BrookeMil shares.

         In 1995, the Company and Brooke entered into an expense sharing agreement under which certain lease, legal and administrative expenses are allocated to the entities incurring the expense. Under this agreement the Company expensed approximately $462,000 for 1996, $312,000 for 1997, $502,000 for 1998 and $148,000 for the three months ended March 31, 1999.

         During 1996, the Company entered into a court-approved settlement with Brooke and BGLS relating to their application under the Bankruptcy Code for reimbursement of expenses incurred by them in the Company's bankruptcy proceedings. Under the settlement, the Company reimbursed Brooke and BGLS $655,217 for such expenses. The terms of the settlement were substantially similar to the terms of previous settlements between the Company and other applicants who had sought reimbursement of reorganization-related legal fees and expenses.

         Richard Ressler, a former director of the Company, is Chairman of the Board and the beneficial owner of 17.8% of the shares of MAI Systems Corporation, Brooke's former indirect majority-owned subsidiary. In 1996 MAI entered into certain arrangements with Ladenburg under which MAI has sold computer and software products and has been providing related professional and support services to Ladenburg. Ladenburg paid MAI approximately $100,000 in 1996 and $610,000 in 1997 for such products and services. In addition, Ladenburg paid another company controlled by Mr. Ressler approximately $10,000 in 1996 and $143,000 in 1997 for communications consulting services.

         In March 1997, the Company acquired a membership interest in Orchard/JFAX Investors, LLC, of which Mr. Ressler serves as a managing member, for $1 million. Orchard/JFAX Investors, LLC holds a controlling interest in JFAX.COM, Inc., an Internet-based messaging and communications services provider in which the Company has an indirect minority interest.

         In February 1998, the Company and Apollo organized Western Realty Ducat to make real estate and other investments in Russia. When Western Realty Ducat was formed, the Company agreed to contribute to Western Realty Ducat the real estate assets of BrookeMil, and Apollo agreed to contribute up to $58 million. Western Realty Ducat has made a $30 million participating loan to, payable out of a 30% profits interest in, a company organized by Brooke (Overseas) that holds Brooke (Overseas)'s interest in Liggett-Ducat Ltd. and the new factory being constructed by Liggett-Ducat Ltd. on the outskirts of Moscow.

         Until January 1999, Mr. Burns, a director of the Company, was a partner of Proskauer Rose LLP, a law firm which has been engaged to perform legal services for the Company in the past and which may be so engaged in the future. The fees received for such legal services in 1996, 1997 and 1998 did not exceed five percent of the law firm's revenues.

         From October 1995 through August 1997, Mr. Beinstein, a director of the Company, served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a law firm which has performed services for the Company in the past and may do so in the future. The fees received for these services in 1996 and 1997 did not exceed five percent of the law firm's revenues.

         For information concerning certain agreements and transactions between the Company and Brooke relating to RJR Nabisco, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Introduction -- The Company's Investment in RJR Nabisco" and Note 5 to the Company's Consolidated Financial Statements.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 100,000,000 Common Shares and 10,000,000 Class C Preferred Shares. American Stock Transfer & Trust Company, New York, New York, serves as the transfer agent and registrar for the Common Shares.

         The following summaries of the terms of the Company's capital stock are not complete and are qualified by reference to the Certificate of Incorporation which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

         Each outstanding share of the Company's capital stock is fully paid and nonassessable.

CLASS C PREFERRED SHARES

         The Board has authority to issue the Class C Preferred Shares in one or more series and to fix their terms. The Class C Preferred Shares rank senior to the Common Shares in liquidation and in respect of dividends.

COMMON SHARES

  Dividends

         Holders of the Common Shares are entitled to dividends when declared by the Board out of legally available funds. Payment of dividends is subject to the rights of the holders of shares ranking above Common Shares as to distributions and limitations on the payment of dividends contained in certain of the Company's outstanding debt instruments.

  Liquidation Rights

         On liquidation of the Company, the net assets of the Company will be distributed pro rata to the holders of Common Shares (after payment is made on any outstanding Preferred Shares, if any) of the stated liquidation preference together with all cumulative dividends for the current and all prior quarterly periods.

  Voting Rights

         Each Common Share is entitled to one vote for all purposes, except as otherwise provided by law or as expressly provided in the Certificate of Incorporation.

  Market for Common Shares

         The Common Shares are quoted on the OTC Electronic Bulletin Board, a National Association of Securities Dealers sponsored inter-dealer automated quotation system, under the symbols NVYL.

         The following table sets forth, for the calendar quarters indicated, the range of per share prices for the Common Shares. Prices reflect quotations on the NASD OTC Electronic Bulletin Board. Quotations reflect inter-dealer prices in the over-the-counter market, without retail markups, markdowns or commissions, and do not necessarily represent actual transactions. No cash dividends have been declared by the Company on the Common Shares, and the Company does not currently intend to pay a dividend on the Common Shares in the foreseeable future. On June _, 1999, the last trading price as quoted on the NASD OTC Electronic Bulletin Board for the Common Shares was $____ per share.

COMMON SHARES
                                                                           HIGH      LOW
                                                                           ----      ---
1999
Second Quarter (from June, 1999 through June , 1999 (post
recapitalization period)).........................................
Second Quarter (through June , 1999 effective date of
recapitalization).................................................         $ .75    $ .22
First Quarter.....................................................           .84      .38

1998
Fourth Quarter....................................................          2.00      .25
Third Quarter.....................................................           .50      .32
Second Quarter....................................................           .94      .44
First Quarter.....................................................          1.18      .50

1997
Fourth Quarter....................................................          1.00      .47
Third Quarter.....................................................          1.22      .75
Second Quarter....................................................          1.56      .91
First Quarter.....................................................          1.94     1.38

At June   , 1999, there were approximately    holders of record of the Common
Shares.

                              PLAN OF DISTRIBUTION

         The Common Shares are to be issued upon the exercise of the outstanding Warrants issued to the Company stockholder's pursuant to a plan of recapitalization which was implemented on June _, 1999.

DESCRIPTION OF THE WARRANTS

         The Warrants are governed by a warrant agreement between the Company and American Stock Transfer and Trust Company, as warrant agent. Below is a brief summary of the terms of the Warrants and the warrant agreement. This summary is subject to the provisions of the warrant agreement and the warrant certificates representing the Warrants. The warrant agreement, including the form of warrant certificate, is an exhibit to the registration statement of which this prospectus is a part.

         Exercise of Warrants. Each Warrant entitles the holder to purchase one Common Share at an exercise price of $12.50 per share. The Warrants may be exercised during the period commencing on the effective date of the Company's registration statement covering the underlying Common Shares, of which this prospectus is a part, and ending on the fifth anniversary thereafter. The Company may redeem the warrants for $0.01 per warrant on 30 days' notice to the holders if, at any time after June _, 2002, the third anniversary of the effective time of the plan of recapitalization, the average reported closing price or bid price of a Common Share exceeds $12.50 for any 20 consecutive trading days ending within five days before the date of such notice. The Warrants, however, may be exercised by the holders during the period following such notice and before such redemption.

         The Warrants may be exercised by surrendering properly endorsed certificates to the warrant agent together with full payment of the exercise price for each Common Share underlying the Warrant being exercised, and any applicable transfer or other taxes.

         Adjustment of Purchase Price. The exercise price will be reduced by the amount of any cash dividends or cash distributions paid on the Common Shares. If the Company distributes evidences of indebtedness or assets, other than cash dividends or cash distributions, holders of Warrants will be entitled to participate in the distribution at the time of exercise on a basis that the Company determines in its good faith discretion to be fair and appropriate. In addition, the exercise price and the number of shares issuable on exercise will be adjusted for any issuance of a dividend of additional Common Shares to holders of Common Shares or subdivisions, combinations or reclassifications or other changes in the outstanding Common Shares. The Company also has the right, at any time, to voluntarily reduce the Exercise Price to such amount and for such periods as may be deemed appropriate by the Board of Directors of the Company.

         Amendment. The Warrants may be amended only if the Company has obtained the consent of the holders of Warrants representing a majority of the Common Shares issuable upon exercise of all outstanding Warrants. However, no amendment may increase the exercise price of the Warrants or decrease the number of Common Shares issuable upon exercise of a Warrant without the consent of the holders of Warrants representing at least 66 2/3% of the Common Shares issuable upon exercise of all outstanding Warrants.

         Notices. Notices to each registered Warrant holder will be made by the Company by first-class mail, postage prepaid, in the following circumstances:

         - upon the fixing of a date for redemption, the establishing of the exercise date, and the fixing of a reduced exercise price and reduced exercise price period, for the Warrants,

         - upon any adjustment to the exercise price of the Warrants or the number of Common Shares purchasable upon exercise of a Warrant,

         - upon the authorization by the Company of the issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares (or of any other subscription rights or warrants), or the distribution to all holders of Common Shares of evidences of indebtedness or assets (other than cash dividends or distributions in cash),

         - upon any consolidation or merger to which the Company is a party and for which approval by holders of Common Shares is required, or the conveyance or transfer of the properties or assets of the Company substantially as an entirety, or any reclassification or change of Common Shares (other than a change in par value, if any, or as a result of a subdivision or combination), or

         - the voluntary or involuntary dissolution, liquidation or winding up of the Company.

         In addition, upon the declaration of cash dividends or distributions in cash on all Common Shares, the Company shall cause notice of such payment to be given to the Warrant holders in such manner as the Company determines to be fair and appropriate, including by public announcement.

         Other Matters. The Company is not required to issue any fractional Warrants or any fractional Common Shares on the exercise of warrants or the occurrence of adjustments under antidilution provisions. Instead, the Company will pay cash based on the market value of the Common Shares.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion describes certain material federal income tax considerations relating to the exercise of the Warrants and represents the opinion of Milbank, Tweed, Hadley & McCloy LLP. This discussion is based upon the Internal Revenue Code of 1986, existing and proposed regulations, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled, or modified at any time. Any change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described here. No ruling from the IRS with respect to the matters discussed has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All stockholders should consult their own tax advisors.

         This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities). This discussion also does not address any tax consequences under state, local, or foreign laws. The following discussion of federal income tax considerations is for general information only and is not tax advice.

         STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PLAN OF RECAPITALIZATION, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

Exchange of Warrants for Common Shares

         Generally, holders of Warrants will not recognize gain or loss upon the exercise of Warrants for Common Shares. The holder's basis in the Common Shares received in exchange for a Warrant will equal the holder's basis in the Warrant plus any amount paid on the exercise of the Warrant. The holder's holding period for the Common Shares will begin on the day the Warrant is exercised. Under Section 305 of the Code, holders of Warrants may be deemed to receive a deemed distribution of stock if the number of Common Shares which a Warrant holder may acquire by exercising its Warrant is adjusted to reflect certain distributions with respect to the Common Shares. An adjustment made pursuant to a bona fide formula that has the effect of preventing the dilution of the interest of the Warrant holders generally will not have that effect. Under the Warrants' anti-dilution provisions, in certain circumstances it is possible that some adjustments to the exercise price of the Warrants will be treated as a distribution. The distribution would be treated as a dividend to the extent of the Company's current and accumulated earnings and profits in the year of distribution, then as a return of capital to the extent of the holder's basis in the Warrant and then as capital gain.


                                 LEGAL MATTERS

         The legality of the Common Shares to be issued upon the exercise of the Warrants, as well as certain tax matters concerning the Warrants, are being passed on by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.


                                    EXPERTS

         The consolidated financial statements of the Company and subsidiaries at December 31, 1998 and December 31, 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

NEW VALLEY CORPORATION
                                                                                                                              PAGE
                                                                                                                              ----

Report of Independent Accountants......................................................................................       F-2
Consolidated Balance Sheets as of December 31, 1998 and 1997...........................................................       F-3
Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996.............................       F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficiency) for the years ended December 31,
1998, 1997 and 1996....................................................................................................       F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996.............................       F-6
Notes to Consolidated Financial Statements.............................................................................       F-7


UNAUDITED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998.......................................       F-25
Condensed Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998.....................       F-26
Condensed Consolidated Statements of Changes in Stockholders' Equity (Deficiency) for the three months ended March 31,
1999 and 1998..........................................................................................................       F-27
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998.....................       F-28
Notes to Condensed Consolidated Financial Statements...................................................................       F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the
Stockholders of New Valley Corporation

         In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and cash flows present fairly, in all material respects, the financial position of New Valley Corporation and its subsidiaries (the "Company") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of Thinking Machines Corporation, a consolidated subsidiary, which statements reflect total assets of $5,604,159 at December 31, 1997, and total revenues of $350,234 for the year ended December 31, 1997. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Thinking Machines Corporation, is based solely on the report of the other auditors. We conducted our audits of the consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

         As discussed in the notes to the consolidated financial statements, the investments and operations of the Company, and those of similar companies in the Russian Federation, have been significantly affected, and could continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Russian Federation.

PriceWaterhouseCoopers LLP

Miami, Florida
March 19, 1999

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                DECEMBER 31,
                                                                                          -------------------------
                                                                                            1998             1997
                                                                                          ---------       ---------
                                                               ASSETS

               Current assets:
                 Cash and cash equivalents .........................................      $  16,444       $  11,606
                 Investment securities available for sale ..........................         37,567          51,993
                 Trading securities owned ..........................................          8,984          49,988
                 Restricted assets .................................................          1,220             232
                 Receivable from clearing brokers ..................................         22,561           1,205
                 Other current assets ..............................................          4,675           3,618
                                                                                          ---------       ---------
                      Total current assets .........................................         91,451         118,642
                                                                                          ---------       ---------
               Investment in real estate, net ......................................         82,875         259,968
               Furniture and equipment, net ........................................         10,444          12,194
               Restricted assets ...................................................          6,082           5,484
               Long-term investments, net ..........................................          9,226          27,224
               Investment in joint venture .........................................         65,193              --
               Other assets ........................................................          7,451          17,879
                                                                                          ---------       ---------
                      Total assets .................................................      $ 272,722       $ 441,391
                                                                                          =========       =========

                                                LIABILITIES AND STOCKHOLDERS' DEFICIENCY
               Current liabilities:
                 Margin loan payable ...............................................      $  13,088       $  13,012
                 Current portion of notes payable and long-term
                  obligations ......................................................          2,745             760
                 Accounts payable and accrued liabilities ..........................         32,047          55,222
                 Prepetition claims and restructuring accruals .....................         12,364          12,611
                 Income taxes ......................................................         18,702          18,413
                 Securities sold, not yet purchased ................................          4,635          25,610
                                                                                          ---------       ---------
                      Total current liabilities ....................................         83,581         125,628
                                                                                          ---------       ---------
               Notes payable .......................................................         54,801         176,314
               Other long-term liabilities .........................................         23,450          11,210
               Commitments and contingencies .......................................             --              --
               Redeemable preferred shares .........................................        316,202         258,638
               Stockholders' deficiency:
                 Cumulative preferred shares; liquidation preference of
                  $69,769, dividends in arrears: 1998-- $165,856;
                  1997-- $139,412 ..................................................            279             279
                 Common Shares, $.01 par value; 850,000,000 shares
                  authorized; 9,577,624 shares outstanding .........................             96              96
                 Additional paid-in capital ........................................        550,119         604,215
                 Accumulated deficit ...............................................       (758,016)       (742,427)
                 Unearned compensation on stock options ............................           (475)           (158)
                 Accumulated other comprehensive income ............................          2,685           7,596
                                                                                          ---------       ---------
                      Total stockholders' deficiency ...............................       (205,312)       (130,399)
                                                                                          ---------       ---------
                      Total liabilities and stockholders' deficiency ...............      $ 272,722       $ 441,391
                                                                                          =========       =========

          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------------
                                                                                 1998              1997              1996
                                                                              -----------       -----------       -----------
         Revenues:
           Principal transactions, net .................................      $    11,430       $    16,754       $    28,344
           Commissions .................................................           28,284            16,727            17,755
           Corporate finance fees ......................................           14,733            12,514            10,230
           Gain on sale of investments, net ............................           11,768            19,202            10,014
           Loss in joint venture .......................................           (4,976)               --                --
           Real estate leasing .........................................           20,577            27,067            23,559
           Gain on sale of real estate .................................            4,682             1,290                --
           Computer sales and service ..................................              794             3,947            15,017
           Interest and dividends ......................................            8,808             9,417            16,951
           Other income ................................................            5,987             7,650             8,995
                                                                              -----------       -----------       -----------
               Total revenues ..........................................          102,087           114,568           130,865
                                                                              -----------       -----------       -----------
         Costs and expenses:
           Selling, general and administrative expenses ................          110,375           119,205           140,399
           Interest ....................................................           13,939            16,988            17,760
           Recovery of restructuring charges ...........................               --                --            (9,706)
           Provision for loss on long-term investments .................            3,185             3,796             1,001
                                                                              -----------       -----------       -----------
               Total costs and expenses ................................          127,499           139,989           149,454
                                                                              -----------       -----------       -----------
         Loss from continuing operations before income taxes
         and minority interests.........................................          (25,412)          (25,421)          (18,589)
         Income tax provision ..........................................                6               186               300
         Minority interests in loss from continuing operations
         of consolidated subsidiaries...................................            2,089             1,347             4,241
                                                                              -----------       -----------       -----------

         Loss from continuing operations ...............................          (23,329)          (24,260)          (14,648)
         Discontinued operations (Note 22):
           Gain on disposal of discontinued operations .................            7,740             3,687             7,158
                                                                              -----------       -----------       -----------
               Income from discontinued operations .....................            7,740             3,687             7,158
                                                                              -----------       -----------       -----------
         Net loss ......................................................          (15,589)          (20,573)           (7,490)
         Dividend requirements on preferred shares .....................          (80,964)          (68,475)          (61,949)
         Excess of carrying value of redeemable preferred
         shares over cost of shares purchased...........................               --                --             4,279
                                                                              -----------       -----------       -----------
         Net loss applicable to Common Shares ..........................      $   (96,553)          (89,048)      $   (65,160)
                                                                              ===========       ===========       ===========
         Income (loss) per common share (Basic and Diluted):
           Continuing operations .......................................      $    (10.89)            (9.68)      $     (7.55)
           Discontinued operations .....................................              .81               .38               .75
                                                                              -----------       -----------       -----------
               Net loss ................................................      $    (10.08)            (9.30)      $     (6.80)
                                                                              ===========       ===========       ===========
         Number of shares used in computation ..........................        9,577,624         9,577,624         9,577,624
                                                                              ===========       ===========       ===========

          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                          UNEARNED     ACCUMULATED
                                                        CLASS B                ADDITIONAL               COMPENSATION      OTHER
                                                       PREFERRED    COMMON      PAID-IN    ACCUMULATED    ON STOCK    COMPREHENSIVE
                                                         SHARES     SHARES      CAPITAL      DEFICIT       OPTIONS       INCOME
                                                       ---------  ---------    ----------  -----------  ------------  -------------
Balance, December 31, 1995 .......................      $   279   $   1,916    $ 679,058    $(714,364)                  $  2,650
  Net loss .......................................                                             (7,490)
  Undeclared dividends and accretion on
    redeemable preferred shares ..................                               (41,123)
  Purchase of redeemable preferred
    shares .......................................                                 4,279
  Effect of 1-for-20 reverse stock split .........                   (1,820)       1,820
  Issuance of stock options ......................                                   755                   $  (755)
  Compensation expense on stock option
    grants .......................................                                                              24
  Unrealized gain on investment
    securities ...................................                                                                         2,407
                                                        -------   ---------    ---------    ---------      -------      --------
Balance, December 31, 1996 .......................          279          96      644,789     (721,854)        (731)        5,057
  Net loss .......................................                                            (20,573)
  Undeclared dividends and accretion on
    redeemable preferred shares ..................                               (45,148)
  Unrealized gain on investment
    securities ...................................                                                                         2,539
  Compensation expense on stock option
    grants .......................................                                                              15
  Adjustment to unearned compensation on
    stock options ................................                                  (558)                      558
  Public sale of subsidiaries' common
    stock, net ...................................                                 5,132
                                                        -------   ---------    ---------    ---------      -------      --------
Balance, December 31, 1997 .......................          279          96      604,215     (742,427)        (158)        7,596
  Net loss .......................................                                            (15,589)
  Undeclared dividends and accretion on
    redeemable preferred shares ..................                               (54,520)
  Adjustment to unearned compensation on
    stock options ................................                                   424                      (424)
  Compensation expense on stock option
    grants .......................................                                                             107
  Unrealized loss on investment
    securities ...................................                                                                        (4,911)
                                                        -------   ---------    ---------    ---------      -------      --------
Balance, December 31, 1998 .......................      $   279   $      96    $ 550,119    $(758,016)     $  (475)     $  2,685
                                                        =======   =========    =========    =========      =======      ========

          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------------
                                                                                1998            1997             1996
                                                                              ---------       ---------       ----------
         Cash flows from operating activities:
           Net loss ....................................................      $ (15,589)      $ (20,573)      $   (7,490)
           Adjustments to reconcile net loss to net cash used for
            operating activities:
            Income from discontinued operations ........................         (7,740)         (3,687)          (7,158)
            Depreciation and amortization ..............................          6,495           9,414            4,757
            Loss in joint venture ......................................          4,976              --               --
            Provision for loss on long-term investments ................          3,185           3,796            1,001
            Gain on sales of real estate and liquidation of
            long-term investments ......................................         (9,452)         (1,290)              --
            Reversal of restructuring accruals .........................             --              --           (9,706)
            Stock based compensation expense ...........................          3,151           2,934              384
            Other ......................................................            578              --               --
            Changes in assets and liabilities, net of effects from
            acquisitions and dispositions:
            Decrease (increase) in receivables and other assets ........         19,376           4,474          (13,813)
            Increase (decrease) in income taxes payable ................            396             170           (2,040)
            (Decrease) increase in accounts payable and accrued
            liabilities ................................................        (27,073)          4,513           11,336
                                                                              ---------       ---------       ----------
         Net cash used for continuing operations .......................        (21,697)           (249)         (22,699)
         Net cash provided from discontinued operations ................          7,740              --               --
                                                                              ---------       ---------       ----------
         Net cash used for operating activities ........................        (13,957)           (249)         (22,699)
                                                                              ---------       ---------       ----------
         Cash flows from investing activities:
           Sale or maturity of investment securities ...................         22,888          45,472          160,088
           Purchase of investment securities ...........................        (19,429)        (30,756)         (12,825)
           Sale or liquidation of long-term investments ................         25,895           2,807           18,292
           Purchase of long-term investments ...........................        (13,590)        (15,384)          (3,051)
           Sale of real estate, net of closing costs ...................        111,292           8,718               --
           Purchase of and additions to real estate ....................        (18,236)        (10,777)         (24,496)
           Purchase of furniture and equipment .........................           (583)         (3,478)          (5,240)
           Payment of prepetition claims and restructuring accruals ....         (1,061)           (828)          (8,160)
           Payment for acquisitions, net of cash acquired ..............             --         (20,014)           1,915
           (Increase) decrease in restricted assets ....................         (1,586)          3,130           29,159
           Cash contributed to joint venture ...........................           (442)             --               --
           Net proceeds from disposal of business ......................             --              --           10,174
           Other, net ..................................................           (935)             --               --
                                                                              ---------       ---------       ----------
         Net cash provided from (used for) investing activities ........        104,213         (21,110)         165,856
                                                                              ---------       ---------       ----------
         Cash flows from financing activities:
           Payment of preferred dividends ..............................             --              --          (41,419)
           Proceeds from participating loan ............................         14,300              --               --
           Purchase of redeemable preferred shares .....................             --              --          (10,530)
           Increase (decrease) in margin loan payable ..................             76          13,012          (75,119)
           Payment of long-term notes and other liabilities ............        (99,303)        (62,739)         (10,549)
           Increase in long-term borrowings ............................             --          19,993               --
           Issuance of subsidiary stock ................................             --           5,417               --
           Other, net ..................................................           (491)             --               --
                                                                              ---------       ---------       ----------
         Net cash used for financing activities ........................        (85,418)        (24,317)        (137,617)
                                                                              ---------       ---------       ----------
         Net increase (decrease) in cash and cash equivalents ..........          4,838         (45,676)           5,540
         Cash and cash equivalents, beginning of year ..................         11,606          57,282           51,742
                                                                              ---------       ---------       ----------
         Cash and cash equivalents, end of year ........................      $  16,444       $  11,606       $   57,282
                                                                              =========       =========       ==========
         Supplemental cash flow information:
           Cash paid during the year for:
             Interest ..................................................      $  11,958       $  16,667       $   17,482
             Income taxes ..............................................            169             116            2,341
         Detail of acquisitions:
           Fair value of assets acquired ...............................      $      --       $  94,114       $   27,301
           Liabilities assumed .........................................             --          74,100           16,701
                                                                              ---------       ---------       ----------
           Cash paid ...................................................             --          20,014           10,600
           Less cash acquired ..........................................             --              --          (12,515)
                                                                              ---------       ---------       ----------
           Net cash paid for acquisition ...............................      $      --       $ (20,014)      $   (1,915)
                                                                              =========       =========       ==========
         Detail of contribution to joint venture:
           Fair value of assets contributed ............................      $  97,107       $      --       $       --
           Liabilities contributed .....................................        (37,380)             --               --
           Capital contribution ........................................        (60,169)             --               --
                                                                              ---------       ---------       ----------
           Net cash contributed to joint venture .......................      $    (442)      $      --               --
                                                                              =========       =========       ==========

          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.       BASIS OF PRESENTATION

Principles of Consolidation

         The consolidated financial statements include the accounts of New Valley Corporation and its majority owned subsidiaries (the "Company"). The Company's investment in Western Realty Development LLC has been accounted for under the equity method. All significant intercompany transactions are eliminated in consolidation.

         Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation.

Nature of Operations

         The Company and its subsidiaries are engaged in the investment banking and brokerage business, in the ownership and management of commercial real estate, and in the acquisition of operating companies. As discussed in Note 21, the investment banking and brokerage segment accounted for 65% and 49% of the Company's revenues and 24% and 39% of the Company's operating loss from continuing operations for the years ended December 31, 1998 and 1997, respectively. The Company's investment banking and brokerage segment provides its services principally for middle market and emerging growth companies through a coordinated effort among corporate finance, research, capital markets, investment management, brokerage and trading professionals.

Proposed Recapitalization Plan

         The Company intends to submit for approval of its stockholders at its 1999 annual meeting a proposed recapitalization of its capital stock (the "Recapitalization Plan"). Under the Recapitalization Plan, each of the Company's outstanding Class A Senior Preferred Shares would be reclassified and changed into 20 Common Shares and one Warrant to purchase Common Shares (the "Warrants"). Each of the Class B Preferred Shares would be reclassified and changed into one-third of a Common Share and five Warrants. The existing Common Shares would be reclassified and changed into one-tenth of a Common Share and three-tenths of a Warrant. The authorized number of Common Shares would be reduced from 850,000,000 to 100,000,000. The Warrants to be issued as part of the Recapitalization Plan would have an exercise price of $12.50 per share subject to adjustment in certain circumstances and be exercisable for five years following the effective date of the Company's Registration Statement covering the underlying Common Shares. The Warrants would not be callable by the Company for a three-year period. Upon completion of the Recapitalization Plan, the Company will apply for listing of the Common Shares and Warrants on NASDAQ.

         Completion of the Recapitalization Plan would be subject to, among other things, approval by the required holders of the various classes of the Company's shares, effectiveness of the Company's proxy statement and prospectus for the annual meeting, receipt of a fairness opinion and compliance with the Hart-Scott-Rodino Act.

         Brooke Group Ltd. ("Brooke"), the Company's principal stockholder, has agreed to vote all of its shares in the Company in favor of the Recapitalization Plan. As a result of the Recapitalization Plan and assuming no warrant holder exercises its Warrants, Brooke will increase its ownership of the outstanding Common Shares of the Company from 42.3% to 55.1% and its total voting power from 42% to 55.1%.

         The Company believes the proposed Recapitalization Plan will simplify the current capital structure of the Company by replacing it with a single class of equity securities. The exchange of the Preferred Shares for Common Shares will eliminate dividend arrearages, thus increasing the net worth of the Company by approximately $316,202 on a pro forma basis as of December 31, 1998. It will also remove the need to redeem the Class A Senior Preferred Shares in 2003. The resulting improvement in the net worth of the Company, along with a hoped for increase in the price of the Common Shares, should increase the likelihood of having the Common Shares quoted on NASDAQ. This, along with a more transparent capital structure, should increase the liquidity of the Company's securities, improve the valuation of the Common Shares and provide a currency for acquisitions and financings. Finally, the recapitalization will allow the voting rights of stockholders to properly reflect the economic interest of such stockholders.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Reorganization

         On November 15, 1991, an involuntary petition under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") was commenced against the Company in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On March 31, 1993, the Company consented to the entry of an order for relief placing it under the protection of Chapter 11 of the Bankruptcy Code.

         On November 1, 1994, the Bankruptcy Court entered an order confirming the First Amended Joint Chapter 11 Plan of Reorganization, as amended (the "Joint Plan"). The terms of the Joint Plan provided for, among other things, the sale of Western Union Financial Services Company, Inc. ("FSI"), a wholly-owned subsidiary of the Company, and certain other Company assets related to FSI's money transfer business, payment in cash of all allowed claims, payment of postpetition interest in the amount of $178,000 to certain creditors, a $50 per share cash dividend to the holders of the Company's Class A Senior Preferred Shares, a tender offer by the Company for up to 150,000 shares of the Class A Senior Preferred Shares, at a price of $80 per share, and the reinstatement of all of the Company's equity interests.

         On November 15, 1994, pursuant to the Asset Purchase Agreement, dated as of October 20, 1994, as amended (the "Purchase Agreement"), by and between the Company and First Financial Management Corporation ("FFMC"), FFMC purchased all of the common stock of FSI and other assets relating to FSI's money transfer business for $1,193,000 (the "Purchase Price"). The Purchase Price consisted of $593,000 in cash, $300,000 representing the assumption of the Western Union Pension Plan obligation, and $300,000 paid on January 13, 1995 for certain intangible assets of FSI. The Purchase Agreement contained various terms and conditions, including the escrow of $45,000 of the Purchase Price, a put option by the Company to sell to FFMC, and a call option by FFMC to purchase, Western Union Data Services Company, Inc., a wholly-owned subsidiary of the Company engaged in the messaging service business (the "Messaging Services Business"), for $20,000, exercisable during the first quarter of 1996, and various services agreements between the Company and FFMC.

         On January 18, 1995, the effective date of the Joint Plan, the Company paid approximately $550,000 on account of allowed prepetition claims and emerged from bankruptcy. At December 31, 1998, the Company's remaining accruals totaled $12,364 for unsettled prepetition claims and restructuring accruals (see Note 17). The Company's accounting policy is to evaluate the remaining restructuring accruals on a quarterly basis and adjust liabilities as claims are settled or dismissed by the Bankruptcy Court.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Reincorporation and Reverse Stock Split. On July 29, 1996, the Company completed its reincorporation from the State of New York to the State of Delaware and effected a one-for-twenty reverse stock split of the Company's Common Shares. In connection with the reverse stock split, all per share data have been restated to reflect retroactively the reverse stock split.

         Cash and Cash Equivalents. The Company considers all highly liquid financial instruments with an original maturity of less than three months to be cash equivalents.

         Fair Value of Financial Instruments. Investments in securities and securities sold, not yet purchased traded on a national securities exchange or listed on NASDAQ are valued at the last reported sales prices of the reporting period. Futures contracts are valued at their last reported sales price. Investments in securities, principally warrants, which have exercise or holding period restrictions, are valued at fair value as determined by the Company's management based on the intrinsic value of the warrants discounted for such restrictions. For cash and cash equivalents, restricted assets, receivable from clearing brokers and short-term loan, the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of long-term debt, including current portion, is estimated based on current rates offered to the Company for debt of the same maturities. The fair value of the Company's redeemable preferred shares is based on their last reported sales price.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Investment Securities. The Company classifies investments in debt and marketable equity securities as either trading, available for sale, or held to maturity. Trading securities are carried at fair value, with unrealized gains and losses included in income. Investments classified as available for sale are carried at fair value, with net unrealized gains and losses included as a separate component of stockholders' equity (deficiency). Debt securities classified as held to maturity are carried at amortized cost. Realized gains and losses are included in other income, except for those relating to the Company's broker-dealer subsidiary which are included in principal transactions revenues. The cost of securities sold is determined based on average cost.

         Restricted Assets. Restricted assets at December 31, 1998 consisted primarily of $5,831 pledged as collateral for a $5,000 letter of credit which is used as collateral for a long-term lease of commercial office space. Restricted assets at December 31, 1997 consisted primarily of $5,484 pledged as collateral for the $5,000 letter of credit.

         Property and Equipment. Shopping centers are depreciated over periods approximating 25 years, the estimated useful life, using the straight-line method. Office buildings were depreciated over periods approximating 40 years, the estimated useful life, using the straight-line method (see Note 7). Furniture and equipment (including equipment subject to capital leases) is depreciated over the estimated useful lives, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the lease term, if shorter. The cost and the related accumulated depreciation are eliminated upon retirement or other disposition and any resulting gain or loss is reflected in operations.

         Income Taxes. Under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

         Securities Sold, not yet Purchased. Securities sold, not yet purchased represent obligations of the Company to deliver a specified security at a contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions involve, to varying degrees, elements of market risk, as the Company's ultimate obligation to satisfy the sale of securities sold, not yet purchased may exceed the amount recognized in the consolidated balance sheet.

         Real Estate Leasing Revenues. The real estate properties are being leased to tenants under operating leases. Base rental revenue is generally recognized on a straight-line basis over the term of the lease. The lease agreements for certain properties contain provisions which provide for reimbursement of real estate taxes and operating expenses over base year amounts, and in certain cases as fixed increases in rent. In addition, the lease agreements for certain tenants provide additional rentals based upon revenues in excess of base amounts, and such amounts are accrued as earned. The future minimum rents scheduled to be received on non-cancelable operating leases at December 31, 1998 are $6,013, $5,519, $4,685, $4,239 and $3,662 for
the years 1999, 2000, 2001, 2002 and 2003, respectively, and $16,872 for subsequent years.

         Basic Income (loss) per Common Share. Basic net income (loss) per common share is based on the weighted average number of Common Shares outstanding. Net income (loss) per common share represents net income (loss) after dividend requirements on redeemable and non-redeemable preferred shares (undeclared) and any adjustment for the difference between excess of carrying value of redeemable preferred shares over the cost of the shares purchased. Diluted net income (loss) per common share assuming full dilution is based on the weighted average number of Common Shares outstanding plus the additional common shares resulting from the conversion of convertible preferred shares and the exercise of stock options and warrants if such conversion was dilutive.

         Options to purchase 330,000 common shares at $.58 per share and 40,417 common shares issuable upon the conversion of Class B Preferred Shares were not included in the computation of diluted loss per share as the effect would have been anti-dilutive.

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. Prior years' EPS have been restated to conform with standards established by SFAS No. 128.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Recoverability of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Beginning in 1995 with the adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows at the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary.

NEW ACCOUNTING PRONOUNCEMENTS.

         In June 1997, the FASB released SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 did not have a material impact on the Company's financial statements.

         For transactions entered into in fiscal years beginning after December 15, 1997, the Company adopted and is reporting in accordance with SOP 97-2, "Software Revenue Recognition". The adoption of SOP 97-2 did have a material impact on the Company's financial statements.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments. The Company has adopted SFAS No. 131 and has restated its financial statements accordingly.

3.       ACQUISITIONS AND DISPOSITIONS

         On May 31, 1995, the Company consummated its acquisition of Ladenburg, Thalmann & Co. Inc. ("Ladenburg"), a registered broker-dealer and investment bank, for $25,750, net of cash acquired. The acquisition was treated as a purchase for financial reporting purposes and, accordingly, these consolidated financial statements include the operations of Ladenburg from the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired of $1,342 has been recorded as goodwill to be amortized on a straight-line basis over 15 years.

         On January 10 and January 11, 1996, the Company acquired four commercial office buildings (the "Office Buildings") and eight shopping centers (the "Shopping Centers") for an aggregate purchase price of $183,900, consisting of $23,900 in cash and $160,000 in non-recourse mortgage financing provided by the sellers. In addition, the Company has capitalized approximately $800 in costs related to the acquisitions. The Company paid $11,400 in cash and executed four promissory notes aggregating $100,000 for the Office Buildings. On September 28, 1998, the Company completed the sale to institutional investors of the Office Buildings for an aggregate purchase price of $112,400 and recognized a gain of $4,682 on the sale. The Company received approximately $13,400 in cash from the transaction before closing adjustments and expenses. The Office Buildings were subject to approximately $99,300 of mortgage financing which was retired at closing.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The following table presents unaudited pro forma results from continuing operations as if the sale of the Office Buildings had occurred on January 1, 1998 and January 1, 1997, respectively. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had this acquisition been consummated as of each respective date.

                                                                             PRO FORMA          PRO FORMA
                                                                             YEAR ENDED         YEAR ENDED
                                                                          DECEMBER 31, 1998  DECEMBER 31, 1997
                                                                          -----------------  -----------------
   Revenues ............................................................      $   87,112       $  99,996
                                                                              ==========       =========
   Loss from continuing operations .....................................      $  (27,896)      $ (23,925)
                                                                              ==========       =========
   Loss from continuing operations applicable to common
     shares ............................................................      $ (108,860)      $ (92,400)
                                                                              ==========       =========

   Loss from continuing operations per common share ....................      $   (11.37)      $   (9.65)
                                                                              ==========       =========

         The Shopping Centers were acquired for an aggregate purchase price of $72,500, consisting of $12,500 in cash and $60,000 in eight promissory notes. In November 1997, the Company sold one of the Shopping Centers for $5,400 and realized a gain of $1,200.

         On January 11, 1996, the Company provided a $10,600 convertible bridge loan to finance Thinking Machines Corporation ("Thinking Machines"), a developer and marketer of data mining and knowledge discovery software and services. In February 1996, the bridge loan was converted into a controlling interest in a partnership which held approximately 61.4% of Thinking Machines' outstanding common shares. In December 1997, the Company acquired for $3,150 additional shares in Thinking Machines pursuant to a rights offering by Thinking Machines to its existing stockholders which increased the Company's ownership to approximately 72.7% of the outstanding Thinking Machines shares. As a result of the rights offering, the Company recorded $2,417 as additional paid-in-capital which represented its interest in the increase in Thinking Machines' stockholders' equity. In September 1998, the Company made a $2,000 loan due December 31, 1999 to Thinking Machines and acquired warrants to purchase additional shares pursuant to a rights offering by Thinking Machines to its existing stockholders. In the first quarter of 1999, the Company lent Thinking Machines an additional $1,250. The acquisition of Thinking Machines through the conversion of the bridge loan was accounted for as a purchase for financial reporting purposes, and accordingly, the operations of Thinking Machines subsequent to January 31, 1996 are included in the operations of the Company. The fair value of assets acquired, including goodwill of $1,726, was $27,301 and liabilities assumed totaled $7,613. In addition, minority interests in the amount of $9,088 were recognized at the time of acquisition. To date, no material revenues have been recognized by Thinking Machines with respect to the sale or licensing of such software and services. Thinking Machines is also subject to uncertainties relating to, without limitation, the development and marketing of computer products, including customer acceptance and required funding, technological changes, capitalization, and the ability to utilize and exploit its intellectual property and propriety software technology.

         On January 31, 1997, the Company entered into a stock purchase agreement (the "Purchase Agreement") with Brooke (Overseas) Ltd. ("Brooke (Overseas)"), a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), an affiliate of the Company, pursuant to which the Company acquired 10,483 shares (the "BrookeMil Shares") of the common stock of BrookeMil Ltd. ("BrookeMil") from Brooke (Overseas) for a purchase price of $55,000, consisting of $21,500 in cash and a $33,500 9% promissory note of the Company (the "Note"). The BrookeMil Shares comprise 99.1% of the outstanding shares of BrookeMil, a real estate development company in Russia. The Note, which was collateralized by the BrookeMil Shares, was paid during 1997.

         BrookeMil is developing a three-phase complex on 2.2 acres of land in downtown Moscow. In 1993, the first phase of the project, Ducat Place I, a 46,500 sq. ft. Class-A office building, was constructed and leased. On April 18, 1997, BrookeMil sold Ducat Place I to one of its tenants for approximately $7,500, which purchase price had been reduced to reflect prepayments of rent. In 1997, BrookeMil completed construction of Ducat Place II, a 150,000 sq. ft. office building. Ducat Place II has been leased to a number of leading international companies. The development of the third phase, Ducat Place III, has been planned as a 450,000 sq. ft. mixed-use complex. The site of Ducat Place III, which is currently used by a subsidiary of Brooke (Overseas) as the site for a factory, is subject to a put option held by the Company. The option allows the Company to put this site back to Brooke (Overseas) and BGLS Inc., a subsidiary of Brooke, at the greater of the appraised fair value of the property at the date of exercise or $13,600 during the period the subsidiary of Brooke (Overseas) operates the factory on such site.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         In connection with the Purchase Agreement, certain specified liabilities of BrookeMil aggregating approximately $40,000 remained as liabilities of BrookeMil after the purchase of the BrookeMil Shares by the Company. These liabilities included a $20,400 loan to a Russian bank for the construction of Ducat Place II (the "Construction Loan"). In addition, the liabilities of BrookeMil at the time of purchase included approximately $13,800 of rents and related payments prepaid by tenants of Ducat Place II for periods generally ranging from 15 to 18 months.

         The fair value of the assets acquired, including goodwill of $12,400 was $95,500. The Company, through its interest in Western Realty, is amortizing the goodwill over a five year period.

         In August 1997, BrookeMil refinanced all amounts due under the Construction Loan with borrowings under a new credit facility with another Russian bank. The new credit facility bears interest at 16% per year, matures no later than August 2002, with principal payments commencing after the first year, and is collateralized by a mortgage on Ducat Place II and guaranteed by the Company. At December 31, 1997, borrowings under the new credit facility totaled $19,700.

4.       RUSSIAN REAL ESTATE JOINT VENTURES

Western Realty Development LLC

         In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty Ducat") to make real estate and other investments in Russia. In connection with the formation of Western Realty Ducat, the Company agreed, among other things, to contribute the real estate assets of BrookeMil, including Ducat Place II and the site for Ducat Place III, to Western Realty Ducat and Apollo agreed to contribute up to $58,750, including the investment in Western Realty Repin discussed below. Through December 31, 1998, Apollo had funded $32,364 of its investment in Western Realty Ducat.

         The ownership and voting interests in Western Realty Ducat are held equally by Apollo and the Company. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40,000), together with a 15% annual rate of return, and the Company will then be entitled to a return of $20,000 of BrookeMil-related expenses incurred and cash invested by the Company since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to the Company and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty Ducat will generally require the unanimous consent of the Board of Managers. Accordingly, the Company has accounted for its non-controlling interest in Western Realty Ducat using the equity method of accounting. Through December 31, 1998, Apollo has funded $32,364 of its investment in Western Realty Ducat.

         The Company recorded its basis in the investment in the joint venture in the amount of $60,169 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and the Company's proportionate interest in the underlying value of net assets of the joint venture. The Company recognizes losses incurred by Western Realty Ducat to the extent that cumulative earnings of Western Realty Ducat are not sufficient to satisfy Apollo's preferred return.

         Western Realty Ducat will seek to make additional real estate and other investments in Russia. Western Realty Ducat has made a $30,000 participating loan to, and payable out of a 30% profits interest in Western Tobacco Investments LLC ("WTI"), a company organized by Brooke (Overseas) which, among other things, holds the interests of Brooke (Overseas) in Liggett-Ducat Ltd. and the new factory being constructed by Liggett-Ducat Ltd. on the outskirts of Moscow. Western Realty Ducat has recognized as other income $1,991, which represents 30% of WTI's net income for the period from April 28, 1998 (date of inception) to December 31, 1998.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Summarized financial information as of December 31, 1998 and for the period from February 20, 1998 (date of inception) to December 31, 1998 for Western Realty Ducat follows:

                    Current assets...........    $     857
                    Participating loan
                    receivable...............       31,991
                    Real estate, net.........       85,761
                    Furniture and fixtures, net        179
                    Noncurrent assets........          631
                    Goodwill, net............        7,636
                    Notes payable-- current..        5,299
                    Current liabilities......        5,802
                    Notes payable............       14,356
                    Long-term liabilities....          756
                    Members' equity..........      100,842
                    Revenues.................       10,176
                    Costs and expenses.......       13,099
                    Other income.............        1,991
                    Income tax benefit.......          760
                    Net loss.................       (1,692)

Western Realty Repin LLC

         In June 1998, the Company and Apollo organized Western Realty Repin LLC ("Western Realty Repin") to make a $25,000 participating loan (the "Repin Loan") to BrookeMil. The proceeds of the loan will be used by BrookeMil for the acquisition and preliminary development of two adjoining sites totaling 10.25 acres (the "Kremlin Sites") located in Moscow across the Moscow River from the Kremlin. BrookeMil, which is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin Sites, owned 94.6% of one site and 52% of the other site at December 31, 1998. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment ($18,750), together with a 20% annual rate of return, and the Company will then be entitled to a return of its investment ($6,250), together with a 20% annual rate of return; subsequent distributions will be made 50% to the Company and 50% to Apollo. Western Realty Repin will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty Repin will generally require the unanimous consent of the Board of Managers.

         Through December 31, 1998, Western Realty Repin has advanced $19,067 under the Repin Loan to BrookeMil, of which $14,300 was funded by Apollo and is classified in other long-term obligations on the consolidated balance sheet at December 31, 1998. The Repin Loan, which bears no fixed interest, is payable only out of 100% of the distributions, if made, by the entities owning the Kremlin Sites to BrookeMil. Such distributions shall be applied first to pay the principal of the Repin Loan and then as contingent participating interest on the Repin Loan. Any rights of payment on the Repin Loan are subordinate to the rights of all other creditors of BrookeMil. BrookeMil used a portion of the proceeds of the Repin Loan to repay the Company for certain expenditures on the Kremlin Sites previously incurred. The Repin Loan is due and payable upon the dissolution of BrookeMil and is collateralized by a pledge of the Company's shares of BrookeMil.

         As of December 31, 1998, BrookeMil had invested $18,013 in the Kremlin Sites and held $252, in cash, which was restricted for future investment. In connection with the acquisition of its interest in one of the Kremlin Sites, BrookeMil has agreed with the City of Moscow to invest an additional $6,000 in 1999 and $22,000 in 2000 in the development of the property. BrookeMil funded $4,800 of this amount in the first quarter of 1999.

         The Company has accounted for the formation of Western Realty Repin as a financing by Apollo and a contribution of assets into a consolidated subsidiary by New Valley which is eliminated in consolidation. Based on the distribution terms contained in the Western Realty Repin LLC agreement, the 20% annual rate of return preference to be received by Apollo on funds advanced to Western Realty Repin is treated as interest cost in the consolidated statement of operations.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The development of Ducat Place III and the Kremlin Sites will require significant amounts of debt and other financing. The Company is actively pursuing various financing alternatives on behalf of Western Realty Ducat and BrookeMil. However, in light of the recent economic turmoil in Russia, no assurance can be given that such financing will be available on acceptable terms. Failure to obtain sufficient capital for the projects would force Western Realty Ducat and BrookeMil to curtail or delay the planned development of Ducat Place III and the Kremlin Sites.

5.       INVESTMENT SECURITIES AVAILABLE FOR SALE

         Investment securities classified as available for sale are carried at fair value, with net unrealized gains included as a separate component of stockholders' equity (deficiency). The Company had net unrealized gains on investment securities available for sale of $2,685 and $7,596 at December 31, 1998 and 1997, respectively.

         The components of investment securities available for sale are as follows:


                                                                    GROSS       GROSS
                                                                 UNREALIZED   UNREALIZED     FAIR
                                                       COST         GAIN         LOSS        VALUE
                                                      -------    ----------   ----------    -------
               1998
               Marketable equity securities ....      $34,882      $ 1,856      $2,877      $33,861
               Marketable warrants .............           --        3,706          --        3,706
                                                      -------      -------      ------      -------
               Investment securities ...........      $34,882      $ 5,562      $2,877      $37,567
                                                      =======      =======      ======      =======
               1997
               Short-term investments ..........      $ 6,218           --          --      $ 6,218
               Marketable equity securities ....       34,494      $ 7,492      $2,101       39,885
               Marketable warrants .............           --        4,939          --        4,939
               Marketable debt securities ......        3,685           --       2,734          951
                                                      -------      -------      ------      -------
               Investment securities ...........      $44,397      $12,431      $4,835      $51,993
                                                      =======      =======      ======      =======

         During 1998, the Company determined that an other than temporary impairment had occurred in marketable debt securities (face amount of $14,900, cost of $3,185) of a company that was in default at the time of purchase and is currently in default under its various debt obligations. The Company wrote down this investment to zero resulting in a $3,185 charge to operations.

Investment in RJR Nabisco

         The Company expensed $100 in 1997 and $11,724 in 1996 relating to its investment in the common stock of RJR Nabisco Holdings Corp. ("RJR Nabisco"). Pursuant to a December 31, 1995 agreement between the Company and Brooke whereby the Company agreed to reimburse Brooke and its subsidiaries for certain reasonable out-of-pocket expenses relating to RJR Nabisco, the Company paid Brooke and its subsidiaries a total of $17 and $2,370 in 1997 and 1996.

         On February 29, 1996, the Company entered into a total return equity swap transaction (the "Swap") with an unaffiliated company (the "Counterparty") relating to 1,000,000 shares of RJR Nabisco common stock (reduced to 750,000 shares of RJR Nabisco common stock as of August 13, 1996). The Company entered into the Swap in order to be able to participate in any increase or decrease in the value of the RJR Nabisco common stock during the term of the Swap. The transaction was for a period of up to six months, unless extended by the parties, subject to earlier termination at the election of the Company, and provided for the Company to make a payment to the Counterparty of $1,537 upon commencement of the Swap. At the termination of the transaction, if the price of the RJR Nabisco common stock during a specified period prior to such date (the "Final Price") exceeded $34.42, the price of the RJR Nabisco common stock during a specified period following the commencement of the Swap (the "Initial Price"), the Counterparty was required to pay the Company an amount in cash equal to the amount of such appreciation with respect to the shares of RJR Nabisco common stock subject to the Swap plus the value of any dividends with a record date occurring during the Swap period. If the Final Price was less than the Initial Price, then the Company was required to pay the Counterparty at the termination of the transaction an amount in cash equal to the amount of such decline with respect to the shares of RJR Nabisco common stock subject to the Swap, offset by the value of any dividends, provided that, with respect to approximately 225,000 shares of RJR Nabisco common stock, the Company was not required to pay any amount in excess of an approximate 25% decline in the value of the shares. The potential obligations of the Counterparty under the Swap were guaranteed by the Counterparty's parent, a large foreign bank, and the Company pledged certain

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

collateral in respect of its potential obligations under the Swap and agreed to pledge additional collateral under certain conditions. The Company marked its obligation with respect to the Swap to fair value with unrealized gains or losses included in income. During the third quarter of 1996, the Swap was terminated in connection with the Company's reduction of its holdings of RJR Nabisco common stock, and the Company recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

6.       TRADING SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

         The components of trading securities owned and securities sold, not yet purchased are as follows:


                                                DECEMBER 31, 1998              DECEMBER 31, 1997
                                          ------------------------------- -----------------------------
                                           TRADING       SECURITIES SOLD,   TRADING    SECURITIES SOLD,
                                          SECURITIES         NOT YET      SECURITIES       NOT YET
                                            OWNED           PURCHASED        OWNED        PURCHASED
                                          ----------     ---------------- ----------   ----------------

    Common stock ....................      $ 4,243          $ 4,395         $16,208        $ 4,513
    Equity and index options ........          870              240           5,290         17,494
    Other ...........................        3,871               --          28,490          3,603
                                           -------          -------         -------        -------
                                           $ 8,984          $ 4,635         $49,988        $25,610
                                           =======          =======         =======        =======

7.       INVESTMENT IN REAL ESTATE AND NOTES PAYABLE

         The components of the Company's investment in real estate and the related non-recourse notes payable collateralized by such real estate at December 31, 1998 are as follows:


                                                                        RUSSIAN
                                                                          REAL            SHOPPING
                                                                         ESTATE           CENTERS             TOTAL
                                                                        --------          --------          --------
   Land ..........................................................      $ 18,013          $ 16,087          $ 34,100
   Buildings .....................................................           912            52,959            53,871
                                                                        --------          --------          --------
    Total ........................................................        18,925            69,046            87,971
   Less accumulated depreciation .................................            --            (5,096)           (5,096)
                                                                        --------          --------          --------
    Net investment in real estate ................................      $ 18,925          $ 63,950          $ 82,875
                                                                        ========          ========          ========
   Notes payable .................................................      $     --          $ 54,801          $ 54,801
   Current portion of notes payable ..............................            --                --                --
                                                                        --------          --------          --------
   Notes payable--long-term portion ..............................      $     --          $ 54,801          $ 54,801
                                                                        ========          ========          ========

         At December 31, 1998, the Company's investment in real estate collateralized eight promissory notes aggregating $54,801 due 2001 related to the Shopping Centers. Each Shopping Center note has a term of five years, requires no principal amortization, and bears interest payable monthly at the rate of 8% for the first two and one-half years and at the rate of 9% for the remainder of the term.

         The components of the Company's investment in real estate and the related notes payable collateralized by such real estate at December 31, 1997 are as follows:


                                             U.S.          RUSSIAN
                                            OFFICE           REAL         SHOPPING
                                           BUILDINGS        ESTATE        CENTERS          TOTAL
                                           ---------       --------       --------       ---------

    Land ............................      $  19,450       $ 22,623       $ 16,087       $  58,160
    Buildings .......................         92,332         66,688         51,430         210,450
                                           ---------       --------       --------       ---------
     Total ..........................        111,782         89,311         67,517         268,610
    Less accumulated depreciation ...         (4,616)          (879)        (3,147)         (8,642)
                                           ---------       --------       --------       ---------
     Net investment in real estate ..      $ 107,166       $ 88,432       $ 64,370       $ 259,968
                                           =========       ========       ========       =========
    Notes payable ...................      $  99,302       $ 20,078       $ 54,801       $ 174,181
    Current portion of notes payable             336            424            760
                                           ---------       --------       --------       ---------
    Notes payable--long-term portion       $  98,966       $ 19,654       $ 54,801       $ 173,421
                                           =========       ========       ========       =========

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         At December 31, 1997, the Company's investment in real estate collateralized four promissory notes aggregating $99,302 related to the Office Buildings and eight promissory notes aggregating $54,801 related to the Shopping Centers.

         In 1997, the Company sold one of the Shopping Centers for $5,400 and realized a gain of $1,200. In 1998, the Company sold its U.S. Office Buildings for $112,400 and realized a gain of $4,682.

8.       LONG-TERM INVESTMENTS

         Long-term investments consisted of investments in the following:


                                                         DECEMBER 31, 1998      DECEMBER 31, 1997
                                                       --------------------   --------------------
                                                       CARRYING      FAIR     CARRYING      FAIR
                                                         VALUE       VALUE      VALUE       VALUE
                                                       --------    ---------  --------    --------

    Limited partnerships......................          $ 9,226    $ 12,282   $ 27,224    $ 33,329

         The principal business of the limited partnerships is investing in investment securities. The estimated fair value of the limited partnerships was provided by the partnerships based on the indicated market values of the underlying investment portfolio. The Company is not required to make additional investments in limited partnerships as of December 31, 1998. The Company's investments in limited partnerships are illiquid, and the ultimate realization of these investments is subject to the performance of the underlying partnership and its management by the general partners. During 1997, the Company sold for an amount which approximated its $2,000 cost an investment in a foreign corporation which owned an interest in a Russian bank. During 1997, the Company determined that an other than temporary impairment in the value of its investment in a joint venture had occurred and wrote down this investment to zero with a charge to operations of $3,796.

         In January 1997, the Company converted an investment in preferred stock made in 1995 into a majority equity interest in a small on-line directory assistance development stage company and, accordingly, began consolidating the results of this company. This long-term investment of $1,001 was written off in 1996 due to continuing losses of this company. In May 1997, this development stage company completed an initial public offering and, as a result, the Company recorded $2,715 as additional paid-in capital which represented its 50.1% ownership in this company's stockholders' equity after this offering.

         The Company recognized gains of $4,652 on liquidations of investments of certain limited partnerships for the year ended December 31, 1998.

         The Company's estimate of the fair value of its long-term investments are subject to judgment and are not necessarily indicative of the amounts that could be realized in the current market.

9.       PENSIONS AND RETIREE BENEFITS

         Ladenburg has a Profit Sharing Plan (the "Plan") for substantially all its employees. The Plan includes two features: profit sharing and a deferred compensation vehicle. Contributions to the profit sharing portion of the Plan are made by Ladenburg on a discretionary basis. The deferred compensation feature of the Plan enables non-salaried employees to invest up to 15% of their pre-tax annual compensation. For the year ended December 31, 1996, employer contributions to the Plan were approximately $200, excluding those made under the deferred compensation feature described above. The Plan was inactive in 1997 and 1998.

         The Company maintains 401(k) plans for substantially all employees, except those employees of Thinking Machines. These 401(k) plans allow eligible employees to invest a percentage of their pre-tax compensation. Ladenburg elected to contribute $500 of matching contributions in 1997. The Company did not make discretionary contributions to these 401(k) plans in 1998 and 1996.

10.      COMMITMENT AND CONTINGENCIES

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Leases

         The Company, Thinking Machines and Ladenburg are currently obligated under three noncancelable lease agreements for office space, expiring in May 2003, April 1999 and December 2015, respectively. The following is a schedule by fiscal year of future minimum rental payments required under the agreements that have noncancelable terms of one year or more at December 31, 1998:

                      1999 ....................      $ 5,431
                      2000 ....................        5,163
                      2001 ....................        4,309
                      2002 ....................        4,115
                      2003 and thereafter .....       50,382
                                                     -------
                        Total .................      $69,400
                                                     =======

         Rental expense for operating leases during 1998, 1997 and 1996 was $6,397, $4,404 and $3,914, respectively.

Lawsuits

         On or about March 13, 1997, a shareholder derivative suit was filed against the Company, as a nominal defendant, its directors and Brooke in the Delaware Chancery Court, by a stockholder of the Company. The suit alleges that the Company's purchase of the BrookeMil Shares constituted a self-dealing transaction which involved the payment of excessive consideration by the Company. The plaintiff seeks (i) a declaration that the Company's directors breached their fiduciary duties, Brooke aided and abetted such breaches and such parties are therefore liable to the Company, and (ii) unspecified damages to be awarded to the Company. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations were without merit.

         Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

         The Company is a defendant in various lawsuits and may be subject to unasserted claims primarily in connection with its activities as a securities broker-dealer and participation in public underwritings. These lawsuits involve claims for substantial or indeterminate amounts and are in varying stages of legal proceedings. In the opinion of management, after consultation with counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Russian Operations

         During 1998, the economy of the Russian Federation entered a period of economic instability. The impact includes, but is not limited to, a steep decline in prices of domestic debt and equity securities, a severe devaluation of the currency, a moratorium on foreign debt repayments, an increasing rate of inflation and increasing rates on government and corporate borrowings. The return to economic stability is dependent to a large extent on the effectiveness of the fiscal measures taken by government and other actions beyond the control of companies operating in the Russian Federation. The operations of BrookeMil and Western Realty Ducat may be significantly affected by these factors for the foreseeable future.

         Russian Taxation: Russian Taxation is Subject to Varying interpretations and constant changes. Furthermore, the interpretation of tax legislation by tax authorities as applied to the transactions and activity of BrookeMil and Western Realty Ducat may not coincide with that of management. As a result, transactions may be challenged by tax authorities and BrookeMil and Western Realty Ducat may be assessed additional taxes, penalties and interest, which can be significant.

         Management regularly reviews the Company's taxation compliance with applicable legislation, laws and decrees and current interpretations and from time to time potential exposures are identified. At any point in time a number of open matters may exist, however, management believes that adequate provision has been made for all material liabilities. Tax years remain open to review by the authorities for six years.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Year 2000: It is unclear whether the Russian government and other organizations who provide significant infrastructure services have addressed the Year 2000 Problem sufficiently to mitigate potential substantial disruption to these infrastructure services. The substantial disruption of these services would have an adverse affect on the operations of BrookeMil and Western Realty Ducat. Furthermore, the current financial crisis could affect the ability of the government and other organizations to fund Year 2000 compliance programs.

11.      FEDERAL INCOME TAX

         At December 31, 1998, the Company had $102,061 of unrecognized net deferred tax assets, comprised primarily of net operating loss carryforwards, available to offset future taxable income for federal tax purposes. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change. The provision for income taxes, which represented the effect of the Alternative Minimum Tax and state income taxes, for the three years ended December 31, 1998, 1997 and 1996, does not bear a customary relationship with pre-tax accounting income from continuing operations principally as a consequence of the change in the valuation allowance relating to deferred tax assets. The provision for income taxes on continuing operations differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate (35%) to pretax income from continuing operations as a result of the following differences:


                                                                                1998              1997               1996
                                                                              ---------         ---------         ---------

         Loss from continuing operations ...............................      $ (23,323)        $ (24,074)        $ (14,348)
                                                                              ---------         ---------         ---------
         (Credit) provision under statutory U.S. tax rates .............         (8,163)           (8,426)           (5,022)
         Increase (decrease) in taxes resulting from:
           Nontaxable items ............................................          4,281             2,603              (224)
           State taxes, net of Federal benefit .........................              4                55               195
           Foreign Taxes ...............................................             --               108                --
         Increase (decrease) in valuation reserve ......................          3,884             5,846             5,351
                                                                              ---------         ---------         ---------
           Income tax provision ........................................      $       6         $     186         $     300
                                                                              =========         =========         =========

         Income taxes associated with discontinued operations and extraordinary items have been shown net of the utilization of the net operating loss carryforward and the change in other deferred tax assets.

         Deferred tax amounts are comprised of the following at December 31:


                                                                                             1998             1997
                                                                                          ----------       ---------
               Deferred tax assets:
                 Net operating loss
               carryforward:
                 Restricted net operating loss .....................................      $   12,450       $  15,561
                 Unrestricted net operating loss ...................................          70,552          70,216
                 Other .............................................................          21,718          17,209
                                                                                          ----------       ---------
                 Total deferred tax assets .........................................         104,720         102,986
                                                                                          ----------       ---------
               Deferred tax liabilities:
                 Other .............................................................          (2,659)         (5,542)
                                                                                          ----------       ---------
               Total deferred tax liabilities ......................................          (2,659)         (5,542)
                                                                                          ----------       ---------
               Net deferred tax assets .............................................         102,061          97,444
               Valuation allowance .................................................        (102,061)        (97,444)
                                                                                          ----------       ---------
               Net deferred taxes ..................................................      $       --       $      --
                                                                                          ==========       =========

         In December 1987, the Company consummated certain restructuring transactions that included certain changes in the ownership of the Company's stock. The Internal Revenue Code restricts the amount of future income that may be offset by losses and credits incurred prior to an ownership change. The Company's annual limitation on the use of its net operating losses is approximately $7,700, computed by multiplying the "long-term tax exempt rate" at the time of change of ownership by the fair market value of the company's outstanding stock immediately before the ownership change. The limitation is cumulative; any unused limitation from one year may be added to the limitation of a following year. Operating losses incurred subsequent to an ownership change are generally not subject to such restrictions.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The Company's tax years from 1993 to 1995 are presently under audit with the Internal Revenue Service. The Company believes it has adequately reserved for any potential adjustments which may occur.

         As of December 31, 1998, the Company had consolidated net operating loss carryforwards of approximately $206,000 for tax purposes, which expire at various dates through 2008. Approximately $31,000 net operating loss carryforwards constitute pre-change losses and $175,000 of net operating losses were unrestricted.

12.      OTHER LONG-TERM LIABILITIES

         The components of other long-term liabilities, excluding notes payable, are as follows:


                                                              DECEMBER 31,
                                         ------------------------------------------------------
                                                   1998                           1997
                                         ----------------------         -----------------------
                                         LONG-TERM      CURRENT         LONG-TERM       CURRENT
                                          PORTION       PORTION          PORTION        PORTION
                                         ---------      -------         ---------       -------

   Retiree and disability obligations     $  4,715        $ 500          $  3,638       $ 2,000
   Minority interests ..............         2,699           --             6,112            --
   Participating loan payable ......        15,795           --                --            --
   Other long-term liabilities .....           241           --             1,460            --
                                          --------        -----          --------       -------
   Total other long-term liabilities      $ 23,450        $ 500          $ 11,210       $ 2,000
                                          ========        =====          ========       =======


13.      REDEEMABLE PREFERRED SHARES

         At December 31, 1998 and 1997, the Company had authorized and outstanding 2,000,000 and 1,071,462, respectively, of its Class A Senior Preferred Shares. At December 31, 1998 and 1997, respectively, the carrying value of such shares amounted to $316,202 and $258,638, including undeclared dividends of $219,068 and $163,302, or $204.46 and $152.41 per share.

         The holders of Class A Senior Preferred Shares are currently entitled to receive a quarterly dividend, as declared by the Board, payable at the rate of $19.00 per annum. The Class A Senior Preferred Shares are mandatorily redeemable on January 1, 2003 at $100 per share plus accrued dividends. The Class A Senior Preferred Shares were recorded at their market value ($80 per share) at December 30, 1987, the date of issuance. The discount from the liquidation value is accreted, utilizing the interest method, as a charge to additional paid-in capital and an increase to the recorded value of the Class A Senior Preferred Shares, through the redemption date. As of December 31, 1998, the unamortized discount on the Class A Senior Preferred Shares was $6,846.

         In the event a required dividend or redemption is not made on the Class A Senior Preferred Shares, no dividends shall be paid or declared and no distribution made on any junior stock other than a dividend payable in junior stock. If at any time six quarterly dividends payable on the Class A Senior Preferred Shares shall be in arrears or such shares are not redeemed when required, the number of directors will be increased by two and the holders of the Class A Senior Preferred Shares, voting as a class, will have the right to elect two directors until full cumulative dividends shall have been paid or declared and set aside for payment. Such directors were designated pursuant to the Joint Plan in November 1994.

         The Company declared and paid cash dividends on the Class A Senior Preferred Shares of $40 per share in 1996. Undeclared dividends are accrued quarterly and such accrued and unpaid dividends shall accrue additional dividends in respect thereof compounded monthly at the rate of 19% per annum, both of which are included in the carrying amount of redeemable preferred shares, offset by a charge to additional paid-in capital.

         During the first quarter of 1996, the Company repurchased 72,104 of its Class A Senior Preferred Shares for an aggregate consideration of $10,530. The repurchase increased the Company's additional paid-in capital by $4,279 based on the difference between the purchase price and the carrying values of the shares.

         On November 18, 1996, the Company granted to an executive officer and director of the Company 36,000 Class A Senior Preferred Shares (the "Award Shares"). The Award Shares are identical with all other Class A Senior Preferred Shares issued and outstanding as of July 1, 1996, including undeclared dividends of $3,776 and declared dividends of $1,080. The Award Shares vested

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

one-sixth on July 1, 1997 and one-sixth on each of the five succeeding one-year anniversaries thereof through and including July 1, 2002. The Company recorded deferred compensation of $5,436 representing the fair market value of the Award Shares on November 18, 1996 and $3,020 of original issue discount representing the difference between the book value of the Award Shares on November 18, 1996 and their fair market value. The deferred compensation will be amortized over the vesting period and the original issue discount will be accreted, utilizing the interest method, through the redemption date, both through a charge to compensation expense. During 1998, 1997 and 1996, the Company recorded $3,043, $2,934 and $359, respectively, in compensation expense related to the Award Shares and, at December 31, 1998 and 1997, the balance of the deferred compensation and the unamortized discount related to the Award Shares was $5,721 and $6,890, respectively.

         For information on Class A Senior Preferred Shares owned by Brooke, see Note 18.

14.      PREFERRED SHARES NOT SUBJECT TO REDEMPTION REQUIREMENTS

         The holders of the Class B Preferred Shares, 12,000,000 shares authorized and 2,790,776 shares outstanding as of December 31, 1998 and 1997, are entitled to receive a quarterly dividend, as declared by the Board, at a rate of $3.00 per annum. Undeclared dividends are accrued quarterly at a rate of 12% per annum, and such accrued and unpaid dividends shall accrue additional dividends in respect thereof, compounded monthly at the rate of 12% per annum.

         Each Class B Preferred Share is convertible at the option of the holder into .41667 Common Shares based on a $25 liquidation value and a conversion price of $60 per Common Share.

         At the option of the Company, the Class B Preferred Shares are redeemable in the event that the closing price of the Common Shares equals or exceeds 140% of the conversion price at a specified time prior to the redemption. If redeemed by New Valley, the redemption price would equal $25 per share plus accrued dividends.

         In the event a required dividend is not paid on the Class B Preferred Shares, no dividends shall be paid or declared and no distribution made on any junior stock other than a dividend payable in junior stock. If at any time six quarterly dividends on the Class B Preferred Shares are in arrears, the number of directors will be increased by two, and the holders of Class B Preferred Shares and any other classes of preferred shares similarly entitled to vote for the election of two additional directors, voting together as a class, will have the right to elect two directors to serve until full cumulative dividends shall have been paid or declared and set aside for payment. Such directors were designated pursuant to the Joint Plan in November 1994.

         No dividends on the Class B Preferred Shares have been declared since the fourth quarter of 1988. The undeclared dividends, as adjusted for conversions of Class B Preferred Shares into Common Shares, cumulatively amounted to $165,856 and $139,412 at December 31, 1998 and 1997, respectively. These undeclared dividends represent $59.43 and $49.95 per share as of the end of each period. No accrual was recorded for such undeclared dividends as the Class B Preferred Shares are not mandatorily redeemable.

15.      COMMON SHARES

         On November 18, 1996, the Company granted an executive officer and director of the Company nonqualified options to purchase 330,000 Common Shares at a price of $.58 per share and 97,000 Class B Preferred Shares at a price of $1.85 per share. These options may be exercised on or prior to July 1, 2006 and vest one-sixth on July 1, 1997 and one-sixth on each of the five succeeding anniversaries thereof through and including July 1, 2002. The Company recognized compensation expense of $108 in 1998, $15 in 1997 and $24 in 1996 from these option grants and recorded deferred compensation of $475 and $158 representing the intrinsic value of these options at December 31, 1998 and December 31, 1997, respectively.

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock options. In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which, if fully adopted, changes the methods of recognition of cost on certain stock options. Had compensation cost for the nonqualified stock options been determined based upon the fair value at the grant date consistent with SFAS No. 123, the Company's net loss in 1998 and 1997 would have been increased by $316 and by $33 in 1996. The fair value of the nonqualified stock options was estimated at $1,774 using the Black-Scholes option-pricing model with the following assumptions: volatility of 171% for the Class B Preferred Shares and 101% for the Common Shares, a risk free interest rate of 6.2%, an expected life of 10 years, and no expected dividends or forfeiture.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         The composition of accounts payable and accrued liabilities is as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1997
                                                            -------      -------
    Accounts payable and accrued liabilities:
      Accrued compensation ...........................      $ 9,753      $11,202
      Deferred rent ..................................        4,739        4,560
      Unearned revenues ..............................           79       10,163
      Taxes (property and miscellaneous) .............        7,037        9,429
      Accrued expenses and other liabilities .........       10,439       19,868
                                                            -------      -------
          Total ......................................      $32,047      $55,222
                                                            =======      =======

17.      PREPETITION CLAIMS UNDER CHAPTER 11 AND RESTRUCTURING ACCRUALS

         On January 18, 1995, approximately $550,000 of the approximately $620,000 of prepetition claims were paid pursuant to the Joint Plan. Another $57,000 of prepetition claims and restructuring accruals have been settled and paid or adjusted since January 18, 1995. The remaining prepetition claims may be subject to future adjustments depending on pending discussions with the various parties and the decisions of the Bankruptcy Court.

                                                               DECEMBER 31,
                                                          --------------------
                                                            1998         1997
                                                          -------      -------
   Restructuring accruals(a) .......................      $ 8,085      $ 8,196
   Money transfer payable(b) .......................        4,279        4,415
                                                          -------      -------
     Total .........................................      $12,364      $12,611
                                                          =======      =======

-------------

(a) Restructuring accruals at December 31, 1998 consisted of $6,771 of disputed claims, primarily related to leases and former employee benefits, and $1,178 of other restructuring accruals. In 1996, the Company reversed $9,706 of prior year restructuring accruals as a result of settlements on certain of its prepetition claims and vacated real estate lease obligations.

(b) Represents unclaimed money transfers issued by the Company prior to January 1, 1990. The Company is currently in litigation in Bankruptcy Court seeking a determination that these monies are not an obligation of the Company. There can be no assurance as to the outcome of the litigation.

18.      RELATED PARTY TRANSACTIONS

         At December 31, 1998, Brooke, a company under the control of Bennett
S. LeBow, Chairman of the Company's Board of Directors, held 3,989,710 Common Shares (approximately 41.7% of such class), 618,326 Class A Senior Preferred Shares (approximately 57.7% of such class), and 250,885 Class B Preferred Shares (approximately 8.9% of such class) which represented in the aggregate 42.1% of all voting power. Several of the other officers and directors of the Company are also affiliated with Brooke. In 1995, the Company signed an expense sharing agreement with Brooke pursuant to which certain lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company expensed approximately $502, $312 and $462 under this agreement in 1998, 1997, and 1996, respectively.

         The Joint Plan imposes a number of restrictions on transactions between the Company and certain affiliates of the Company, including Brooke.

         On December 18, 1996, the Company loaned BGLS Inc. ("BGLS"), a wholly-owned subsidiary of Brooke, $990 under a short-term promissory note due January 31, 1997 and bearing interest at 14%. On January 2, 1997, the Company loaned BGLS an additional $975 under another short-term promissory note due January 31, 1997 and bearing interest at 14%. Both loans including interest were repaid on January 31, 1997. In September 1998, the Company made a one-year $950,000 loan to BGLS, which bears interest at 14% per annum. At December 31, 1998, the loan and accrued interest thereon of $984 was included in other current assets.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         During 1998, one director of the Company and during 1996 and 1997, two directors of the Company, were affiliated with law firms that rendered legal services to the Company. The Company paid these firms $516, $568 and $4,141 during 1998, 1997 and 1996, respectively, for legal services. An executive officer and director of the Company is a shareholder and registered representative in a broker-dealer to which the Company paid $128, $522 and $317 in 1998, 1997 and 1996, respectively, in brokerage commissions and other income, and is also a shareholder in an insurance company that received ordinary and customary insurance commissions from the Company and its affiliates of $128, $133 and $136 in 1998, 1997 and 1996, respectively. The broker-dealer, in the ordinary course of its business, engages in brokerage activities with Ladenburg on customary terms.

         During 1996, the Company entered into a court-approved Stipulation and Agreement (the "Settlement") with Brooke and BGLS relating to Brooke's and BGLS's application under the Federal Bankruptcy code for reimbursement of legal fees and expenses incurred by them in connection with the Company's bankruptcy reorganization proceedings. Pursuant to the Settlement, the Company reimbursed Brooke and BGLS $655 for such legal fees and expenses. The terms of the Settlement were substantially similar to the terms of previous settlements between the Company and other applicants who had sought reimbursement of reorganization-related legal fees and expenses.

         In connection with the acquisition of the Office Buildings by the Company in 1996, a director of Brooke received a commission of $220 from the seller.

         See Note 3 for information concerning the purchase by the Company on January 31, 1997 of BrookeMil from a subsidiary of Brooke.

19.      OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

         Ladenburg -- As a nonclearing broker, Ladenburg's transactions are cleared by other brokers and dealers in securities pursuant to clearance agreements. Although Ladenburg clears its customers through other brokers and dealers in securities, Ladenburg is exposed to off-balance-sheet risk in the event that customers or other parties fail to satisfy their obligations. In accordance with industry practice, agency securities transactions are recorded on a settlement-date basis. Should a customer fail to deliver cash or securities as agreed, Ladenburg may be required to purchase or sell securities at unfavorable market prices.

         The clearing operations for Ladenburg's securities transactions are provided by several brokers. At December 31, 1998, substantially all of the securities owned and the amounts due from brokers reflected in the consolidated balance sheet are positions held at and amounts due from one clearing broker. Ladenburg is subject to credit risk should this broker be unable to fulfill its obligations.

         In the normal course of its business, Ladenburg enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments consist of financial futures contracts and written index option contracts. Financial futures contracts provide for the delayed delivery of a financial instrument with the seller agreeing to make delivery at a specified future date, at a specified price. These futures contracts involve elements of market risk in excess of the amounts recognized in the consolidated statement of financial condition. Risk arises from changes in the values of the underlying financial instruments or indices. At December 31, 1998, Ladenburg had commitments to purchase and sell financial instruments under futures contracts of $3,113 and $1,378, respectively.

         Equity index options give the holder the right to buy or sell a specified number of units of a stock market index, at a specified price, within a specified time from the seller ("writer") of the option and are settled in cash. Ladenburg generally enters into these option contracts in order to reduce its exposure to market risk on securities owned. Risk arises from the potential inability of the counterparties to perform under the terms of the contracts and from changes in the value of a stock market index. As a writer of options, Ladenburg receives a premium in exchange for bearing the risk of unfavorable changes in the price of the securities underlying the option. Financial instruments have the following notional amounts as December 31, 1998:

                                                      LONG        SHORT
                                                    -------      ------

               Equity and index options .......     $24,555      $3,755
               Financial futures contracts ....       2,954       1,532

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The table below discloses the fair value at December 31, 1998 of these commitments, as well as the average fair value during the year ended December 31, 1998, based on monthly observations.


                                                          DECEMBER 31, 1998            AVERAGE
                                                          -----------------      --------------------
                                                           LONG       SHORT        LONG        SHORT
                                                          ------     ------      -------      -------
               Equity and index options ..........        $  870     $  241      $ 5,385      $12,469
               Financial futures contracts .......         3,113      1,378       23,261        2,098


For the years ended December 31, 1998, 1997, and 1996, the net loss arising from options and futures contracts included in net gain on principal transactions was $3,661 $2,399, and $6,012, respectively. The Company's accounting policy related to derivatives is to value these instruments, including financial futures contracts and written index option contracts, at the last reported sales price. The measurement of market risk is meaningful only when related and offsetting transactions are taken into consideration.

20.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies described below. However, considerable judgment is required to develop the estimates of fair value and, accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                            DECEMBER 31, 1998       DECEMBER 31, 1997
                                                          ---------------------   ----------------------
                                                          CARRYING      FAIR      CARRYING       FAIR
                                                           AMOUNT       VALUE      AMOUNT        VALUE
                                                          ---------   ---------   ---------    ---------
               Financial assets:
                 Cash and cash equivalents ..........     $  16,444   $  16,444   $  11,606    $  11,606
                 Investments available for sale .....        37,567      37,567      51,993       51,993
                 Trading securities owned ...........         8,984       8,984      49,988       49,988
                 Restricted assets ..................         7,302       7,302       5,716        5,716
                 Receivable from clearing brokers....        22,561      22,561       1,205        1,205
                 Long-term investments (Note 8) .....         9,226      12,282      27,224       33,329
               Financial liabilities:
                 Margin loans payable ...............        13,088      13,088      13,012       13,012
                 Notes payable ......................        57,546      57,546     177,074      177,074
                 Redeemable preferred shares ........       316,202     107,146     258,638      102,860

21.      BUSINESS SEGMENT INFORMATION

         The following table presents certain financial information of the Company's continuing operations before taxes and minority interests as of and for the years ended December 31, 1998, 1997 and 1996:

                                                        BROKER-                  COMPUTER     CORPORATE
                                                        DEALER     REAL ESTATE   SOFTWARE     AND OTHER       TOTAL
                                                       ---------   -----------   ---------    ---------     ---------
               1998
               Revenues ..........................     $  66,569    $  25,259    $     794    $   9,465     $ 102,087
               Operating loss ....................        (6,175)        (192)      (6,130)     (12,915)      (25,412)
               Identifiable assets ...............        53,160       87,670        1,241      130,651       272,722
               Depreciation and amortization .....         1,125        4,373          693          304         6,495
               Capital expenditures ..............           428       18,270           83           38        18,819
               1997
               Revenues ..........................     $  56,197    $  27,067    $   3,947    $  27,357     $ 114,568
               Operating (loss) income ...........        (9,958)      (7,827)      (8,156)         520       (25,421)
               Identifiable assets ...............        77,511      276,770        5,604       81,506       441,391
               Depreciation and amortization .....         1,035        7,469          815           95         9,414
               Capital expenditures ..............         1,627       10,777          466        1,385        14,255
               1996
               Revenues ..........................     $  71,960    $  23,559    $  15,017    $  20,329     $ 130,865
               Operating loss ....................          (345)        (745)     (15,082)      (2,417)      (18,589)
               Identifiable assets ...............        76,302      182,645       11,686      135,787       406,540
               Depreciation and Amortization .....           600        3,622          532            3         4,757
               Capital expenditures ..............         3,644      183,193        1,596           18       188,451

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

22.      DISCONTINUED OPERATIONS

         During the fourth quarter of 1996, the Company received $5,774 in cash and $600 in a promissory note (paid in 1997) in settlement of a receivable claim originally filed by the Company's former Western Union telegraph business. In addition, the Company reduced its liability related to certain Western Union retirees by $784. The Company recorded the gain on settlement of $6,374 and liability reduction of $784 as gain on disposal of discontinued operations. During 1997, the Company recorded a gain on disposal of discontinued operations of $3,687 related to reversals in estimates of certain pre-petition claims under Chapter 11 and restructuring accruals which resulted from the Company's former money transfer business. The Company recorded a gain on disposal of discontinued operations of $7,740 in 1998 related to the settlement of a lawsuit originally initiated by the Western Union telegraph business.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                          March 31,      December 31,
                                                                          ---------      ------------
                                                                             1999            1998
                                                                          ---------       ---------
                                     ASSETS

Current assets:
     Cash and cash equivalents .....................................      $  10,312       $  16,444
     Investment securities available for sale ......................         36,563          37,567
     Trading securities owned ......................................          6,562           8,984
     Restricted assets .............................................          1,192           1,220
     Receivable from clearing brokers ..............................         12,575          22,561
     Other current assets ..........................................          3,647           4,675
                                                                          ---------       ---------
         Total current assets ......................................         70,851          91,451
                                                                          ---------       ---------

Investment in real estate, net .....................................         83,049          82,875
Furniture and equipment, net .......................................         10,393          10,444
Restricted assets ..................................................          8,909           6,082
Long-term investments, net .........................................         11,726           9,226
Investment in joint venture ........................................         63,690          65,193
Other assets .......................................................          6,020           7,451
                                                                          ---------       ---------

         Total assets ..............................................      $ 254,638       $ 272,722
                                                                          =========       =========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Margin loan payable ...........................................      $   4,044       $  13,088
     Current portion of notes payable and long-term obligations ....          2,708           2,745
     Accounts payable and accrued liabilities ......................         26,863          32,047
     Prepetition claims and restructuring accruals .................         12,340          12,364
     Income taxes ..................................................         18,361          18,702
     Securities sold, not yet purchased ............................          2,659           4,635
                                                                          ---------       ---------
         Total current liabilities .................................         66,975          83,581
                                                                          ---------       ---------

Notes payable ......................................................         54,801          54,801
Other long-term liabilities ........................................         28,200          23,450
Commitments and contingencies ......................................             --              --
Redeemable preferred shares ........................................        332,198         316,202

Stockholders' deficiency:
     Cumulative preferred shares; liquidation preference of $69,769,
       dividends in arrears: $172,905 and $165,856 .................            279             279
     Common Shares, $.01 par value; 850,000,000 shares
       authorized; 9,577,624 shares outstanding ....................             96              96
     Additional paid-in capital ....................................        534,568         550,119
     Accumulated deficit ...........................................       (759,598)       (758,016)
     Unearned compensation on stock options ........................           (148)           (475)
     Accumulated other comprehensive income ........................         (2,733)          2,685
                                                                          ---------       ---------
         Total stockholders' deficiency ............................       (227,536)       (205,312)
                                                                          ---------       ---------

         Total liabilities and stockholders' deficiency ............      $ 254,638       $ 272,722
                                                                          =========       =========

     See accompanying Notes to Condensed Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                          Three Months Ended March 31,
                                                                          ----------------------------
                                                                              1999             1998
                                                                          -----------      -----------
Revenues:
     Principal transactions, net ...................................      $     4,776      $     5,893
     Commissions ...................................................           11,126            6,676
     Corporate finance fees ........................................            1,438            3,238
     Gain on sale of investments, net ..............................              499            5,596
     Loss from joint venture .......................................           (1,503)            (329)
     Real estate leasing ...........................................            2,230            7,776
     Computer sales and service ....................................              251              413
     Interest and dividends ........................................            1,261            2,849
     Other income ..................................................            2,692            1,728
                                                                          -----------      -----------

         Total revenues ............................................           22,770           33,840
                                                                          -----------      -----------

Cost and expenses:
     Selling, general and administrative ...........................           26,592           30,100
     Interest ......................................................            2,325            4,160
                                                                          -----------      -----------

         Total costs and expenses ..................................           28,917           34,260
                                                                          -----------      -----------

Loss from continuing operations before income taxes
     and minority interests ........................................           (6,147)            (420)

Income tax provision ...............................................               15                6

Minority interest in loss of consolidated subsidiaries .............              480              583
                                                                          -----------      -----------

(Loss) income from continuing operations ...........................           (5,682)             157

Discontinued operations:
     Gain on disposal of discontinued operations ...................            4,100               --
                                                                          -----------      -----------

     Income from discontinued operations ...........................            4,100               --
                                                                          -----------      -----------

         Net (loss) income .........................................           (1,582)             157

Dividend requirements on preferred shares ..........................          (22,219)         (18,832)
                                                                          -----------      -----------

Net loss applicable to Common Shares ...............................      $   (23,801)     $   (18,675)
                                                                          ===========      ===========

Loss per Common Share (basic and diluted):
     Continuing operations .........................................      $     (2.92)     $     (1.95)
     Discontinued operations .......................................              .43               --
                                                                          -----------      -----------

     Net loss per Common Share .....................................      $     (2.49)     $     (1.95)
                                                                          ===========      ===========

Number of shares used in computation ...............................        9,577,624        9,577,624
                                                                          ===========      ===========


     See accompanying Notes to Condensed Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
                            STOCKHOLDERS' DEFICIENCY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)



                                                                                                 Unearned      Accumulated
                                              Class B                                          Compensation       Other
                                             Preferred    Common   Paid-In      Accumulated      on Stock     Comprehensive
                                              Shares      Shares   Capital        Deficit        Options          Income
                                             ---------    ------   --------     -----------    ------------   -------------

Balance, December 31, 1998............         $279        $96     $550,119      $(758,016)      $ (475)       $  2,685

   Net income.........................                                              (1,582)
   Undeclared dividends and accretion
     on redeemable preferred shares...                              (15,171)
   Unrealized loss on investment
     securities.......................                                                                           (5,418)
   Adjustment to unearned compensation
     on stock options.................                                 (327)                        327
   Compensation expense on stock
     option grants....................                                  (53)
                                               ----        ---     --------      ---------       ------        --------

Balance, March 31, 1999...............         $279        $96     $534,568      $(759,598)      $ (148)       $ (2,733)
                                               ====        ===     ========      =========       ======        ========



          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                 Three Months Ended
                                                                                                      March 31,
                                                                                              -------------------------
                                                                                                1999             1998
                                                                                              --------         --------
Cash flows from operating activities:
   Net (loss) income ...................................................................      $ (1,582)        $    157
   Adjustments to reconcile net (loss) income to net cash provided from
    (used for) operating activities:
     Income from discontinued operations ...............................................        (4,100)              --
     Loss from joint venture ...........................................................         1,503              329
     Depreciation and amortization .....................................................           898            2,344
     Stock based compensation expense ..................................................           774              828
     Changes in assets and liabilities, net of effects from acquisitions:
        Decrease (increase) in receivables and other assets ............................        14,375           (9,586)
        (Decrease) increase in income taxes ............................................          (340)             440
        (Decrease) increase in accounts payable and accrued liabilities ................        (6,884)           2,766
                                                                                              --------         --------

     Net cash provided from (used for) continuing operations ...........................         4,644           (2,722)
     Net cash provided from discontinued operations ....................................         4,100               --
                                                                                              --------         --------

Net cash provided from (used for) operating activities .................................         8,744           (2,722)
                                                                                              --------         --------

Cash flows from investing activities:
     Sale or maturity of investment securities .........................................         2,947            8,129
     Purchase of investment securities .................................................        (6,858)            (913)
     Sale or liquidation of long-term investments ......................................            --            1,901
     Purchase of long-term investments .................................................        (2,500)          (1,951)
     Sale of real estate ...............................................................           920               --
     Purchase of real estate ...........................................................        (1,615)          (1,419)
     Purchase of furniture and fixtures ................................................          (312)            (197)
     Payment of prepetition claims .....................................................           (24)            (847)
     Increase in restricted assets .....................................................        (2,827)             (68)
     Net cash transferred to joint venture .............................................            --             (487)
                                                                                              --------         --------

Net cash (used for) provided from investing activities .................................       (10,269)           4,148
                                                                                              --------         --------

Cash flows from financing activities:
     Decrease in margin loan payable ...................................................        (9,044)          (2,842)
     Proceeds from participating loan ..................................................         4,473               --
     Prepayment of notes payable .......................................................           (36)            (291)
                                                                                              --------         --------

Net cash used for financing activities .................................................        (4,607)          (3,133)
                                                                                              --------         --------

Net decrease in cash and cash equivalents ..............................................        (6,132)          (1,707)
Cash and cash equivalents, beginning of period .........................................        16,444           11,606
                                                                                              --------         --------

Cash and cash equivalents, end of period ...............................................      $ 10,312         $  9,899
                                                                                              ========         ========


     See accompanying Notes to Condensed Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)




1.       PRINCIPLES OF REPORTING

         The consolidated financial statements include the accounts of New Valley Corporation and its majority-owned subsidiaries (the "Company"). The consolidated financial statements as of March 31, 1999 presented herein have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of March 31, 1999 and the results of operations and cash flows for all periods presented have been made. Results for the interim periods are not necessarily indicative of the results for an entire year.

         These financial statements should be read in conjunction with the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities and Exchange Commission (Commission File Number 1-2493).

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS

         Certain reclassifications have been made to prior interim period financial information to conform with current year presentation.

         PROPOSED RECAPITALIZATION PLAN

         The Company has submitted for approval of its stockholders at its 1999 annual meeting, which will be held on May 21, 1999, a proposed recapitalization of its capital stock (the "Recapitalization Plan"). Under the Recapitalization Plan, each of the Company's outstanding Class A Senior Preferred Shares would be reclassified and changed into 20 Common Shares and one Warrant to purchase Common Shares (the "Warrants"). Each of the Class B Preferred Shares would be reclassified and changed into one-third of a Common Share and five Warrants. The existing Common Shares would be reclassified and changed into one-tenth of a Common Share and three-tenths of a Warrant. The authorized number of Common Shares would be reduced from 850,000,000 to 100,000,000. The Warrants to be issued as part of the Recapitalization Plan would have an exercise price of $12.50 per share subject to adjustment in certain circumstances and be exercisable for five years following the effective date of the Company's Registration Statement covering the underlying Common Shares. The Warrants would not be callable by the Company for a three-year period. Upon completion of the Recapitalization Plan, the Company will apply for listing of the Common Shares and Warrants on NASDAQ.

         Completion of the Recapitalization Plan would be subject to, among other things, approval by the required holders of the various classes of the Company's shares. Brooke Group Ltd. ("Brooke"), the Company's principal stockholder, has agreed to vote all of its shares in the Company in favor of the Recapitalization Plan. As a result of the Recapitalization Plan and assuming no warrant holder exercises its Warrants, Brooke will increase its ownership of the outstanding Common Shares of the Company from 42.3% to 55.1% and its total voting power from 42% to 55.1%.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


         The Company believes the proposed Recapitalization Plan will simplify the current capital structure of the Company by replacing it with a single class of equity securities. The exchange of the Preferred Shares for Common Shares will eliminate dividend arrearages, thus increasing the net worth of the Company by approximately $332,198 on a pro forma basis as of March 31, 1999. It will also remove the need to redeem the Class A Senior Preferred Shares in 2003. The resulting improvement in the net worth of the Company, along with a hoped for increase in the price of the Common Shares, should increase the likelihood of having the Common Shares quoted on NASDAQ. This, along with a more transparent capital structure, should increase the liquidity of the Company's securities, improve the valuation of the Common Shares and provide a currency for acquisitions and financings. Finally, the recapitalization will allow the voting rights of stockholders to properly reflect the economic interest of such stockholders.

         New Accounting Pronouncements.

         In June, 1998, FASB issued Statement of Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or statement of financial position.

2.       INVESTMENT IN WESTERN REALTY

         WESTERN REALTY DEVELOPMENT LLC

         In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty Ducat") to make real estate and other investments in Russia. In connection with the formation of Western Realty Ducat, the Company agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty Ducat and Apollo agreed to contribute up to $58,750, including the investment in Western Realty Repin discussed below. Through March 31, 1999, Apollo had funded $36,529 of its investment in Western Realty Ducat.

         The ownership and voting interests in Western Realty Ducat are held equally by Apollo and the Company. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40,000), together with a 15% annual rate of return, and the Company will then be entitled to a return of $20,000 of BML-related expenses incurred and cash invested by the Company since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to the Company and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty Ducat will generally require the unanimous consent of the Board of Managers. Accordingly, the Company has accounted for its non-controlling interest in Western Realty Ducat using the equity method of accounting.

         The Company recorded its basis in the investment in the joint venture in the amount of $60,169 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and the Company's proportionate interest in the underlying value of net assets of the joint venture. The Company recognizes losses incurred by Western Realty Ducat to the extent that cumulative earnings of Western Realty Ducat are not sufficient to satisfy Apollo's preferred return.

         Western Realty Ducat will seek to make additional real estate and other investments in Russia. Western Realty Ducat has made a $30,000 participating loan to, and payable out of a 30% profits interest in Western Tobacco Investments LLC ("WTI"), a company organized by Brooke (Overseas) Ltd., a subsidiary of Brooke, which, among other things, holds the interests of Brooke (Overseas) Ltd. in Liggett-Ducat Ltd. and the new factory being constructed by Liggett-Ducat Ltd. on the outskirts of Moscow. Western Realty Ducat has recognized as other income $1,002, which represents 30% of WTI's net income for the three months ended March 31, 1999.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

         Summarized financial information as of March 31, 1999 and December 31, 1998 and for the three month period ended March 31, 1999 and for the period from February 20, 1998 (date of inception) to March 31, 1998 for Western Realty Ducat follows:

                                                                March 31, 1999          December 31, 1998
                                                                --------------          -----------------

           Current assets................................          $   2,939                 $     857
           Participating loan receivable.................             32,993                    31,991
           Real estate, net..............................             86,307                    85,761
           Furniture and fixtures, net...................                230                       179
           Noncurrent assets.............................                538                       631
           Goodwill, net.................................              7,016                     7,636
           Notes payable - current.......................              5,703                     4,999
           Current liabilities...........................              5,445                     5,802
           Notes payable.................................             13,143                    14,656
           Long-term liabilities.........................                756                       756
           Members' equity...............................            104,976                   100,842


                                                                                        FEBRUARY 20, 1998
                                                              THREE MONTHS ENDED       (DATE OF INCEPTION)
                                                                MARCH 31, 1999          TO MARCH 31, 1998
                                                              ------------------        -----------------

           Revenues......................................          $   3,448                 $     927
           Costs and expenses............................              4,425                     1,256
           Other income..................................              1,002                        --
           Income tax provision..........................                 16                        --
           Net loss......................................                  9                      (329)

         Western Realty Repin LLC

         In June 1998, the Company and Apollo organized Western Realty Repin LLC ("Western Realty Repin") to make a $25,000 participating loan (the "Repin Loan") to BML. The proceeds of the loan will be used by BML for the acquisition and preliminary development of two adjoining sites totaling 10.25 acres (the "Kremlin Sites") located in Moscow across the Moscow River from the Kremlin. BML, which is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin Sites, owned 95.2% of one site and 52% of the other site at March 31, 1999. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment ($18,750), together with a 20% annual rate of return, and the Company will then be entitled to a return of its investment ($6,250), together with a 20% annual rate of return; subsequent distributions will be made 50% to the Company and 50% to Apollo. Western Realty Repin will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty Repin will generally require the unanimous consent of the Board of Managers.

         Through March 31, 1999, Western Realty Repin has advanced $25,000 under the Repin Loan to BML, of which $18,773 was funded by Apollo and is classified in other long-term obligations on the consolidated balance sheet at March 31, 1999. The Repin Loan, which bears no fixed interest, is payable only out of 100% of the distributions, if made, by the entities owning the Kremlin Sites to BML. Such distributions shall be applied first to pay the principal of the Repin Loan and then as contingent participating interest on the Repin Loan. Any rights of payment on the Repin Loan are subordinate to the rights of all other creditors of BML. BML used a portion of the proceeds of the Repin Loan to repay the Company for certain expenditures on the Kremlin Sites previously incurred. The Repin Loan is due and payable upon the dissolution of BML and is collateralized by a pledge of the Company's shares of BML.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

         As of March 31, 1999, BML had invested $19,621 in the Kremlin Sites and held $3,525, in cash, which was restricted for future investment. In connection with the acquisition of its interest in one of the Kremlin Sites, BML has agreed with the City of Moscow to invest an additional $6,000 (which has been funded) in 1999 and $22,000 in 2000 in the development of the property.

         The Company has accounted for the formation of Western Realty Repin as a financing by Apollo and a contribution of assets into a consolidated subsidiary by New Valley which is eliminated in consolidation. Based on the distribution terms contained in the Western Realty Repin LLC agreement, the 20% annual rate of return preference to be received by Apollo on funds advanced to Western Realty Repin is treated as interest cost in the consolidated statement of operations.

         The development of Ducat Place III and the Kremlin Sites will require significant amounts of debt and other financing. The Company is actively pursuing various financing alternatives on behalf of Western Realty Ducat and BML. However, in light of the recent economic turmoil in Russia, no assurance can be given that such financing will be available on acceptable terms. Failure to obtain sufficient capital for the projects would force Western Realty Ducat and BML to curtail or delay the planned development of Ducat Place III and the Kremlin Sites.


3.       INVESTMENT SECURITIES AVAILABLE FOR SALE

         Investment securities classified as available for sale are carried at fair value, with net unrealized gains included as a component of accumulated other comprehensive income. The Company had realized gains on sales of investment securities available for sale of $499 for the three months ended March 31, 1999.

         The components of investment securities available for sale at March 31, 1999 are as follows:

                                                                         GROSS        GROSS
                                                                      UNREALIZED    UNREALIZED        FAIR
                                                          COST           GAIN          LOSS           VALUE
                                                         -------      ----------    ----------       -------
          Marketable equity securities..............     $39,297        $   254       $ 6,444        $33,107
          Marketable warrants.......................          --          3,456            --          3,456
                                                         -------        -------       -------        -------
          Investment securities.....................     $39,297        $ 3,710       $ 6,444        $36,563
                                                         =======        =======       =======        =======

4.       LONG-TERM INVESTMENTS

         At March 31, 1999, long-term investments consisted primarily of investments in limited partnerships of $11,726. The Company believes the fair value of the limited partnerships exceeds their carrying amount by approximately $2,600 based on the indicated market values of the underlying investment portfolio provided by the partnerships. The Company's investments in limited partnerships are illiquid and the ultimate realization of these investments are subject to the performance of the underlying partnership and its management by the general partners.

5.       REDEEMABLE PREFERRED SHARES

         At March 31, 1999, the Company had authorized and outstanding 2,000,000 and 1,071,462, respectively, of its Class A Senior Preferred Shares. At March 31, 1999 and December 31, 1998, respectively, the carrying value of such shares amounted to $332,198 and $316,202, including undeclared dividends of $234,581 and $219,068 or $218.94 and $204.46 per share. As of March 31, 1999, the unamortized discount on the Class A Senior Preferred Shares was $6,586.

         For the three months ended March 31, 1999 and 1998, the Company recorded $774 and $828 in compensation expense related to certain Class A Senior Preferred Shares awarded to an officer of the Company in 1996. At March 31, 1999 and December 31, 1998, the balance of the deferred compensation and the unamortized discount related to these award shares was $5,416 and $5,721, respectively.

6.       PREFERRED SHARES NOT SUBJECT TO REDEMPTION REQUIREMENTS

         The undeclared dividends, as adjusted for conversions of Class B Preferred Shares into Common Shares, cumulatively amounted to $172,905 and $165,856 at March 31, 1999 and December 31, 1998, respectively. These undeclared dividends represent $61.96 and $59.43 per share as of the end of each period. No accrual was recorded for such undeclared dividends as the Class B Preferred Shares are not mandatorily redeemable.


7.       CONTINGENCIES

         Lawsuits

         On or about March 13, 1997, a shareholder derivative suit was filed against the Company, as a nominal defendant, its directors and Brooke in the Delaware Chancery Court, by a stockholder of the Company. The suit alleges that the Company's purchase in January 1997 of the shares of BML from Brooke (Overseas) Ltd. constituted a self-dealing transaction which involved the payment of excessive consideration by the Company. The plaintiff seeks (i) a declaration that the Company's directors breached their fiduciary duties, Brooke aided and abetted such breaches and such parties are therefore liable to the Company, and (ii) unspecified damages to be awarded to the Company. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations were without merit. Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

         The Company is a defendant in various lawsuits and may be subject to unasserted claims primarily in connection with its activities as a securities broker-dealer and participation in public underwritings. These lawsuits involve claims for substantial or indeterminate amounts and are in varying stages of legal proceedings. In the opinion of management, after consultation with counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

         Russian Operations

         During 1998, the economy of the Russian Federation entered a period of economic instability. The impact includes, but is not limited to, a steep decline in prices of domestic debt and equity securities, a severe devaluation of the currency, a moratorium on foreign debt repayments, an increasing rate of inflation and increasing rates on government and corporate borrowings. The return to economic stability is dependent to a large extent on the effectiveness of the fiscal measures taken by government and other actions beyond the control of companies operating in the Russian Federation. The operations of BML and Western Realty Ducat may be significantly affected by these factors for the foreseeable future.

         Russian Taxation: Russian taxation is subject to varying interpretations and constant changes. Furthermore, the interpretation of tax legislation by tax authorities as applied to the transactions and activity of BML and Western Realty Ducat may not coincide with that of management. As a result, transactions may be challenged by tax authorities and BML and Western Realty Ducat may be assessed additional taxes, penalties and interest, which can be significant.

         Management regularly reviews the Company's taxation compliance with applicable legislation, laws and decrees and current interpretations and from time to time potential exposures are identified. At any point in time a number of open matters may exist, however, management believes that adequate provision has been made for all material liabilities. Tax years remain open to review by the authorities for six years.

         Year 2000: It is unclear whether the Russian government and other organizations who provide significant infrastructure services have addressed the Year 2000 Problem sufficiently to mitigate potential substantial disruption to these infrastructure services. The substantial disruption of these services would have an adverse affect on the operations of BML and Western Realty Ducat. Furthermore, the current financial crisis could affect the ability of the government and other organizations to fund Year 2000 compliance programs.

8.       BUSINESS SEGMENT INFORMATION

         The following table presents certain financial information of the Company's continuing operations before taxes and minority interests as of and for the three months ended March 31, 1999 and 1998:

                                         BROKER-                      COMPUTER      CORPORATE
                                         DEALER      REAL ESTATE      SOFTWARE      AND OTHER        TOTAL
                                         -------     -----------      --------      ----------      --------
        1999
        Revenues....................     $19,030       $ 2,323        $   251        $  1,166       $ 22,770
        Operating (loss) income.....          25        (1,225)        (1,601)         (3,346)        (6,147)
        Identifiable assets.........      38,957        91,091            985         123,605        254,638
        Depreciation and
           amortization.............         198           532            120              48            898
        Capital expenditures........          --         1,615             26             286          1,927

        1998
        Revenues....................     $19,425       $ 7,776        $   413        $  6,226       $ 33,840
        Operating (loss) income.....      (1,224)          (20)        (1,249)          2,073           (420)
        Depreciation and
           amortization.............         304         1,746            236              58          2,344
        Capital expenditures........         112         1,419             27              58          1,616

9.       INCOME FROM DISCONTINUED OPERATIONS

         The Company recorded a gain on disposal of discontinued operations of $4,100 for the three months ended March 31, 1999 related to the settlement of a lawsuit originally initiated by the Company's former Western Union telegraph business.

10.      COMPREHENSIVE INCOME

         Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components. Comprehensive income is a measure that reflects all changes in stockholders' equity, except those resulting from transactions with stockholders. For the Company, comprehensive income includes net income and changes in the value of equity securities that have not been included in net income. For the three months ended March 31, 1999 and 1998, comprehensive loss applicable to Common Shares was $29,219 and $21,493, respectively.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby. All of the amounts show are estimated except the Securities and Exchange Commission registration fee.

         Securities and Exchange Commission registration fee                            $  64,228
         Printing expenses                                                                 50,000
         Legal fees and expenses                                                           10,000
         Accounting fees and expenses                                                       5,000
         Blue Sky filing fees and expenses                                                  5,000
         Miscellaneous expenses                                                            15,772

                  Total                                                                 $ 150,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law and Article Seventh of the Company's Restated Certificate of Incorporation and Article V of the Company's By-laws provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

         Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Eighth of the Company's Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the full extent permitted under the Delaware General Corporation Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         On November 18, 1996, the Company issued 36,000 Class A Senior Preferred Shares and granted stock options to purchase 330,000 Common Shares and 97,000 Class B Preferred Shares at exercise prices of $.58 and $1.85 per share, respectively, to an executive officer of the Company. The transactions described above did not involve a public offering of the Company's securities and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits. The following is a list of exhibits filed as a part of this Registration Statement or incorporated by reference herein:

                           EXHIBIT
                           NUMBER                                  DESCRIPTION
                           -------       ---------------------------------------------------------------
                           *(2)(a)       --  Joint Plan (incorporated by reference to Exhibit 2 in the
                                             Company's Quarterly Report on Form 10-Q for the quarterly
                                             period ended September 30, 1994)
                              *(b)       --  Plan Amendment (incorporated by reference to Exhibit 2 in the Company's Quarterly Report on Form 10-Q for the
                                             quarterly period ended September 30, 1994)
                              *(c)       --  Notice of Modification to the First Amended Joint Chapter
                                             11 Plan of Reorganization (incorporated by reference to
                                             Exhibit 2 in the Company's Quarterly Report on Form 10-Q
                                             for the quarterly period ended September 30, 1994)
                              *(d)       --  Agreement and Plan of Merger dated as of May 22, 1996, by and between the Company and NV Delaware Inc. (incorporated by reference to Annex II in the Company's Definitive Proxy
                                             Statement dated May 22, 1996)
                                  *(e)   --  Agreement and Plan of Merger dated as of May 22, 1996, by and between NV Delaware Inc. and NV Merger Sub Inc.
                                             (incorporated by reference to Annex V in the Company's
                                             Definitive Proxy Statement dated May 22, 1996)
                                  *(f)   --  Stock Purchase Agreement dated as of January 31, 1997, among
                                             BrookeMil, Brooke (Overseas) Ltd., BGLS and the Company
                                             (incorporated by reference to Exhibit 2.1 in the Company's
                                             Current Report on Form 8-K dated January 31, 1997)
                                  *(g)   --  Amended and Restated Limited Liability Company Agreement
                                             (Second Restatement) dated as of February 20, 1998 by and
                                             among Western Realty Development LLC, the Company,
                                             BrookeMil Ltd. and Apollo Real Estate Investment Fund III, L.P.
                                             (incorporated by reference to Exhibit 10.1 in the Company's
                                             Quarterly Report on Form 10-Q for the quarterly period
                                             ended June 30, 1998)
                                  *(h)   --  Limited Liability Company Agreement, dated as of June 18,
                                             1998, by and among Western Realty Repin LLC, Apollo Real
                                             Estate Fund III, L.P., and the Company (incorporated by
                                             reference to Exhibit 10.3 in the Company's Quarterly
                                             Report on Form 10-Q for the quarterly period ended June
                                             30, 1998)
                               *(3)(a)   --  Restated Certificate of Incorporation dated July 29, 1996 of the Company (incorporated by reference to Exhibit 3(i) in the
                                             Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996)
                                  *(b)   --  By-Laws of the Company adopted July 29, 1996 (incorporated by reference to Exhibit (3)(ii) in the Company's Quarterly Report on
                                             Form 10-Q for the quarterly period ended June 30, 1996)
                                   (c)   --  Form of Amended and Restated Certificate of Incorporation of
                                             the Company (previously filed).
                               *(4)(a)   --  Loan and Security Agreement dated January 11, 1996 by and between AP Century III, L.P., AP Century IV, L.P., AP
                                             Century V, L.P., AP Century VI, L.P. and AP Century VIII,
                                             L.P., as Lenders, and the Company, as Borrower (the
                                             Properties) (incorporated by reference to Exhibit 4.3 in
                                             Amendment No. 1 in the Company's Current Report on Form 8-K
                                             dated January 25, 1996, as amended)
                                  *(b)   --  Amendment to Loan and Security Agreement, dated December
                                             27, 1996, by and between AP Century III, L.P., AP Century IV,
                                             L.P., AP Century V, L.P., AP Century VI, L.P. and AP Century
                                             VIII, L.P. (incorporated by reference to Exhibit 4(d) in
                                             the Company's Form 10-K for the fiscal year ended December 31,
                                             1996)
                                   (c)   --  Form of Warrant Agreement, dated as of June ___, 1999, between
                                             American Stock Transfer & Trust Company, as Warrant Agent,
                                             and the Company including form of warrant (previously filed)
                                   (5)       Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the legality of the Common Shares being registered
                                   (8)       Opinion of Milbank, Tweed, Hadley & McCloy LLP as to
                                             certain federal income tax considerations
                           *(10)(a)(i)   --  Restricted Share Agreement, dated November 18, 1996, by and between the Company and Howard M. Lorber (incorporated by reference to
                                             Exhibit 10 (a)(ii) in the Company's Form 10-K for the fiscal year ended December 31, 1996)
                                 *(ii)   --  Option Agreement, dated November 18, 1996, between the Company and
                                             Howard M. Lorber (incorporated by reference to Exhibit 10 (a)(iii) in the
                                             Company's Form 10-K for the fiscal year ended December 31, 1996)
                               *(b)(i)   --  Employment Agreement dated as of June 1, 1995, as amended, effective as of January 1, 1996, between the Company and Bennett S.
                                             LeBow (incorporated by reference to Exhibit 10(b)(i) in the
                                             Company's Form 10-K for the fiscal year ended December 31, 1995)
                                 *(ii)   --  Employment Agreement ("Lorber Employment Agreement") dated as of June 1, 1995, as amended, effective as of January 1,
                                             1996, between the Company and Howard M. Lorber (incorporated by reference to Exhibit 10(b)(ii) in the Company's Form 10-K for the fiscal year ended December 31, 1995)
                                *(iii)   --  Amendment dated January 1, 1998 to Lorber Employment Agreement
                                             (incorporated by reference to Exhibit 10(b)(iii) in the
                                             Company's Form 10-K for the fiscal year ended December 31, 1997)
                                 *(iv)   --  Employment Agreement dated September 22, 1995, between the
                                             Company and Richard J. Lampen (incorporated by reference to
                                             Exhibit 10(c) in the Company's Quarterly Report on Form 10-Q
                                             for the quarterly period ended September 30, 1995)

                             *(c)(i)     --  Purchase Agreement, dated as of October 20, 1994, between
                                             First Financial Management Corporation ("FFMC") and the
                                             Company (incorporated by reference to Exhibit 10(a) in the Company's
                                             Quarterly Report on Form 10-Q for the quarterly period ended
                                             September 30, 1994)
                               *(ii)     --  Amendment No. 1 to the Purchase Agreement, dated November 14,
                                             1994, between FFMC and the Company (incorporated by reference to
                                             Exhibit 10(b) in the Company's Current Report on Form 8-K dated
                                             November 1, 1994)
                              *(iii)     --  Pension and Retiree Benefits Administration Services Agreement,
                                             dated November 1, 1994, between the Company and Western Union
                                             Financial Services, Inc. ("FSI") (incorporated by reference to
                                             Exhibit 10(e) in the Company's Current Report on Form 8-K dated
                                             November 1, 1994)
                               *(iv)     --  Settlement Agreement dated October 19, 1994 among the
                                             Company, the Statutory Committee of Unsecured Creditors, the
                                             Official Committee of Secured Noteholders, FSI, FFMC and the
                                             Pension Benefit Guaranty Corporation (incorporated by
                                             reference to Exhibit 10(c) in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994)
                                *(v)     --  Stipulation dated October 20, 1994 among the Western Union
                                             Employee Benefit Committee, the Company and the Pension
                                             Benefit Guaranty Corporation (incorporated by reference to
                                             Exhibit 10(d) in the Company's Quarterly Report on Form 10-Q
                                             for the quarterly period ended September 30, 1994)
                               *(vi)     --  Settlement Agreement, Stipulation and Order dated October
                                             28, 1994 among the Company, BGLS, NV Holdings, the Statutory
                                             Committee of Unsecured Creditors, the Official Committee of
                                             Secured Noteholders and the Official Committee of Equity
                                             Security Holders, the Preferred A Stockholders'
                                             Sub-Committee of the Equity Committee and certain beneficial holders of Series A Senior Preferred Shares of the Company
                                             (incorporated by reference to Exhibit 10(b) in the Company's
                                             Quarterly Report on Form 10-Q for the quarterly period ended
                                             September 30, 1994)
                              *(vii)     --  Asset Purchase Agreement dated September 30, 1995 among the
                                             Company, Western Union Data Services Company, Inc. ("DSI") and
                                             FFMC (incorporated by reference to Exhibit 10(b) in the Company's
                                             Quarterly Report on Form 10-Q for the quarterly period ended
                                             September 30, 1995)
                             *(viii)     --  Release and Termination Agreement, dated September 30,
                                             1995, among the Company, FSI, DSI and FFMC, which agreement terminated certain agreements among such parties in connection with the sale of DSI (incorporated by reference to Exhibit 10(y) in the Company's Form 10-K for the fiscal year ended December 31, 1995)
                                *(d)     --  Sale-Purchase Agreement, dated as of September 2, 1998, by and between the Company and PW/MS OP Sub I, LLC (incorporated by reference to Exhibit 2.1 in the Company's Current Report on Form
                                             8-K dated September 28, 1998)
                             *(e)(i)     --  Purchase Agreement dated January 11, 1996 between the
                                             Company and AP Century I, L.P., AP Century II, L.P., AP
                                             Century III, L.P., AP Century IV, L.P., A.P. Century V, L.P.,
                                             A.P. Century VI, L.P., A.P. Century VIII, L.P. and AP Century IX,
                                             L.P. (incorporated by reference to Exhibit 2.2 in the Company's
                                             Current Report on Form 8-K dated January 25, 1996, as amended)
                               *(ii)     --  Indemnity Agreement, dated January 11, 1996, from Apollo
                                             Real Estate Investment to the Company regarding loan
                                             document discrepancies (incorporated by reference to Exhibit
                                             10(k)(i) in the Company's Form 10-K for the fiscal year ended
                                             December 31, 1995)
                              *(iii)     --  Indemnity Agreement, dated January 11, 1996, from Apollo Real
                                             Estate Investment to the Company regarding existing lender consents
                                             (incorporated by reference to Exhibit 10(k)(ii) in the Company's
                                             Form 10-K for the fiscal year ended December 31, 1995)
                               *(iv)     --  Environmental Indemnity Agreement, dated January 11, 1996, from Apollo to the Company regarding University Place
                                             Property (incorporated by reference to Exhibit 10(k)(iii) in the Company's Form 10-K for the fiscal year ended December 31, 1995)
                                *(v)     --  Environmental Indemnity Agreement, dated January 11, 1996, from the
                                             Company to Apollo regarding post-closing

                                             contamination (incorporated by reference to Exhibit 10(k)(iv) in the
                                             Company's Form 10-K for the fiscal year ended December 31, 1995)
                                *(f)     --  Expense Sharing Agreement made and entered into as of
                                             January 18, 1995, by and between Brooke and the Company
                                             (incorporated by reference to Exhibit 10(a) in the Company's
                                             Quarterly Report on Form 10-Q for the quarterly period ended
                                             September 30, 1995)
                                *(g)     --  Use Agreement dated as of January 31, 1997, entered into by and between BrookeMil and Liggett-Ducat Joint Stock Company
                                             (incorporated by reference to Exhibit 10.3 in the Company's
                                             Current Report on Form 8-K dated January 31, 1997)
                                *(h)     --  TMC Investment Partnership Agreement dated as of February 2,
                                             1996, between Ladenburg Thalmann Capital Corp. and Levin-A Limited
                                             Partnership (incorporated by reference to Exhibit 10(r) in the
                                             Company's Form 10-K for the fiscal year ended December 31, 1995)
                                *(i)     --  Form of Margin Agreement dated September 12, 1995, between
                                             ALKI and Bear Stearns & Co. (incorporated by reference to
                                             Exhibit 2 in the Schedule 13D)
                             *(j)(i)     --  Non-Negotiable Promissory Note of Western Realty Development LLC
                                             dated February 27, 1998 in favor of Apollo Real Estate Investment
                                             Fund III, L.P. (incorporated by reference to Exhibit 10.1 in the
                                             Company's Current Report on Form 8-K dated February 20, 1998)
                               *(ii)     --  Pledge Agreement dated as of February 27, 1998 by and
                                             between Apollo Real Estate Investment Fund III, L.P. and the
                                             Company (incorporated by reference to Exhibit 10.2 in the
                                             Company's Current Report on Form 8-K dated February 20, 1998)
                              *(iii)     --  Participating Loan Agreement, dated as of April 28, 1998, by and between Western Realty Development LLC, Western Tobacco
                                             Investments LLC and Brooke (Overseas) Ltd. (incorporated by reference to Exhibit 10.2 in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998)
                               *(iv)     --  Participating Loan Agreement, dated as of June 18, 1998, by and between Western Realty Repin LLC and BrookeMil Ltd.
                                             (incorporated by reference to Exhibit 10.4 in the Company's
                                             Quarterly Report on Form 10-Q for the quarterly period ended
                                             June 30, 1998)
                               *(21)     --  Subsidiaries of the Company (incorporated by reference to
                                             Exhibit 21 in the Company's Form 10-K for the fiscal year ended
                                             December 31, 1998
                             (23)(a)     --  Consent of PricewaterhouseCoopers LLP
                                 (b)     --  Consent of Arthur Andersen LLP
                                 (c)     --  Consent of Milbank, Tweed, Hadley & McCloy LLP (included in their opinionS filed as Exhibit 5 and Exhibit 8)
                                (24)     --  Power of Attorney (included on signature page hereof)
                            *(99)(a)     --  Order confirming First Amended Joint Chapter 11 Plan of
                                             Reorganization for the Company entered by the United States
                                             Bankruptcy Court for the District of New Jersey on November
                                             1, 1994 (incorporated by reference to Exhibit 99(b) in the
                                             Company's Quarterly Report on Form 10-Q for the quarterly
                                             period ended September 30, 1994)
                                *(b)     --  Order Authorizing Sale of Shares and Related Assets entered by the United States Bankruptcy Court for the District of
                                             New Jersey on November 1, 1994 (incorporated by reference to
                                             Exhibit 99(a) in the Company's Quarterly Report on Form 10-Q for
                                             the quarterly period ended September 30, 1994)

----------------

* Incorporated by reference.

         The foregoing list omits instruments defining the rights of holders of long-term debt of the Company and its consolidated subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its consolidated subsidiaries. The Company hereby agrees to furnish a copy of each such instrument or agreement to the Commission upon request.

         (b) Financial Statements Schedules

         Schedule III -- Real Estate and Accumulated Depreciation

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of New Valley Corporation

         In connection with our audits of the consolidated financial statements of New Valley Corporation and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 21 herein.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

         As discussed in the notes to the consolidated financial statements, the investments and operations of the Company, and those of similar companies in the Russian Federation, have been significantly affected, and could continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Russian Federation.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
March 19, 1999

                                                                   SCHEDULE III

                             NEW VALLEY CORPORATION
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                                                         GROSS AMOUNT CARRIED
                                                                                        AT CLOSE OF PERIOD
                                                                      COST      ---------------------------------
                                                INITIAL COST       CAPITALIZED              BUILDINGS
                                             --------------------     NET OF                   AND                  ACCUMULATED
DESCRIPTION AND LOCATION     ENCUMBRANCES     LAND       BUILDING   DELETIONS    LAND      IMPROVEMENTS    TOTAL    DEPRECIATION
                             ------------    -------     --------  -----------  -------    ------------   -------   ------------
Office Buildings:
  Bernards Township, NJ.       $ 43,838      $10,059     $ 38,432  $ (48,491)   $    --      $    --      $    --      $   --
  Bernards Township, NJ.         10,283        2,342        9,172    (11,514)        --           --           --          --
  Troy, MI..............         22,384                    23,581    (23,581)        --           --           --          --
  Troy, MI..............         22,798        7,049       21,147    (28,196)        --           --           --          --
  Ducat Place I.........                          --        5,561     (5,561)        --           --           --          --
  Ducat Place II........         20,078           --       59,300    (59,300)        --           --           --          --
  Ducat Place III.......             --       13,600           --    (13,600)        --           --           --          --
  Kindergarten Building.             --           --          912         --         --          912          912          --
  Kremlin Site..........             --           --           --     18,013     18,013           --       18,013          --
                               --------      -------     --------  ---------    -------      -------      -------      ------
                                119,381       33,050      158,105   (172,230)    18,013          912       18,925          --
                               --------      -------     --------  ---------    -------      -------      -------      ------
Shopping Centers:
  Tri Cities, WA........          5,919        2,981        7,692         --      2,981        7,692       10,673         807
  Santa Fe, NM..........          8,331        3,233        6,423         11      3,233        6,434        9,667         667
  Portland, OR..........          4,875          949        6,374     (1,098)       722        5,503        6,225         542
  Marathon, FL..........             --          624        3,299     (3,923)        --           --           --          --
  Seattle, WA...........         10,717        3,354        9,069        544      3,354        9,613       12,967         948
  Charleston, WV........         11,238        2,510       10,516        317      2,511       10,832       13,343         791
  Royal Palm Beach, FL..          8,539        2,032        7,867          8      2,032        7,875        9,907         826
  Lincoln, NE...........          5,182        1,254        4,750        260      1,254        5,010        6,264         515
                               --------      -------     --------  ---------    -------      -------      -------      ------
                                 54,801       16,937       55,990     (3,881)    16,087       52,959       69,046       5,096
                               --------      -------     --------  ---------    -------      -------      -------      ------
  Total.................       $174,182      $49,987     $214,095  $(176,111)   $34,100      $53,871      $87,971      $5,096
                               ========      =======     ========  =========    =======      =======      =======      ======





                                 DATE        DATE     DEPRECIABLE
DESCRIPTION AND LOCATION      CONSTRUCTED  ACQUIRED      LIFE
                              ----------- ----------  -----------
Office Buildings:
  Bernards Township, NJ.         1991      Jan 1996        40
  Bernards Township, NJ.         1994      Jan 1996        40
  Troy, MI..............         1987      Jan 1996        40
  Troy, MI..............         1990      Jan 1996        40
  Ducat Place I.........         1993      Jan 1997        40
  Ducat Place II........         1997      Jan 1997        40
  Ducat Place III.......         1997      Jan 1997        40
  Kindergarten Building.                  April 1998       40
  Kremlin Site..........                     1998          40



Shopping Centers:
  Tri Cities, WA........         1980      Jan 1996        25
  Santa Fe, NM..........         1964      Jan 1996        25
  Portland, OR..........         1978      Jan 1996        25
  Marathon, FL..........         1972      Jan 1996        25
  Seattle, WA...........         1988      Jan 1996        25
  Charleston, WV........         1985      Jan 1996        25
  Royal Palm Beach, FL..         1985      Jan 1996        25
  Lincoln, NE...........         1964      Jan 1996        25



  Total.................


                             NEW VALLEY CORPORATION
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

RECONCILIATION OF CARRYING COSTS AND ACCUMULATED DEPRECIATION

                                                               BUILDINGS
                                                                  AND                    ACCUMULATED
                                                   LAND      IMPROVEMENTS      TOTAL    DEPRECIATION
                                                  -------    ------------    --------   ------------
                  Balance at 1/1/96 ........      $    --      $     --      $     --      $   --
                                                  -------      --------      --------      ------
                  Additions during period:
                    Acquisitions through
                      foreclosure...........           --            --            --          --

                    Other acquisitions .....       36,387       148,322       184,709          --
                    Improvements, etc ......           --           209           209          --
                    Depreciation expense ...           --            --            --       3,622
                                                  -------      --------      --------      ------
                   Total additions .........       36,387       148,531       184,918       3,622
                                                  -------      --------      --------      ------
                  Deductions during period:
                    Cost of real estate sold          227         1,498         1,725          --
                                                  -------      --------      --------      ------
                  Balance at 12/31/96 ......      $36,160      $147,033      $183,193      $3,622
                                                  -------      --------      --------      ------
                  Additions during period:
                    Acquisitions through
                      foreclosure...........           --            --            --
                    Other acquisitions .....       22,623        64,861        87,484
                    Improvements, etc ......           --         7,454         7,454
                  Depreciation expense .....           --            --            --       5,197
                                                  -------      --------      --------      ------
                   Total Additions .........       22,623        72,315        94,938       5,197
                                                  -------      --------      --------      ------
                  Deductions during period:
                    Cost of real estate sold          624         8,897         9,521         177
                                                  -------      --------      --------      ------
                  Balance at 12/31/97 ......      $58,159      $210,451      $268,610      $8,642
                                                  -------      --------      --------      ------

                                                                   SCHEDULE III

                             NEW VALLEY CORPORATION
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                  Additions during period:
                    Acquisition through foreclosure ...........           --           --            --
                    Other acquisitions ........................           --           --            --
                    Improvements, etc .........................       17,324          912        18,236
                    Depreciation expense ......................           --           --            --       3,985
                                                                     -------      -------      --------      ------
                   Total additions ............................       17,324          912        18,236       3,985
                                                                     -------      -------      --------      ------
                  Deductions during period:
                    Real estate contributed to joint venture...       21,933       65,650        87,583       1,050
                    Cost of real estate sold ..................       19,450       91,842       111,292       6,481
                                                                     -------      -------      --------      ------
                  Balance at 12/31/98 .........................      $34,100      $53,871      $ 87,971      $5,096
                                                                     -------      -------      --------      ------

         Financial statement schedules not included in this Registration Statement have been omitted because they are not applicable or the required information is shown in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                           Section 19(a) (3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 2nd day of June, 1999.

                                    NEW VALLEY CORPORATION

                                    By: /s/ J. Bryant Kirkland III
                                       -----------------------------------
                                           J. Bryant Kirkland III
                                        Vice President, Treasurer and
                                          Chief Financial Officer

         The registrant and each person whose signature appears below hereby authorizes Richard J. Lampen, J. Bryant Kirkland III and Marc N. Bell (the "Agents"), with full power of substitution and resubstitution, to file one or more amendments (including post-effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate, and the registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 2, 1999.

                                   SIGNATURE                                    TITLE
                                   ---------                                    -----

                         /s/ Bennett S. LeBow                      Chairman of the Board of Directors and Chief
                         -----------------------------------         Executive Officer (Principal Executive
                         Bennett S. LeBow                            Officer)

                         /s/ J. Bryant Kirkland III                Vice President, Treasurer and Chief Financial
                         -----------------------------------         Officer (Principal Financial Officer and
                         J. Bryant Kirkland III                      Principal Accounting Officer)

                         /s/ Henry C. Beinstein                    Director
                         -----------------------------------
                         Henry C. Beinstein

                                                                   Director
                         -----------------------------------
                         Arnold I. Burns

                         /s/ Ronald J. Kramer                      Director
                         -----------------------------------
                         Ronald J. Kramer

                         /s/ Richard J. Lampen                     Director
                         -----------------------------------
                         Richard J. Lampen

                         /s/ Howard M. Lorber                      Director
                         -----------------------------------
                         Howard M. Lorber

                         /s/Barry W. Ridings                       Director
                         -----------------------------------
                         Barry W. Ridings